As filed with the Securities and Exchange Commission on June 19, 2001

                                                      Registration No. 333-56456

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 ---------------

                                 AMENDMENT NO. 1

                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              --------------------
                             THE CREDIT STORE, INC.
             (Exact name of Registrant as specified in its charter)

                              --------------------
    Delaware                          6199                       87-0296990
(State or other                 (Primary Standard           (I.R.S. Employer
jurisdiction of            Industrial Classification        Identification No.)
incorporation or                  Code Number)
organization)

                            3401 North Louise Avenue
                         Sioux Falls, South Dakota 57107
                                 (800) 240-1855

               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                             Richard S. Angel, Esq.
                             The Credit Store, Inc.
                            3401 North Louise Avenue
                         Sioux Falls, South Dakota 57107
                                 (800) 240-1855
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------


                                    Copy to:

                            Ralph J. Sutcliffe, Esq.

                        Kronish Lieb Weiner & Hellman LLP
                           1114 Avenue of the Americas
                          New York, New York 10036-7798
                                (212) 479 - 6000


                              --------------------
      Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                              --------------------

================================================================================

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                                   Proposed
        Title of Securities              Amount to be            Proposed           Maximum          Amount of
         to be Registered                 Registered             Maximum           Aggregate     Registration Fee
                                                            Offering Price (1)  Offering Price
====================================================================================================================
Senior  Subordinated Renewable Notes     $100,000,000              100%          $100,000,000       $25,000(2)
====================================================================================================================
Common Stock                          8,000,000 shares(3)        $1.65(4)         $13,200,000         $3,300
====================================================================================================================

(1)   Estimated solely for purposes of calculating the registration fee.
(2)   Previously paid.
(3) Pursuant to Rule 416, an indeterminate number of additional shares of common stock are registered hereunder which may be issued with respect to the registered shares in the event of a stock split or stock dividend.
(4)   Average of the high and low prices on June 14, 2001, pursuant to Rule
      457(c).


                              --------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE

      This registration statement contains two prospectuses. The first prospectus relates to a primary offering of subordinated renewable notes and is produced in its entirety. The second prospectus relates to a secondary offering of common stock and is created by substituting the pages numbered "S-" for corresponding pages in the subordinated renewable notes prospectus.

The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.


                   Subject to Completion, Dated June 19, 2001


[COMPANY LOGO]

          $100,000,000 Principal Amount of Subordinated Renewable Notes


                             The Credit Store, Inc.



                              --------------------


      The following terms apply to the subordinated renewable notes we are offering. For a more detailed description, see "Description of Subordinated Renewable Notes Offered and the Indenture. "

      o Each subordinated renewable note will accrue interest at a rate based on its maturity and the aggregate principal amount of the portfolio of notes owned by you and your immediate family members. The rate for each note will be fixed at issuance. We will provide interest rates offered from time to time through supplements to this prospectus.

      o Interest will be paid monthly, quarterly, semi-annually, annually or at maturity, at your election.

      o You may redeem your subordinated renewable notes without penalty on death or disability, or otherwise before maturity with penalty, up to the maximum redemption cap.

      o We may redeem the subordinated renewable notes without penalty on 30 days notice.

      o Subordinated renewable notes will be offered with terms ranging from three months to 120 months. You may select the term of your subordinated renewable note at the time of purchase.

      o The maturity of the subordinated renewable notes will automatically be renewed for a period equal to the original term unless we or you elect not to have them renewed.

      o The subordinated renewable notes are unsecured and will be subordinated to all of our existing debt and all of our future debt other than debt that is specifically designated as ranking equal or subordinate to the subordinated renewable notes.

      o The subordinated renewable notes will not be transferable without our consent.

      The subordinated renewable notes will be offered on a best efforts basis by us and by any placement agents or underwriters we engage from time to time. There is no minimum offering amount we must reach before accepting subscriptions and using the proceeds from the sale of any subordinated renewable notes.

      There is no public trading market for the subordinated renewable notes and it is unlikely that an active trading market will develop.

You should consider carefully the risk factors and the other information in this prospectus before you decide to purchase any subordinated renewable notes. See "Risk Factors" beginning on page 10.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2001

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                              --------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Summary........................................................................1
Risk Factors..................................................................10
Cautionary Note Regarding Forward - Looking Statements........................16
Use of Proceeds...............................................................17
Description of Subordinated Renewable Notes Offered and The Indenture.........18
Material United States Federal Income Tax Considerations......................27
Capitalization................................................................32
Selected Consolidated Financial and Other Data................................33
Management's Discussion and Analysis of Financial Condition and Results
of Operations.................................................................37
Business......................................................................51
Management....................................................................63
Security Ownership of Principal Stockholders and Management...................70
Certain Relationships and Related Transactions................................72
Market Price of and Dividends on Our Common Stock and Related Stockholder
Matters.......................................................................74
Description of Capital Stock..................................................75
Plan of Distribution..........................................................80
Legal Matters.................................................................81
Experts.......................................................................81
Where You Can Find More Information...........................................81
Index to Consolidated Financial Statements...................................F-1
Form of Subscription Agreement...............................................A-1

                                     SUMMARY

      This summary contains selected key information about us and the offering. Because it is a summary, it does not contain all of the information you should consider before investing. You should carefully read the more detailed information set out in this prospectus, including the risk factors, our consolidated financial statements and the notes related to our consolidated financial statements.


General Information Regarding Our Business


      The Credit Store is a technology and information based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. Unlike traditional credit card companies, we focus on consumers who have previously defaulted on debt. We reach these consumers by acquiring their defaulted debt. Through our direct mail and telemarketing operations, these consumers are offered an opportunity to:

      o settle their debt, typically at a discount negotiated between our sales agent and the consumer which is based primarily on the consumer's ability to repay the settlement amount,
      o transfer the agreed settlement amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card, and
      o establish a positive credit history on their newly issued card by making timely and consistent payments.

      We believe this credit card offer is attractive to our target consumers who, given the non-performing status of their debt, are typically receiving few or no solicitations from traditional credit card companies. We accept lump sum settlements or installment payment plans from those consumers who do not accept the credit card offer.

      After making principal payments on the transferred balance, the consumer can begin using the credit card for new purchases or cash advances and may be granted increased credit limits over time based on the consumer's payment performance. After a consumer has made eight or more consecutive monthly payments on the consumer's outstanding credit card balance we consider the account seasoned and available to sell or securitize. Because the focus of our business is to convert defaulted debt into seasoned credit cards, we periodically sell portfolios of seasoned accounts in the ordinary course of our business. We typically sell a portfolio either to an unrelated third party or to a newly created wholly owned subsidiary, which we refer to as a qualifying special purpose entity. When we sell the portfolio to a qualifying special purpose entity, the new subsidiary typically obtains a loan, secured only by the portfolio, to pay a portion of the purchase price. The balance of the purchase price represents our equity investment in the portfolio sold to the subsidiary. We refer to the entire process of selling the portfolio of receivables to the qualifying special purpose entity and obtaining financing of the portfolio as a securitization. Generally, we continue to hold the equity investment in the portfolio sold to the qualifying special purpose entity after the securitization is complete, and we refer to this investment as our retained interest. We have from time to time sold and may in the future sell our retained interest in a qualifying special purpose entity.

      We have incurred significant expenditures to build the infrastructure necessary to acquire portfolios of defaulted debt, market and create new credit card accounts from these portfolios and service the resulting base of credit card accounts. As a result, we have historically generated negative cash flows from operations. We cannot assure you we will be able to generate positive cash flow from operations. We expect to continue to generate negative cash flow from operations for the foreseeable future while we expand our operations and develop our customer base. For the last two completed fiscal years our negative cash flow from operations has been offset by gains on sales of portfolios of receivables and/or securitizations. We expect our available credit facilities, together with the amount we expect to receive from securitizations and credit card portfolio sales, will be adequate to meet our working capital needs through February 2002. Until we can generate sufficient cash flow from operations, we will need to use our available capital, including any proceeds from the sale of the subordinated renewable notes and any future issuances of debt or equity securities, to fund our cash flow requirements. This may impair our ability to make principal and interest payments on our outstanding debt, including the subordinated renewable notes.


Office Location


      Our principal executive offices are located at 3401 North Louise Avenue, Sioux Falls, South Dakota 57107 and our telephone number is 800-240-1855. We maintain a website at www.creditstore.com.

                             Summary of the Offering

Security Offered ....................   Up to $100 million of unsecured, fixed
                                        term subordinated renewable notes. There is no minimum amount of subordinated renewable notes that must be sold in the offering. We may withdraw or cancel the offering at any time. If we withdraw or cancel the offering, the subordinated renewable notes previously sold will remain outstanding until maturity or earlier redemption. See "Plan of
                                        Distribution."

Denomination of Initial Purchase
and Additional Purchases ............   Minimum purchase: $1,000 per note. No
                                        fixed denominations. Subordinated
                                        renewable notes will be issued for the
                                        exact investment amount.

Interest Rate .......................   The interest rate for each subordinated
                                        renewable note will be fixed on the date it is issued. The rate will be set based on the maturity you elect and the total principal amount of your note portfolio.
                                        The amount of your note portfolio will
                                        be determined at the time a subordinated renewable note is purchased or automatically renewed by aggregating the principal amount of all subordinated renewable notes currently owned by you and your immediate family members.
                                        Interest will be compounded daily.

Payment of Interest .................   At your election, interest will be paid
                                        monthly, quarterly, semi-annually,
                                        annually or at maturity. If you select
                                        the monthly payment option, you can also choose the day of the month on which you want your interest to be paid. You can change this election one time only during the term of a subordinated renewable note.

Maturity ............................   Subordinated renewable notes are offered
                                        with maturities ranging from three to
                                        120 months. You must select the term of
                                        your subordinated renewable note at the
                                        time of purchase. If the subordinated
                                        renewable note is not automatically
                                        renewed as discussed below, we will pay
                                        principal, together with accrued and
                                        unpaid interest through the maturity
                                        date:

                                        o  within 5 days of the maturity date,
                                           if we receive notice on or before the
                                           maturity date of your intent not to
                                           renew the subordinated renewable
                                           note, or if we notify you that we
                                           will not renew the subordinated
                                           renewable note; or

                                        o  within 5 days of the date we receive
                                           notice of your intent not to renew
                                           the subordinated renewable note, if
                                           the notice is received within 15 days
                                           after the maturity date.

Automatic Renewals ..................   Subordinated renewable notes will be
                                        automatically renewed for a period equal to the original term unless:

                                        o  we notify you at least seven days
                                           before the maturity date that a
                                           renewal will not be provided; or

                                        o  you notify us, before the 15th day
                                           following the maturity date, of your
                                           intention not to renew your note.

                                        Subordinated renewable notes to be
                                        renewed will be renewed at a fixed rate
                                        equal to the interest rate then being
                                        offered on newly issued subordinated
                                        renewable notes of the same term and
                                        principal amount of your note portfolio.

                                        If your subordinated renewable note pays interest only at maturity, unless you request to receive the accrued interest, all accrued interest will be added to the principal amount on renewal.

                                        We will notify you of the maturity of
                                        your subordinated renewable note
                                        approximately 20 days before the
                                        maturity date. The renewal notice will
                                        include a copy of the current supplement to the prospectus which lists all of the rates applicable to each term then offered by us.

Subordination .......................   The subordinated renewable notes will be
                                        subordinate to all of our existing debt
                                        and all of our future debt other than
                                        debt which is specifically designated as ranking equal or subordinate to the subordinated renewable notes. As of
                                        February 28, 2001, we had:

                                        o  approximately $50.1 million of senior
                                           debt outstanding, including
                                           approximately $4.3 million of capital
                                           lease obligations, and

                                        o  no debt ranking equal or subordinate
                                           to the subordinated renewable notes.

                                        We can incur substantial additional
                                        debt, including senior debt, under the
                                        terms of the subordinated renewable
                                        notes. See "Description of Subordinated
                                        Renewable Notes Offered and the
                                        Indenture--Subordination."

Unsecured Obligations ...............   The subordinated renewable notes are not
                                        insured, guaranteed or secured by any
                                        lien on any of our assets. We do not
                                        contribute funds to a separate fund,
                                        commonly referred to as a sinking fund,
                                        to provide funds to repay the
                                        subordinated renewable notes at
                                        maturity.

                                        We intend to rely on our income from
                                        operations, the proceeds from the sale
                                        or securitization of receivables, our
                                        working capital and the proceeds of
                                        sales of additional subordinated
                                        renewable notes or other debt or equity
                                        securities for the cash we need to make
                                        principal and interest payments on the
                                        subordinated renewable notes. See "Risk
                                        Factors - Since we will not set aside
                                        funds to repay the subordinated
                                        renewable notes offered, you must rely
                                        on our cash flow from operations and
                                        other sources for repayment" and " -
                                        Because the subordinated renewable notes are not insured by the FDIC or any other government agency, you could lose your entire investment."

Redemption at Your Request ..........   You may redeem your subordinated
                                        renewable notes:

                                            o   without penalty, on death or
                                                total disability; or

                                            o   at any time, on 30 days written
                                                notice to us, with a penalty
                                                equal to simple interest on the
                                                principal amount at the stated
                                                interest rate for a period equal
                                                to the lesser of six months or
                                                the remaining term of the note.

                                        Redemptions of subordinated renewable
                                        notes at your request prior to maturity
                                        are limited to an aggregate principal
                                        amount for all holders of $1 million in
                                        any calendar quarter.

                                        For purposes of the $1 million limit,
                                        redemption requests will be honored in
                                        the order in which they are received.
                                        Any redemption request not honored in a
                                        calendar quarter will be honored in the
                                        next calendar quarter; however,
                                        redemptions in the next calendar quarter will also be limited to an aggregate principal amount of $1 million.

Redemption by Us ....................   We may redeem any subordinated renewable
                                        note at any time without penalty on 30
                                        days written notice for a redemption
                                        price equal to the principal amount plus accrued and unpaid interest up to the date of redemption.

Form/Transferability ................   Subordinated renewable notes will be
                                        issued in book-entry form and you will
                                        receive a book-entry receipt, not an
                                        individual promissory note. The
                                        subordinated renewable notes are not
                                        transferable without our written
                                        consent.

Periodic Statements .................   You will receive a quarterly statement
                                        detailing the current balance and
                                        interest paid on each subordinated
                                        renewable note held by you no later than the 10th business day after the end of each calendar quarter.

Use of Proceeds .....................   We intend to use the net proceeds for
                                        general corporate purposes, including
                                        funding acquisitions of non-performing
                                        consumer debt, capital expenditures, and general operating activities. Proceeds may also be used to pay, redeem and refinance existing debt, repurchase our outstanding capital stock, in particular preferred stock held by our controlling stockholder, pay interest on outstanding subordinated renewable notes or retire subordinated renewable notes. See "Use of Proceeds."

Subscription Procedures .............   To subscribe for subordinated renewable
                                        notes you must complete a subscription
                                        in the form attached to this prospectus
                                        as Annex A and return it to the address
                                        indicated on the subscription form,
                                        together with the purchase price. Your
                                        subscription for subordinated renewable
                                        notes will be irrevocable after the
                                        expiration of the rescission period. We
                                        may reject your subscription, in whole
                                        or in part, for any reason. If your
                                        subscription is not accepted by us, we
                                        will promptly refund your purchase price without deduction of any costs and without interest.

Rescission Right ....................   You have the right to rescind your
                                        investment without penalty within three
                                        business days of your submission of a
                                        subscription. If you rescind your
                                        investment, you will not earn any
                                        interest on the subscription amount.

      The preceding terms of the subordinated renewable notes may be modified or supplemented by us from time to time, in our sole discretion, in a prospectus supplement to this prospectus. Any modification will not affect any subordinated renewable notes then outstanding.

                                  Risk Factors

      You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 10, for a discussion of the risks involved in making an investment in the subordinated renewable notes.

                  Summary Consolidated Financial and Other Data


      We have five subsidiaries: Credit Store Services, Credit Store Capital, American Credit Alliance, TCS Funding IV and TCS Funding V. All of these subsidiaries are wholly owned by us; however, only Credit Store Capital and American Credit Alliance are consolidated on our financial statements. Credit Store Services, TCS Funding IV and TCS Funding V are qualifying special purpose entities that are not required to be consolidated.

      Credit Store Services and Credit Store Capital acquire non-performing consumer receivables and contract with us to offer consumers a credit card under our program or to accept settlements or payment plans.

      American Credit Alliance owns a 50% interest in Dakota Card Fund II, a limited liability company that contracts with us to service non-performing receivables and credit card receivables that it owns.

      TCS Funding IV and TCS Funding V were created in connection with securitizations for the purpose of purchasing performing credit card receivables from us.

                                  PREDECESSOR(1)                                 THE CREDIT STORE, INC.
                             ------------------------    ----------------------------------------------------------------------
                                                                                                             FOR THE NINE
                             FOR THE YEAR    JANUARY 1,                                                      MONTHS ENDED
                                ENDED         1996 TO             FOR THE YEAR ENDED MAY 31             FEBRUARY 29 FEBRUARY 28
                               DECEMBER       OCTOBER    --------------------------------------------   -----------------------
                               31, 1995       8, 1996      1997        1998        1999        2000        2000        2001
                               --------      --------    --------    --------    --------    --------    --------    --------
                                                        (dollars in thousands, except per share data)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Income from receivables(2)                               $    975    $ 12,090    $ 28,747    $ 31,103    $ 22,988    $ 30,605
Securitization income and
   asset sales(2)                                              --          --      11,851      12,599       6,892       1,146
Servicing fees and other
   income                      $  6,529      $  2,079       1,601       1,293       1,564       2,685       1,744       2,845
                               --------      --------    --------    --------    --------    --------    --------    --------
Total revenue                     6,259         2,079       2,576      13,382      42,163      46,387      31,624      34,597

Provision for losses                 --            --       1,494       6,484       4,607       5,681       4,815       7,063
                               --------      --------    --------    --------    --------    --------    --------    --------
Net revenue                       6,259         2,079       1,082       6,899      37,556      40,706      26,808      27,533

Income (loss)
   before
   income taxes                   2,703        (1,933)    (14,406)    (29,445)      1,889       2,030         (23)     (3,799)

Income tax benefit (expense)         24           420          --          --       1,986       1,042      (1,286)         --
                               --------      --------    --------    --------    --------    --------    --------    --------
Net income (loss)                 2,728        (1,512)    (14,406)    (29,445)      3,876       3,072      (1,309)     (3,799)

Dividends on preferred
   stock(2)(3)                                                 (7)       (400)     (1,800)     (2,000)     (1,500)     (1,500)
                               --------      --------    --------    --------    --------    --------    --------    --------

Net income (loss) applicable
   to common stockholders      $  2,728      $ (1,512)   $(14,413)   $(29,845)   $  2,076    $  1,072    $ (2,809)   $ (5,299)
Net income (loss) per share,
   basic                       $   0.55      $  (0.30)   $  (0.56)   $  (0.90)   $   0.06    $   0.03    $  (0.08)   $  (0.15)
Net income (loss) per share,
   diluted                     $   0.55      $  (0.30)   $  (0.56)   $  (0.90)   $   0.06    $   0.03    $  (0.08)   $  (0.15)


                                      PREDECESSOR(1)                                    THE CREDIT STORE, INC.
                               -----------------------   ---------------------------------------------------------------------------
                                  AS OF        AS OF                               AS OF MAY 31                            AS OF
                              DECEMBER 31,  OCTOBER 8,   -----------------------------------------------------------    FEBRUARY 28,
                                  1995        1996            1997           1998         1999            2000             2001
                              ------------  ----------   --------------  ------------  ------------    -------------  --------------
                                                                               (dollars in thousands, except other data)
CONSOLIDATED
BALANCE SHEET DATA:
Cash and cash equivalents
   and restricted cash        $        279  $       58   $        2,686  $      8,205  $      4,284   $       2,449  $        4,463
Investments in receivable
   portfolios, net(2)                                            10,760        18,592        21,648          33,892          40,210

Total assets                           525       2,885           24,744        39,723        45,781          64,388          68,441

Notes payable                           --       1,158              429         5,902         6,087          23,609          25,856

Senior subordinated notes
   and accrued interest
   payable-related party                --         880           10,446        31,807        19,247          19,139          20,002
 Total liabilities                     280       4,007           18,118        47,367        33,692          50,014          56,254

Accumulated earnings
(deficit)                              240      (1,512)         (14,545)      (43,990)      (40,014)        (37,042)        (40,840)

Total stockholders' equity
   (deficit)                           244      (1,122)           6,625        (7,643)       12,089          14,374          12,187

SELECTED CONSOLIDATED
OPERATING DATA:

Face value of non-performing
   debt acquired during the
   period(2)                                             $1,067,579,343  $890,634,206  $891,904,454  $1,771,707,748  $1,208,506,429

Credit card receivables
   owned and managed(2)                                      35,709,395    84,830,552    89,149,715      96,127,819     116,061,733

Number of accounts owned and
   managed(2)                                                    26,803        84,351        94,278          76,732          85,209

Total employees, end of
   period(2)                                                        233           292           305             305             334

Ratio of earnings to fixed
   charges (4)                         N/A         N/A               --            --          1.4x            1.4x              --

Deficiency of earnings to
   fixed charges(4)                     --          --       14,415,861    29,722,190            --              --       3,532,733


----------
(1) The information for the fiscal year ended December 31, 1995 and for the period from January 1, 1996 to October 8, 1996 relates to Service One International, our predecessor. See "Business - General Development of Business."
(2) Information not applicable for predecessor company.
(3) We have not paid dividends on our capital stock during the periods presented. See "Description of Capital Stock."
(4) The ratios of earnings to fixed charges have been computed by dividing earnings available for fixed charges by fixed charges. Earnings available for fixed charges includes income or loss before income taxes, plus fixed charges and adjustments for equity interests in qualifying special purpose entities. Fixed charges consist of interest expenses and a portion of rental expense that is estimated to be interest. No premiums, discounts, or capitalized expenses related to our debt exist.

                                  RISK FACTORS

Risk Factors related to this Offering

      Since the subordinated renewable notes are unsecured and subordinated to our senior debt, in an insolvency proceeding, you would be repaid only if sufficient funds remain after we repay our senior debt. As of February 28, 2001, there was approximately $50.1 million of senior debt outstanding, including approximately $4.3 million of capital lease obligations. We may incur substantial additional senior debt in the future. If we were to become insolvent, our senior debt would have to be paid in full before we could repay the subordinated renewable notes. In addition, we may have significant debt, other than senior debt, that has rights on our liquidation or dissolution equal to the rights of the subordinated renewable notes being offered. There may not be adequate funds remaining to pay the principal and interest on the subordinated renewable notes. See "Description of Subordinated Renewable Notes Offered and the Indenture --Subordination."

      Since we will not set aside funds to repay the subordinated renewable notes offered, you must rely on our cash flow from operations and other sources for repayment. If these sources are not adequate we may be unable to repay the subordinated renewable notes at maturity. We will not contribute funds to a separate account, commonly known as a sinking fund, to repay the subordinated renewable notes at maturity. As a result, you must rely on our cash flow from operations, proceeds from the sale or securitization of receivables, our working capital and the proceeds of sales of subordinated renewable notes or other debt or equity securities. We have historically experienced operating losses and generated negative cash flows from operations. We cannot assure you we will be able to generate positive cash flow from operations. To the extent our cash flow from operations is not sufficient to repay the debt, you may lose all or part of your investment. See "Description of Subordinated Renewable Notes Offered and the Indenture."

      Because the indenture covenants place very limited restrictions on us, they may not provide adequate protections if we suffer a material adverse change in our financial condition or results of operations. Under the covenants in the indenture our ability to incur additional debt and pay dividends on our capital stock is limited only by the requirement that we maintain positive tangible net worth, which includes stockholder's equity and subordinated debt. If we borrow significant amounts or use our available cash to pay dividends, our ability to meet our obligations under the subordinated renewable notes will be limited if we do not generate sufficient positive cash flow from operations and financing activities or if having done so we suffer cash flow problems due to a material adverse change in our financial condition. See "Description of Subordinated Renewable Notes Offered and the Indenture - Covenants Contained in Indenture."

      Because the subordinated renewable notes are not insured by the FDIC or any other government agency, you could lose your entire investment. No governmental or private agency insures the debt securities offered by this prospectus. Therefore you must depend solely on our cash flow from operations, proceeds from the sale or securitization of receivables and other financing activities, and our working capital for repayment of principal at maturity and the ongoing payment of interest on the subordinated renewable notes.

      Because of transfer restrictions, the lack of a trading market and the limitation on early redemptions, your ability to liquidate your investment is limited. The subordinated renewable notes may not be transferred without our written consent. There is also no established trading market for the subordinated renewable notes. Therefore, even if we permitted a transfer, you would likely be unable to sell your subordinated renewable notes. In addition, unless we elect to redeem subordinated renewable notes, early redemptions by you are limited to an aggregate principal amount of $1 million during each calendar quarter. See "Description of Subordinated Renewable Notes Offered and the Indenture."

      Our management has broad discretion over how to use the proceeds from the offering and could use the funds in a manner contrary to the interests of noteholders. Since no specific allocation of the proceeds has been determined as of the date of this prospectus, our management will have broad discretion in determining how the proceeds of the offering will be used. As a result, management could use the funds in a manner contrary to the best interests of the noteholders. See "Use of Proceeds."

      Because this is a best efforts offering with no firm underwriting commitment, we may not receive sufficient proceeds from the offering to finance our anticipated growth. The subordinated renewable notes are initially being offered by us, although we may engage placement agents or underwriters to offer the subordinated renewable notes from time to time in the future. We currently do not have any agreements with any placement agents or underwriters to assist in the offering. We have not established a minimum amount of proceeds that we must receive in the offering before any proceeds may be accepted. We may not sell all of the subordinated renewable notes offered and we may sell only a limited amount of notes. As a result, we may not receive sufficient proceeds from the offering to finance our anticipated growth.

Risk Factors related to Us

      If we are unable to achieve positive cash flow from operations or maintain profitability, our ability to repay the subordinated renewable notes may be impaired. We have incurred significant expenditures to build the infrastructure necessary to acquire charged-off portfolios, market and create new credit card accounts from these portfolios, and service the resulting base of credit card accounts. As a result, we have historically experienced negative cash flow from operations. We expect to continue to generate negative cash flow from operations for the foreseeable future while we expand our operations and develop our customer base. For the last two completed fiscal years our negative cash flow from operations has been offset by gains on sales of portfolios of receivables and/or securitizations. We expect our available credit facilities, together with the amount we expect to receive from securitizations and credit card portfolio sales, will be adequate to meet our working capital needs through February 2002. Until we generate sufficient cash flows from operations, we will need to use our available capital, including any proceeds from the sale or securitization of receivables, the sale of the subordinated renewable notes and any future issuances of debt or equity securities to fund our cash flow requirements. This may impair our ability to make principal and interest payments on the subordinated renewable notes.

      Because our quarterly operating results and cash requirements may fluctuate from period to period, we may have insufficient cash to meet our obligations under the subordinated renewable notes. The timing of portfolio acquisitions and credit card receivable sales and securitizations affects the timing of recorded income and results in periodic fluctuations in our quarterly operating results and cash requirements. The timing of any sale or securitization transaction is affected by a number of factors beyond our control including market conditions and the presence of investors and lenders interested in our credit card accounts. We may also experience seasonal fluctuations in cash requirements due to other factors beyond our control including the rate at which customers pay down their credit card balances, make new purchases and take cash advances. We may experience higher cash requirements during the year-end holiday season and at other times during the year when customers make new credit card purchases at a faster rate than they pay their debts. Because of these fluctuations in income and cash requirements, we may experience periods when we have insufficient cash available after funding our operating expenses to meet our obligations under the subordinated renewable notes.

      If we cannot obtain additional capital when needed to finance our operations and grow our business, we may need to limit our operations and restrict our growth which could hurt our profitability and restrict our ability to repay the subordinated renewable notes at maturity. We have a substantial ongoing need for capital to finance our operations. This need is expected to increase along with the growth of our business. We fund our cash requirements through a combination of:

      o     cash flow from operations;
      o     asset sales and securitizations; and
      o     loans and other financing transactions.

      If additional financing is unavailable and additional receivable sales and securitizations are not completed, our ability to operate and grow our business will be limited. If we fail to grow our business we may have difficulty maintaining profitability and repaying the subordinated renewable notes at maturity. We cannot assure you we will be successful in obtaining additional financing when needed.

      Because we have pledged all of our assets, we may have difficulty in securing future financings. Our principal lender has a security interest in all of our assets, including all receivables, inventory and equipment, to secure our payment and performance under our senior secured facility. Our controlling stockholder has a subordinated lien on our assets to secure payment of notes held by him. While both our senior secured lender and our controlling stockholder have in the past released their liens on assets we wanted to sell or securitize, we cannot assure you they will be willing to do so in the future. As a result, we may find it more difficult to secure additional financing in the future.

            If we are not successful in converting the defaulted debt we acquire to credit card accounts, we may not be able to generate sufficient cash flow to fund our operations and repay the subordinated renewable notes. We are primarily in the business of providing credit card products to consumers who have previously defaulted on a debt. Before our acquisition of the receivables, the originating institutions and intermediary owners, if any, have generally made numerous attempts to collect on the non-performing accounts. Before buying receivables we project the amount we expect to collect on those receivables. If:

      o     we collect less on the receivables than expected;
      o we convert fewer of the non-performing accounts than expected into credit card accounts; or
      o the new credit card accounts have a higher default rate than we anticipated we may not be able to generate sufficient cash to cover the costs associated with purchasing receivables and operating our business or to repay the subordinated renewable notes.

      Lack of maturity of our credit card portfolio may result in increased delinquencies and defaults reducing our profit and limiting our ability to repay the subordinated renewable notes at maturity. A portfolio of older accounts generally behaves more predictably than a portfolio of newly originated accounts. As a result, the average age of a credit card issuer's portfolio is generally used as an indicator of the stability of the delinquency and default levels of that portfolio. As of May 31, 2001, the majority of the credit card accounts owned by us were less than three years old. As a result there can be no assurance as to the levels of delinquencies and defaults, which may result in charge-offs which would affect our earnings over time. Any material increase in delinquencies and defaults above management's expectations would decrease our cash inflows and could affect our ability to repay the subordinated renewable notes.

      Our failure to manage growth could result in increased costs and decreased profits making it more difficult for us to repay the subordinated renewable notes. We may be unable to manage our growth effectively and maintain our historical level of cash flows from the portfolios we purchase. This would increase the cost of expansion and impair our ability to fully implement our expansion plans. The development and expansion of our business will depend on, among other things, our ability to:

      o     maintain our relationships with third-party credit card issuers;
      o     acquire non-performing debt on favorable terms;
      o convert acquired non-performing debt to credit cards accounts and collect on these new credit card accounts;
      o     obtain adequate financing on favorable terms; and
      o     profitably securitize or sell our receivables on a regular basis.

      Our inability to achieve any or all of these factors could result in reduced income and cash flow and impair our ability to repay the subordinated renewable notes.

      Because we have accumulated but not paid cash dividends on our preferred stock, if we were required to pay these dividends it would decrease our liquidity and could make it more difficult for us to repay the subordinated renewable notes. As of February 28, 2001, we had accumulated approximately $5.6 million in undeclared and unpaid dividends on our preferred stock. Although our board of directors has not declared, and therefore we have not paid, the accumulated dividends to date, we may be called on to pay the accumulated dividends in the future. To the extent the preferred stock remains outstanding, additional cash dividends will accumulate. If we are required to pay the dividends, the payments would limit the amount of cash available to use for operations or for repaying outstanding subordinated renewable notes.

      Jay L. Botchman controls a majority of our voting power and his interests in us may conflict with your interests. Jay L. Botchman is the beneficial owner of 40.3% of our outstanding shares of common stock. In addition, Mr. Botchman, individually and through his control of Taxter One and J.L.B. of Nevada, beneficially owns all of our Series A, C, D and E Preferred Stock. The Series A Preferred Stock contains preferential voting rights. As a result, Mr. Botchman controls approximately 74% of all votes entitled to be voted at any meeting of our stockholders and is able to control our management and affairs and the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors, any merger, consolidation or sale of all or substantially all of our assets and any charter amendments.

      Since we are dependent on the continued contributions of our key personnel, the loss of the services of one or more of our key employees could disrupt our operations causing our income to decrease and impairing our ability to repay the subordinated renewable notes. We have entered into employment agreements with Kevin T. Riordan, our President and Chief Operating Officer, and Michael J. Philippe, our Executive Vice President and Chief Financial Officer. Although our written agreement with Richard Angel, our Executive Vice President and General Counsel, has expired, we have an oral employment agreement with Mr. Angel with no fixed term. The loss of the services of any of these individuals or the services of other officers or key employees could cause us to incur costs for recruiting replacements, result in the loss of the valuable expertise and business relationships, and affect our business and prospects. Any resulting decrease in our cash flow would impair our ability to repay the subordinated renewable notes.

      Labor shortages and high employee turnover rates could increase costs significantly and adversely impact revenue making it more difficult for us to repay the subordinated renewable notes. The credit card industry is labor intensive and generally experiences a high rate of turnover in personnel. Growth in our business will also require us to continue to recruit and train significant numbers of additional qualified personnel. A high turnover rate among our employees would increase our recruiting and training costs and could adversely impact the overall recovery of our receivables. In addition, Sioux Falls, South Dakota experiences a low incidence of unemployment. There can be no assurance we will be able to hire, train and retain a sufficient number of qualified employees. If we were unable to recruit and retain a sufficient number of employees, we would be forced to limit our growth or possibly curtail our operations. If we were required to take these actions it would likely reduce our ability to operate profitably and make it more difficult for us to repay the subordinated renewable notes.

      Because we cannot issue our own credit cards, the failure of our third-party credit card issuers to continue to provide credit cards to our accounts could severely disrupt our business. We are not licensed to nor do we currently have the ability to independently issue credit cards. As a result, we are dependent on the two banks we use to issue credit cards to our customers. These banks operate under extensive governmental regulation. If additional regulations or restrictions were imposed on issuing credit cards, the new regulations or restrictions could increase our costs or limit our operations. In addition, if our existing credit card issuers discontinue offering credit cards to our accounts and we cannot find a new credit card issuer willing to issue cards to consumers with impaired credit histories, we would be unable to operate our business as it is currently conducted. We cannot assure you we could find an alternate provider willing to issue credit cards to our accounts on terms we consider favorable in a timely manner without disruption of our business.

      Because we do not have backup arrangements for all of our operations, we may incur significant losses if an outage occurs. Through the issuing bank's arrangement with First Data Resources, we use First Data Resources for third-party processing of credit card data and services. We provide credit card data to First Data Resources on a daily basis and this data is backed up and stored by First Data Resources. While we are currently evaluating a back-up servicer for our portfolio of credit cards, to date we have not arranged for a back-up. In addition, we do not have a back-up telemarketer for our marketing programs. If a disaster or other event closed our main facility or shut down our primary and redundant data connections to First Data Resources our business would be interrupted until we could repair our data lines and/or facilities or relocate to temporary facilities. Any interruption in our operations could have a material adverse impact on our business and revenues.

      If we cannot protect our proprietary information, we may lose a competitive advantage and suffer decreased cash flow and ability to repay the subordinated renewable notes. We are dependent, in part, on proprietary data, analytical computer programs and methods and related know-how for our day-to-day operations. We rely on a combination of confidentiality agreements, contract provisions and trade secret laws to protect our proprietary rights. Although we intend to protect our rights vigorously, there can be no assurance we will be successful in protecting our proprietary rights. If we are not able to protect our proprietary rights, or if the proprietary information and methods become widely available, we may lose a competitive advantage within our market niche. The loss of this competitive advantage could result in decreased revenues and cash flow and decrease our ability to repay the subordinated renewable notes.

      If we fail to successfully anticipate, invest in or adopt technological advances within our industry, we may lose market share which could result in decreased cash flow and ability to repay the subordinated renewable notes. Our success is dependent in large part on our continued investment in sophisticated telecommunications and computer systems, including predictive dialers, automated call distribution systems and digital switching equipment. We have invested significantly in technology in an effort to remain competitive and anticipate it will be necessary to continue to do so. Moreover, computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate and stay current with technological developments. There can be no assurance we will be successful in anticipating, managing or adopting technological changes on a timely basis or that we will have the capital resources available to invest in new technologies. Our failure to anticipate or adopt technological changes may affect our ability to maintain our customers and may affect our cash flow.

      We are developing new products and services which may not be successful. While we may, from time to time, develop additional products and services, there can be no assurance the development of these products and services will be completed or that any new products or services will be successfully marketed and implemented. Consumer preferences for credit card and credit related products are difficult to predict, especially where consumers have experienced past credit difficulties. Failure to obtain significant customer satisfaction or market share for our products and services would impact our ability to attract new customers and adversely affect our growth potential and our ability to repay the subordinated renewable notes.

      Pending and future litigation may interrupt our business operations and adversely affect our liquidity or profitability and ability to repay the subordinated renewable notes. From time to time we have been named as a defendant in class action lawsuits. Two class action lawsuits are pending against us. If we were required to pay a significant judgment in one or more of the lawsuits, or in a future lawsuit, it would affect our liquidity. In addition, a loss might also require us to change how we conduct our business if our operations were found to not comply with applicable legal standards. Any required changes might affect our ability to operate the business profitably and to repay the subordinated renewable notes at maturity. See "Business - Legal Proceedings."

      Because we use estimates in our accounting, differences between actual and expected performance may cause fluctuations in our reported revenue and reported income. Income from credit card receivables and securitization income and asset sales have constituted, and are likely to continue to constitute, a significant portion of our revenue. Portions of this revenue are reported based on the cash flow we expect to receive from the credit cards we originate or own and from the credit cards that have been securitized and in which we hold a retained interest. The expected cash flows are based on our estimates of interest rates, default rates, new account origination rates, repayment rates, and new charges made by cardholders. These estimates are based on a variety of factors, many of which are not within our control. Differences between actual and expected performance of the receivables may cause us to adjust our estimates and result in fluctuations in our reported revenue and reported income.

Risk Factors related to the Non-Performing Debt and Sub-Prime Credit Card Industries

      Because the market for our credit card receivables is limited, we may be unable to sell or securitize our portfolios to generate the cash required to operate our business and repay the subordinated renewable notes. Our future is highly dependent on our ability to sell or securitize the portfolios of credit cards we generate from the non-performing debt we acquire. Although we have sold several portfolios and completed several securitizations, no assurance can be given we will be able to sell or securitize future portfolios. Our ability to complete securitizations or asset sales depends on several factors including interest rates, general market conditions and the quality of our portfolios. If we are unable to sell or securitize our credit card receivables it will be difficult for us to raise enough capital to repay the subordinated renewable notes.

      We may not be able to acquire enough receivables on favorable terms to operate profitably or generate sufficient cash flow to repay the subordinated renewable notes at maturity. To obtain additional credit card customers, we depend on the continued availability of non-performing portfolios that meet our requirements. The availability of portfolios of receivables for future purchase at prices favorable to us depends on a number of factors outside of our control. These factors include:

      o continuation of the current growth trend in credit card and consumer installment debt;
      o the ability of consumers to obtain credit, especially unsecured credit cards;
      o     the overall default rates on consumer debt;
      o the ability of traditional credit card lenders to rehabilitate their own non-performing credit card receivables;
      o overly aggressive pricing by competitors bidding on available non-performing receivables; and
      o     the entry of new competitors.

      If we cannot purchase a sufficient amount of non-performing receivables at favorable prices it will reduce our profitability and liquidity, affecting our ability to repay the subordinated renewable notes.

      Fluctuations in economic conditions could increase payment delinquencies and defaults and reduce our cash flow impairing our ability to repay the subordinated renewable notes. During strong economic cycles, available credit, including consumer credit, generally increases and payment delinquencies and defaults generally decrease. During periods of economic slowdown and recession, delinquencies and defaults generally increase. No assurances can be given that our credit card losses and delinquencies would not worsen in a weak economic cycle. Significant increases in credit card losses would reduce our cash flow and impair our ability to repay the subordinated renewable notes.

      Adverse publicity or increased regulation may impair acceptance of our products and our ability to generate sufficient cash to repay the subordinated renewable notes. Critics of the credit card industry have in the past focused on marketing practices they claim encourage consumers to borrow more money than they should and on pricing practices they claim are either confusing or result in prices that are too high. Increased criticism of the industry or us could hurt client acceptance of our products or lead to adverse changes in the law or regulatory environment. In addition, increased regulation of financial institutions that buy credit card receivables or invest in securitizations could affect the pricing or the size of the market for credit card sales or securitizations. These changes could adversely affect our ability to generate cash from our operations or complete sales or securitizations of credit card receivables and our ability to repay the subordinated renewable notes.

      Failure to comply with consumer and debtor protection laws and regulations could adversely affect our business. Our collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. Our failure to comply with these statutes or regulations could cause adverse publicity which could make it more difficult to collect our receivables reducing the funds available to repay the subordinated renewable notes. See "Business -- Government Regulation."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains "forward-looking statements" which you can generally identify by our use of forward-looking words including "believe," "expect," "may," "will," "could," "should," "seek," "look for," "project," "anticipate," or "plan" or the negative or other variations of these terms or similar expressions or by discussions of strategies that involve risk or uncertainty. Forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties. We caution you not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date of this prospectus. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified in the "Risk Factors" above or discussed elsewhere in this prospectus. Except as required by law, we undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

                                 USE OF PROCEEDS


      The primary purposes of this offering are to provide additional financing for our anticipated growth and to increase our financial flexibility. Net proceeds from the sale of the subordinated renewable notes, including any interest earned on the proceeds, will be used for general corporate purposes, including:


      o     funding acquisitions of non-performing consumer debt;
      o     capital expenditures; and
      o     general operating activities.


      We may also use a portion of the proceeds to:

      o pay, redeem or refinance existing debt, including debt subordinated or senior to the subordinated renewable notes;
      o repurchase outstanding capital stock, in particular preferred stock held by our controlling stockholder;
      o     pay interest on existing subordinated renewable notes;
      o     retire subordinated renewable notes; or
      o fund future acquisitions of related businesses or assets, although we have no present commitments, agreements or understandings with respect to any acquisitions.

      As of May 31, 2001, the aggregate outstanding amount of principal and accrued interest on our outstanding debt was approximately $43.1 million. The interest rate on the debt ranged from 6.5% to 12% and the debt had maturities ranging from being payable on demand to August 2002.

      We are not required to sell a minimum number or principal amount of subordinated renewable notes before we can deposit and use the proceeds from any sale. There can be no assurance that all or any portion of the subordinated renewable notes will be sold. We currently estimate that no more than $35.0 million principal amount of subordinated renewable notes will be outstanding at any one time.

      The precise amount, timing and allocation of the use of proceeds will depend on many factors, including:

      o     the dollar amount of subordinated renewable notes actually sold;
      o the term and interest rates of the subordinated renewable notes sold;
      o     the timing of the receipt of the proceeds from any sales;
      o     our operating cash requirements; and
      o     the availability of other sources of funding.

               DESCRIPTION OF SUBORDINATED RENEWABLE NOTES OFFERED
                                AND THE INDENTURE

      General. We are offering up to $100 million of subordinated renewable notes. The subordinated renewable notes will represent unsecured debt obligations. The subordinated renewable notes will be issued under an indenture between U.S. Bank Trust National Association, as trustee, and us. The terms of the subordinated renewable notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following discussion is a summary of the important terms of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the subordinated renewable notes. We will provide a copy of the indenture on request.

      Maturity. We are offering subordinated renewable notes with terms ranging from three to 120 months. You will select the term of each subordinated renewable note at the time of your subscription.

      If the subordinated renewable note is not automatically renewed as discussed below under the caption "Automatic Renewal," we will pay principal, together with accrued and unpaid interest through the maturity date:

      o within 5 days of the maturity date, if we receive notice on or before the maturity date of your intent not to renew the subordinated renewable note, or if we notify you that we will not renew the subordinated renewable note;
      o within 5 days of the date we receive notice of your intent not to renew the subordinated renewable note, if the notice is received within 15 days after the maturity date.

      Automatic Renewal. Each subordinated renewable note will be automatically renewed for a term identical to its original term unless:

      o we notify you at least seven days before the maturity date that a renewal will not be provided; or
      o you notify us in writing, before the 15th day following the maturity date, of your intention not to renew.

      The subordinated renewable notes will continue to renew in this manner until redemption. Interest will continue to accrue from the first day of each renewed term. The terms of the renewal note will be the same as the terms of the original subordinated renewable note except:

      o the interest rate payable during the renewal term will be the interest rate which is then being offered to holders with similar portfolios of similar subordinated renewable notes or, if none are then offered, the rate specified by us in the renewal notice described below;
      o if the subordinated renewable note pays interest only at maturity, unless you request to receive the accrued interest, the principal amount of the renewal note will be increased by the accrued interest; and
      o the renewal note will be bound by any amendment to the indenture adopted before the renewal date, with the consent of the holders of at least a majority of the principal amount of the subordinated renewable notes, whether or not the holder consented to the amendment.

      We will notify you of the maturity of your subordinated renewable note approximately 20 days before the maturity date. The renewal notice will include a copy of the current supplement to the prospectus which lists all of the rates applicable to each term then offered by us.

      Interest. The interest rate payable on a subordinated renewable note will be determined at the time of subscription or renewal based on market conditions, the maturity date and term established for the subordinated renewable note and the total principal amount of the note portfolio of the holder. Once determined, the rate of interest payable on a subordinated renewable note will remain fixed for the term of the note.

      The amount of the note portfolio of the holder is determined at the time a note is purchased by aggregating the principal amount of all notes currently owned by the holder and the holder's immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Immediate family members of sibling families are also considered immediate family members if two or more siblings are note holders. A holder will have the ability to identify his or her immediate family members in the subscription documents.

      We will compute interest on subordinated renewable notes on the basis of an actual calendar year and interest will compound daily. Holders of subordinated renewable notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semi-annually, annually or at maturity. If no payment frequency is elected, interest will be paid at maturity. A holder electing the monthly payment option may also select the day of the month on which interest will be paid. If you select a day of the month other than the issue date of your subordinated renewable note, your first interest payment period will be longer than one month. The first interest payment will include all of the interest accrued from the issue date. For all other frequencies, the payment date will be determined based on the issue date of the subordinated renewable note. If an interest payment date falls on a day which is not a business day, interest will be paid on the next business day. Any interest not otherwise paid on an interest payment date will be paid at maturity.

      The frequency of interest payments and/or the interest payment date may be changed by the holder one time only during the term of the subordinated renewable note. Requests to change the election must be made in writing to us and will be effective on the 45th day following the date we receive the election. No specific change in election form is required.

      We reserve the right to vary from time to time, at our discretion, the interest rates we offer on the subordinated renewable notes based on numerous factors in addition to length of term and aggregate principal amount. These factors may include:

      o whether the holder has previously purchased subordinated renewable notes;
      o whether subordinated renewable notes are being purchased for an IRA and/or Keogh account;
      o     whether the investment is a renewal or a new purchase; and
      o     the geographic locality of the holder.

      Interest Accrual Date. Interest on the subordinated renewable notes will accrue from the date of purchase. The date of purchase will be deemed to be, for accepted subscriptions, the date we receive funds, if the funds are received on or before 12:01 p.m. central time on a business day, or the next business day if the funds are received on a non-business day or after 12:01 p.m. central time on a business day. For this purpose, our business days will be deemed to be each Monday through Friday, except for legal holidays in the State of South Dakota.

      Place and Method of Payment. Principal and interest on the subordinated renewable notes will be paid to the holders through electronic deposits to accounts specified by each holder in the subscription documents or, if requested by a holder, by check mailed to the holder at his/her address as it appears in a register maintained for that purpose.

      Optional Redemption by Us. We have the right to redeem any subordinated renewable note, in whole or in part, at any time, on 30 days written notice to the holder of the note, at a redemption price equal to the principal amount of the note plus accrued and unpaid interest up to the redemption date, without any penalty or premium. The holder has no right to require us to prepay any subordinated renewable note before its maturity date as originally stated or as it may be renewed, except as indicated below.

      Redemption at the Election of the Holder on Death or Total Permanent Disability. Subordinated renewable notes may be redeemed at the election of a holder who is a natural person under the circumstances described below. For purposes of this redemption provision, we consider an individual retirement account that holds the subordinated renewable notes a natural person. If two or more persons are joint registered holders of a subordinated renewable note, the election to redeem will apply when either registered holder dies or becomes permanently disabled. If the subordinated renewable note is held by a person who is not a natural person, such as a trust, partnership, corporation or other similar entity, the right to require redemption on death or disability does not apply.

      A qualified holder can require us to redeem his/her subordinated renewable notes, in whole but not in part, by giving us written notice within 45 days following his/her total permanent disability, as established to our satisfaction, or by his/her estate following his/her death. We will redeem the notes on a date no more than 15 days after we receive the notice at a redemption price equal to:

      o     the principal amount of the subordinated renewable note; plus
      o     accrued and unpaid interest up to the date of redemption.

      We may modify our policy on redemptions after death or disability in the future. However, no modification will affect the right of redemption applicable to any outstanding subordinated renewable note.

      Redemption at the Holder's Election. A holder may also elect to require us to redeem subordinated renewable notes at any time, in whole but not in part, by giving us 30 days written notice. We will redeem the subordinated renewable note(s) specified on a date no more than 30 days after we receive the notice at a redemption price equal to:

      o     the principal amount of subordinated renewable note(s), plus
      o     accrued and unpaid interest up to the date of redemption, less
      o a redemption penalty equal to simple interest on the principal amount at the stated interest rate for a period equal to the lesser of the remaining term or six months.

      We may modify our policy on redemptions at the holder's election in the future. However, no modification will affect the right of redemption applicable to any outstanding subordinated renewable note.

      Limitation on Aggregate Redemptions at the Holder's Election. Redemptions of subordinated renewable notes at the request of holders, whether as a result of death or total permanent disability or otherwise, are limited to an aggregate principal amount for all holders of $1 million in any calendar quarter.

      For purposes of the $1 million limit, redemption requests will be honored in the order in which they are received. Any redemption request not honored in a calendar quarter will be honored in the next calendar quarter; however, redemptions in the next calendar quarter will also be limited to an aggregate principal amount of $1 million.

      Book-Entry. On acceptance of a subscription, the trustee or its agent will credit on a book-entry registration and transfer system, to your account, the principal amount of the security purchased by you. You will also receive a book-entry receipt which will indicate the acceptance of your subscription. You will have three business days after the date on which you send your subscription to us to rescind your subscription. If we reject your subscription or you rescind it during the three-day revocation period, all funds deposited, without any interest, will be promptly returned to you.

      Holders of subordinated renewable notes will receive a book-entry receipt but will not receive or be entitled to receive physical delivery of a note or certificate evidencing the debt. The holders of the accounts established on the book-entry registration and transfer system will be deemed to be the owners of the subordinated renewable notes under the indenture for all purposes. The holder must rely on the procedures established by the trustee to exercise any rights of a holder under the indenture.

      Interest due on each account will be credited on the book-entry registration and transfer system on each interest payment date. The trustee or its agent will calculate the interest payments to be credited to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the subordinated renewable notes.

      Form and Denominations/Transfers. The subordinated renewable notes are not negotiable debt instruments and will be issued only in book-entry form. On acceptance of a subscription, a book-entry receipt reflecting the ownership of a subordinated renewable note will be issued for the exact subscription amount.

      Except as described below, book-entry interests in subordinated renewable notes will not be exchangeable for registered notes. Book-entry interests will be exchangeable for actual notes registered in the names of the holders only if:

      o we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or

      o after the occurrence of an event of default under the indenture, holders of the subordinated renewable notes aggregating more than 50% of the aggregate outstanding amount of the subordinated renewable notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of subordinated renewable notes and the trustee notifies all registered holders of the occurrence of any event of default and the availability of definitive notes.

      Ownership of subordinated renewable notes may be transferred on our register only by written notice to us signed by the owner(s) or the owner's duly authorized representative on a form to be supplied by us and with our written consent, which consent will not be unreasonably withheld. We may also, in our discretion, require an opinion from the holder's counsel that the proposed transfer will not violate any applicable securities laws and a signature guarantee in connection with the transfer. On transfer of a subordinated renewable note, we will provide the new owner of the note with a book-entry receipt which will evidence the transfer of the account on our records.

      Rescission Right. The holder has the right to rescind his or her investment without penalty within the first three business days after submission of his/her subscription. We will promptly return any funds sent with a subscription that is properly rescinded. No interest will be earned on the subscription amount if the subscription is rescinded.

      Statements. Holders of subordinated renewable notes will receive quarterly statements, which will indicate, among other things, the current account balance and interest paid. These statements will be mailed not later than the tenth business day following the end of each calendar quarter. Each holder of a subordinated renewable note will also receive a periodic statement indicating any transactions in the holder's account, as well as interest credited.

      Subordination. The debt evidenced by the subordinated renewable notes, and any interest thereon, will be subordinated to the prior payment in full of all of our senior debt. "Senior debt" means any of our debt, whether outstanding on the date of this prospectus or incurred by us after the date of this prospectus, unless the debt is specifically designated as ranking equal or subordinate to the subordinated renewable notes in its defining instruments.

      As of February 28, 2001, we had:

      o     approximately $50.1 million of senior debt outstanding, including approximately $4.3 million of capital lease obligations, and
      o     no debt ranking equal or subordinate to the subordinated renewable notes.

      The subordinated renewable notes are not guaranteed by any of our subsidiaries or affiliates. If we liquidate or dissolve one of our subsidiaries, the law requires that creditors of that subsidiary be paid in full, or provision for payment be made, from the assets of that subsidiary before distributing any remaining assets to us as a stockholder of that subsidiary. Therefore, on a liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the subordinated renewable notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

      The indenture does not prevent holders of senior debt from disposing of, or exercising any other rights with respect to, any or all of the collateral securing the senior debt. In addition, as long as we make required payments on the subordinated renewable notes and there is no default under the indenture, we may also make required payments and pre-payments on, and complete payment of, debt held by our affiliates and subsidiaries.

      Until all senior debt has been paid in full, we will not make any payment on the subordinated renewable notes, other than a payment made in securities which rank equal or junior to the subordinated renewable notes, if we experience any of the following events:

      o     any liquidation, dissolution or any other winding up of us;
      o any receivership, insolvency, bankruptcy, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency;
      o     the continuation of any default in the payment of the senior debt;
            or
      o the continuation of any other default on the senior debt which permits the holders to accelerate the maturity of the senior debt provided we and the trustee receive notice of the default from the holders of the senior debt.

      Payments on the subordinated renewable notes will not be resumed unless and until the default has been cured or waived or has ceased to exist or the holders of the senior debt have been paid in full.

      If any distribution is made to holders of the subordinated renewable notes at a time when it is prohibited by the subordination provisions of the subordinated renewable notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.

      As a result of the subordination provisions described above, in a bankruptcy, liquidation or reorganization, holders of subordinated renewable notes may recover less ratably than holders of senior debt. See "Risk Factors--Since the subordinated renewable notes are unsecured and subordinate to our senior debt, in an insolvency proceeding, you would be repaid only if sufficient funds remain after we repay our senior debt."

      Covenants Contained in Indenture


      Maintenance of Positive Tangible Net Worth

      The indenture provides that so long as any subordinated renewable notes are outstanding we will maintain a positive tangible net worth, which includes stockholder's equity and subordinated debt.

      Reports

      The indenture requires us to file with the trustee, within 15 days after we are required to file with the Securities and Exchange Commission, copies of the annual reports and the information, documents, and other reports that we may be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act. If we are not required to file these reports we will nevertheless continue to file them with the Securities and Exchange Commission and the trustee so long as any subordinated renewable notes are outstanding. So long as any subordinated renewable notes are outstanding, we will make the reports available to investors who request them in writing.


      Consolidation, Merger or Sale

      The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:


      o the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the subordinated renewable notes and performance of the covenants in the indenture; and
      o immediately after the transaction, and after giving effect to the transaction, no default or event of default under the indenture exists.

      If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, a successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the subordinated renewable notes.

      Events of Default. Each of the following constitutes an event of default:

      o default for 5 days in the payment of interest when due on any subordinated renewable note, whether or not prohibited by the subordination provisions of the indenture;
      o default in payment of principal when due on any subordinated renewable note, whether or not prohibited by the subordination provisions of the indenture, and continuation of the default for 2 days;
      o our failure to observe or perform any material covenant in the indenture; but only if we have not cured the failure within 60 days after we have been given notice of the failure by the trustee or the holders of at least a majority of the principal amount of the subordinated renewable notes then outstanding; and
      o     certain events of bankruptcy or insolvency with respect to us.

      If any event of default occurs and is continuing, the trustee or the holders of at least a majority in principal amount of the then outstanding subordinated renewable notes may declare the unpaid principal of and any accrued interest on the subordinated renewable notes to be due and payable immediately.

However, so long as any senior debt is outstanding, a declaration of this kind will not become effective until the earlier of:

      o the day which is five business days after the receipt by us and the holders of any senior debt of the written notice of acceleration; or
      o     the date of acceleration of any senior debt.

      In the case of an event of default arising from events of bankruptcy or insolvency, with respect to us, all outstanding subordinated renewable notes will become due and payable without further action or notice. Holders of the subordinated renewable notes may not enforce the indenture or the subordinated renewable notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding subordinated renewable notes may direct the trustee in its exercise of any trust or power. If the trustee determines that withholding notice is in the interest of the holders, the trustee may withhold from the holders notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest.

      The holders of a majority in aggregate principal amount of the subordinated renewable notes then outstanding by notice to the trustee may, on behalf of the holders of all of the subordinated renewable notes, waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest on, or the principal of, the subordinated renewable notes.

      We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required on becoming aware of any default or event of default, to deliver to the trustee a statement specifying the default or event of default.

      Amendment, Supplement and Waiver. Except as provided in the next paragraph, the terms of the subordinated renewable notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the subordinated renewable notes then outstanding, and any existing default or compliance with any provision of the indenture or the subordinated renewable notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding subordinated renewable notes.

      Without the consent of each holder affected, an amendment or waiver may not, with respect to any outstanding subordinated renewable notes held by a nonconsenting holder:

      o reduce the principal amount of subordinated renewable notes whose holders must consent to an amendment, supplement or waiver;
      o reduce the principal of or change the stated maturity of any subordinated renewable note or alter the redemption provisions or the price at which we may redeem the note;
      o reduce the rate of or change the time for payment of interest, including default interest, if any, on any note;
      o waive a default or event of default in the payment of principal or interest on, or redemption payment with respect to, the subordinated renewable notes except a rescission of acceleration of the subordinated renewable notes by the holders of at least a majority in aggregate principal amount of the subordinated renewable notes and a waiver of the payment default that resulted from the acceleration;
      o make any subordinated renewable note payable in money other than that stated in the subordinated renewable notes;
      o make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of subordinated renewable notes to receive payments of principal of or interest on the subordinated renewable notes;
      o make any change to the subordination provisions of the indenture that has a material adverse effect on holders of subordinated renewable notes;

      o     modify or eliminate holders' redemption rights; or
      o     make any change in the foregoing amendment and waiver provisions.


      Notwithstanding the foregoing, without the consent of any holder of subordinated renewable notes, we and the trustee may amend or supplement the indenture or the notes:


      o     to cure any ambiguity, defect or inconsistency;

      o to provide for the assumption of our obligations to holders of the subordinated renewable notes in the case of a merger or consolidation;
      o to provide for additional uncertificated subordinated renewable notes or certificated subordinated renewable notes;
      o to make any change that would provide any additional rights or benefits to the holders of the subordinated renewable notes or that does not materially adversely affect the legal rights under the indenture of any holder, including an increase in the aggregate dollar amount of subordinated renewable notes which may be outstanding under the indenture;
      o to change or eliminate any provision of the indenture, including those relating to redemptions elected by a holder of subordinated renewable notes and redemptions on the death or disability of any holder, but any modifications will not apply to any then outstanding senior subordinated renewable notes; or
      o to comply with requirements of the Securities and Exchange Commission to effect or maintain the qualification of the indenture under the Trust Indenture Act.


      The Trustee. The indenture contains limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.


      Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding subordinated renewable notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default specified in the indenture occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of subordinated renewable notes, unless the holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

      Except as specified below, no holder of any subordinated renewable note will have any right to institute any proceeding with respect to the subordinated renewable notes or the indenture or for any remedy under the indenture, unless:

      o the holder gives to the trustee written notice of a continuing event of default;
      o holders of at least a majority in principal amount of the then outstanding subordinated renewable notes make a written request to the trustee to pursue the remedy;
      o     the holders provide to the trustee satisfactory indemnity; and
      o     the trustee does not comply within 60 days.

      A holder of a subordinated renewable note may institute suit for enforcement of payment of the principal of or interest on any subordinated renewable note on or after the due date of the principal or interest payment.

      Reports to Trustee. We will provide the trustee with quarterly reports which will contain the information reasonably requested by the trustee. These quarterly reports will include information regarding the outstanding balance, interest credited, and interest paid on each account.

      No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of ours will have any liability for:

      o any obligations of ours under the subordinated renewable notes or the indenture; or
      o any claim based on, in respect of, or by reason of, these obligations or their creation.

      Each holder of the subordinated renewable notes waives and releases these persons from any liability. The waiver and release are part of the consideration for issuance of the subordinated renewable notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that a waiver of liabilities under the federal securities laws is against public policy.

      Service Charges. We reserve the right to assess service charges for changing the registration of any subordinated renewable note to reflect a change in name of the holder, or a transfer by operation of law or otherwise, of a note by the holder to another person.

      Additional Securities. We may offer from time to time additional classes of securities with terms and conditions different from the subordinated renewable notes being offered. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus.

      Variations by State. We reserve the right to offer different securities and to vary the terms and conditions of the offer depending on the state where the purchaser resides. Examples of these variations include, but are not limited to, additional interest payments and service charges.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

      The following is a summary of the material United States federal income tax considerations that may be relevant to a holder of a subordinated renewable note. The summary is based on:

      o     laws;
      o     regulations;
      o     rulings; and
      o     judicial decisions,

all of which may change, possibly with retroactive effect. This summary deals only with holders that purchase subordinated renewable notes at original issuance and will hold the subordinated renewable notes as capital assets. This summary does not address tax considerations applicable to holders subject to special tax rules, including, without limitation:

      o     banks;
      o     tax-exempt entities;
      o     insurance companies;
      o     regulated investment companies;
      o     common trust funds;
      o     dealers in securities or currencies;
      o     traders in securities that elect mark to market;
      o persons that will hold subordinated renewable notes as part of an integrated investment, including a straddle, a synthetic security or hedge or a conversion transaction, consisting of a subordinated renewable note and one or more other positions; or
      o United States holders, as defined below, that have a functional currency other than the U.S. dollar.

      Investors should consult their tax advisors in determining the tax consequences to them of holding subordinated renewable notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

      As used in this prospectus, the term "United States holder" means a holder that is:

      o     a citizen or resident of the United States;
      o a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any political subdivision of the United States;
      o an estate, if United States federal income taxation is applicable to the income of the estate regardless of its source; or
      o a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions, or, in certain cases, a trust in existence on August 19, 1996, electing to continue being treated as a domestic trust.

The term "non-United States holder" means a holder that is not a United States holder.

United States Holders

Original Issue Discount and Qualified Stated Interest

      In general, a debt instrument has original issue discount ("OID") for United States federal income tax purposes if its stated redemption price at maturity exceeds its issue price by an amount equal to or greater than 0.25% of the instrument's stated redemption price at maturity multiplied by the number of complete years to maturity. The issue price of a debt instrument issued for money is the first price at which a substantial amount of instruments of the same issue is sold, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt instrument is the sum of all payments due under the instrument, other than payments of qualified stated interest. Qualified stated interest includes stated interest that is unconditionally payable in cash at least annually during the entire term of a debt instrument at a single fixed rate of interest.

      We will not offer subordinated renewable notes at a discount. Nevertheless, a subordinated renewable note with a term greater than one year will be issued with OID for United States federal income tax purposes if the purchaser elects to have all interest paid at maturity. A subordinated renewable note with a term greater than one year and all interest payable at maturity is called an "OID note" in this prospectus. If a holder elects to receive interest on a subordinated renewable note with a term greater than one year on a monthly, quarterly, semi-annual or annual basis, all of the interest will be qualified stated interest. A subordinated renewable note with a term greater than one year and interest payable annually or more frequently is called a "non-OID note" in this prospectus. Subordinated renewable notes with terms that do not exceed one year are discussed below under "Short-Term Renewable Notes."

      For United States federal income tax purposes, if a holder of a non-OID note elects to switch from monthly, quarterly, semi-annual or annual interest payments to a payment at maturity and the period between the last payment of qualified stated interest and the maturity date of the non-OID note exceeds one year, the non-OID note will be deemed to have been retired and a new OID note issued for an amount equal to the issue price of the non-OID note. Conversely, if a holder of an OID note elects to switch from a payment of interest at maturity to monthly, quarterly, semi-annual or annual payments and the remaining term of the OID note exceeds one year, the original OID note will be deemed to have been retired and a new non-OID note issued at an issue price equal to the adjusted issue price of the OID note, that is, the issue price increased by OID previously includible in income. Payments of interest on the non-OID note will be qualified stated interest. If the remaining term of the OID note does not exceed one year, a new short-term subordinated renewable note will be deemed to have been issued. See "Short-Term Renewable Notes" below.

Payments of Qualified Stated Interest on Non-OID Notes

      Payments of qualified stated interest on a non-OID note will be taxable to a United States holder as ordinary interest income at the time the payments are accrued or are received, in accordance with the United States holder's method of tax accounting.

Accrual of OID on OID Notes

      In general, United States holders of OID notes must include the OID in gross income over the term of the OID notes on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of OID notes in advance of the receipt of cash attributable to the income.

      For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID note will be the sum of the daily portions of OID for each day during that taxable year on which the United States holder held the OID note. These daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length that does not exceed one year and may vary in length over the term of an OID note.

      The amount of OID allocable to any accrual period will equal the OID note's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity as adjusted to take into account the length of the accrual period. The adjusted issue price of an OID note at the beginning of any accrual period will equal the issue price of the OID note, increased by previously accrued OID from prior accrual periods.

Purchase, Sale and Retirement of Subordinated Renewable Notes

      A United States holder's tax basis in a subordinated renewable note generally will equal the cost of that note to the holder increased by any amounts includible in income by the holder as OID.

      On the sale, exchange, retirement or other taxable disposition of a subordinated renewable note, a United States holder generally will recognize gain or loss equal to the difference between (a) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income, and (b) the United States holder's adjusted tax basis in the subordinated renewable note.

      Except as discussed below in connection with short-term subordinated renewable notes, gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a subordinated renewable note will generally be long-term capital gain or loss if the United States holder's holding period for the subordinated renewable note exceeded one year at the time of disposition.

Renewal at Maturity

      For United States federal income tax purposes, if a subordinated renewable note is renewed at maturity, the subordinated renewable note will be considered to have been retired and a new subordinated renewable note issued.

Short-Term Renewable Notes

      The general rules discussed above are subject to certain modifications in the case of subordinated renewable notes having maturities of not more than one year from the date of issuance. Subordinated renewable notes with these maturities are called "short-term renewable notes" in this prospectus.

      None of the interest payments on short-term renewable notes will be qualified stated interest. A United States holder of a short-term renewable note that uses the accrual method of tax accounting will be required to include the OID in respect of the subordinated renewable note in income as it accrues. The OID will be treated as accruing ratably or, at the holder's election, under a constant yield method based on daily compounding.

      A United States holder of a short-term renewable note that uses the cash method of tax accounting generally will be entitled to take the interest into income when received and will not be required to include OID in respect of the renewable note in income on a current basis. A United States holder using the cash method of tax accounting may also not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry the short-term renewable note until the maturity of the subordinated renewable note or its earlier disposition in a taxable transaction. In addition, a United States holder using the cash method of tax accounting will be required to treat any gain on a disposition of the short-term renewable note as ordinary income to the extent of the holder's accrued OID with respect to the subordinated renewable note. Alternatively, a United States holder of a short-term renewable note using the cash method of tax accounting may elect to accrue OID into income on a current basis. Any election will apply to all short-term debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service. If the election is made, ordinary income treatment on disposition and the limitation on the deductibility of interest will not apply.

Information Reporting and Backup Withholding

      Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular United States holders of subordinated renewable notes. In addition, United States holders may be subject to a 31% backup withholding tax on these payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the subordinated renewable notes. Any amount paid as backup withholding tax would be creditable against a United States holder's United States federal income tax liability, provided that the required information was furnished to the Internal Revenue Service.

Non-United States Holders

      Under United States federal income tax law:

      o withholding of United States federal income tax will not apply to a payment on a subordinated renewable note to a non-United States holder, provided that:
            o the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related to us through stock ownership; and
            o the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States person in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-United States person; and
      o a non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a subordinated renewable note, unless, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

      Despite the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a subordinated renewable note or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a subordinated renewable note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

      United States information reporting requirements and backup withholding tax will not apply to payments on a subordinated renewable note if the beneficial owner (a) certifies its non-United States status under penalties of perjury or satisfies documentary evidence requirements for establishing that it is a non-United States person, or (b) otherwise establishes an exemption.

      Information reporting requirements will not apply to any payment of the proceeds of the sale of a subordinated renewable note effected outside the United States by a foreign office of a foreign broker, provided that the broker:

      o derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States;
      o is not a controlled foreign corporation for United States federal income tax purposes; and
      o is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States persons or is engaged in the conduct of a United States trade or business.

      Furthermore, information reporting requirements will not apply to any payment of the proceeds of the sale of a subordinated renewable note effected outside the United States by a foreign office of any broker if (a) the broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or (b) the beneficial owner otherwise establishes an exemption.

      Backup withholding tax will not apply to the payment of the proceeds of the sale of a subordinated renewable note effected outside the United States by a foreign office of any broker.

      Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a subordinated renewable note by the U.S. office of a broker, unless the beneficial owner certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

      For purposes of applying the above rules for non-United States holders to an entity that is treated as fiscally transparent, such as a partnership or trust, the beneficial owner means each of the ultimate beneficial owners of the entity.

                                 CAPITALIZATION

      The following table shows our historical consolidated capitalization as of February 28, 2001 and our capitalization as of February 28, 2001 as adjusted to give effect to the offering of subordinated renewable notes. The as adjusted capitalization reflects our estimate that no more than $35.0 million principal amount of subordinated renewable notes will be outstanding at any one time. Because the offering of subordinated renewable notes is a best efforts-no minimum offering, we cannot assure you that all or any portion of the subordinated renewable notes will be sold.

      This table should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

                                                               As of
                                                        February 28, 2001
                                                        -----------------
                                                                  As adjusted
                                                   Historical   for the offering
                                                   ----------   ----------------
                                                       (dollars in thousands)

      Cash and cash equivalents and
         restricted cash .........................  $  4,463        $ 39,463
                                                    ========        ========

      Notes payable ..............................  $ 25,856        $ 25,856
      Senior subordinated notes and accrued
         interest payable--related party .........    20,002          20,002
      Subordinated renewable notes ...............        --          35,000
      Capital lease obligations ..................     4,260           4,260
                                                    --------        --------
          Total long-term debt ...................    50,118          85,118

      Series A, B, C, D and E Preferred Stock ....    27,000          27,000
      Common Stock, $.001 par value, 65,000,000
         authorized, 34,851,465 outstanding at
         February 28, 2001 .......................        35              35
      Additional paid-in capital .................    23,972          23,972
      Unrealized gain from retained interest in
         securitized receivables, net of tax .....     2,020           2,020
      Accumulated deficit ........................   (40,840)        (40,840)
                                                    --------        --------
         Total stockholders' equity ..............    12,187          12,187

         Total capitalization ....................  $ 62,305        $ 97,305
                                                    ========        ========

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated statement of operations data with respect to the year ended December 31, 1995 and the period from January 1, 1996 to October 8, 1996 and the selected consolidated balance sheet data at December 31, 1995 and at October 8, 1996 are derived from the audited consolidated financial statements of our predecessor. The consolidated statement of operations data with respect to the years ended May 31, 1997, 1998, 1999, and 2000 and the consolidated balance sheet data at May 31, 1997, 1998, 1999, and 2000 are derived from, and are qualified by reference to, our audited consolidated financial statements. The consolidated financial statements as of and for the years ended May 31, 1998, 1999 and 2000 were audited by Grant Thornton LLP, independent certified public accountants, and the consolidated financial statements as of and for the year ended May 31, 1997 were audited by Tanner & Co., independent auditors. We derived our selected financial data as of February 28, 2001 and for the nine months ended February 28, 2001 and February 29, 2000 from our unaudited condensed, consolidated financial statements included elsewhere in the prospectus and this financial data reflects all normal recurring adjustments necessary for a fair presentation of results for such periods. The results for the nine months ended February 28, 2001 are not necessarily indicative of the results to be expected for the entire year.

                                  PREDECESSOR(1)                                 THE CREDIT STORE, INC.
                             ------------------------    ----------------------------------------------------------------------
                                                                                                             FOR THE NINE
                             FOR THE YEAR    JANUARY 1,                                                      MONTHS ENDED
                                ENDED         1996 TO             FOR THE YEAR ENDED MAY 31             FEBRUARY 29 FEBRUARY 28
                               DECEMBER       OCTOBER    --------------------------------------------   -----------------------
                               31, 1995       8, 1996      1997        1998        1999        2000        2000        2001
                               --------      --------    --------    --------    --------    --------    --------    --------
                                                        (dollars in thousands, except per share data)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Income from receivables(2)                               $    975    $ 12,090    $ 28,747    $ 31,103    $ 22,988    $ 30,605
Securitization income and
   asset sales(2)                                              --          --      11,851      12,599       6,892       1,146
Servicing fees and other
   income                      $  6,529      $  2,079       1,601       1,293       1,564       2,685       1,744       2,845
                               --------      --------    --------    --------    --------    --------    --------    --------
Total revenue                     6,259         2,079       2,576      13,382      42,163      46,387      31,624      34,597

Provision for losses                 --            --       1,494       6,484       4,607       5,681       4,815       7,063
                               --------      --------    --------    --------    --------    --------    --------    --------
Net revenue                       6,259         2,079       1,082       6,899      37,556      40,706      26,808      27,533

Income (loss) before
   income taxes                   2,703        (1,933)    (14,406)    (29,445)      1,889       2,030         (23)     (3,799)

Income tax benefit (expense)         24           420          --          --       1,986       1,042      (1,286)         --
                               --------      --------    --------    --------    --------    --------    --------    --------
Net income (loss)                 2,728        (1,512)    (14,406)    (29,445)      3,876       3,072      (1,309)     (3,799)

Dividends on preferred
   stock(2)(3)                                                 (7)       (400)     (1,800)     (2,000)     (1,500)     (1,500)
                               --------      --------    --------    --------    --------    --------    --------    --------

Net income (loss) applicable
   to common stockholders      $  2,728      $ (1,512)   $(14,413)   $(29,845)   $  2,076    $  1,072    $ (2,809)   $ (5,299)
Net income (loss) per share,
   basic                       $   0.55      $  (0.30)   $  (0.56)   $  (0.90)   $   0.06    $   0.03    $  (0.08)   $  (0.15)
Net income (loss) per share,
   diluted                     $   0.55      $  (0.30)   $  (0.56)   $  (0.90)   $   0.06    $   0.03    $  (0.08)   $  (0.15)


                                   PREDECESSOR(1)                                       THE CREDIT STORE, INC.
                             ------------------------  ---------------------------------------------------------------------------
                                AS OF        AS OF                               AS OF MAY 31                            AS OF
                             DECEMBER 31,  OCTOBER 8,  ---------------------------------------------------------      FEBRUARY 28,
                                 1995         1996          1997           1998           1999           2000             2001
                             ------------  ----------  --------------  ------------   ------------   -------------   --------------
                                                                          (dollars in thousands, except other data)
CONSOLIDATED
BALANCE SHEET DATA:
Cash and cash equivalents
   and restricted cash       $        279  $       58  $        2,686  $      8,205   $      4,284   $       2,449   $        4,463
Investments in receivable
   portfolios, net(2)                                          10,760        18,592         21,648          33,892           40,210

Total assets                          525       2,885          24,744        39,723         45,781          64,388           68,441

Notes payable                          --       1,158             429         5,902          6,087          23,609           25,856

Senior subordinated notes
   and accrued interest
   payable-related party               --         880          10,446        31,807         19,247          19,139           20,002
 Total liabilities                    280       4,007          18,118        47,367         33,692          50,014           56,254

Accumulated earnings
(deficit)                             240      (1,512)        (14,545)      (43,990)       (40,014)        (37,042)         (40,840)

Total stockholders' equity
   (deficit)                          244      (1,122)          6,625        (7,643)        12,089          14,374           12,187

SELECTED CONSOLIDATED
OPERATING DATA:

Face value of non-performing
   debt acquired during the
   period(2)                                           $1,067,579,343  $890,634,206   $891,904,454  $1,771,707,748   $1,208,506,429

Credit card receivables
   owned and managed(2)                                    35,709,395    84,830,552     89,149,715      96,127,819      116,061,733

Number of accounts owned and
   managed(2)                                                  26,803        84,351         94,278          76,732           85,209

Total employees, end of
   period(2)                                                      233           292            305             305              334

Ratio of earnings to fixed
   charges (4)                        N/A         N/A              --            --           1.4x            1.4x               --

Deficiency of earnings to
   fixed charges(4)                    --          --      14,415,861    29,722,190             --              --        4,013,513

----------

(1) The information for the fiscal year ended December 31, 1995 and for the period from January 1, 1996 to October 8, 1996 relates to Service One International, our predecessor. See "Business - General Development of Business."
(2) Information not applicable for predecessor company.
(3) We have not paid dividends on our capital stock during the periods presented. See "Description of Capital Stock.
(4) The ratios of earnings to fixed charges have been computed by dividing earnings available for fixed charges by fixed charges. Earnings available for fixed charges includes income or loss before income taxes, plus fixed charges and adjustments for equity interests in qualifying special purpose entities. Fixed charges consist of interest expenses and a portion of rental expense that is estimated to be interest. No premiums, discounts, or capitalized expenses related to our debt exist.

Quarterly Financial Information

      The following table presents certain unaudited consolidated statements of operations data for our most recent 11 quarters. This information has been derived from our audited and unaudited consolidated financial statements. In our opinion, this information has been prepared on the same basis as our annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not indicative of results for any future period.

                                                         Fiscal year 2001
                                      Total for nine
                                       months ended      Third        Second         First
                                    February 28, 2001   quarter       quarter       quarter
                                    -----------------   -------       -------       -------
                                           (dollars in thousands, except per share data)
Summary of operations
  Revenue                                $ 34,596      $ 11,809      $ 11,675      $ 11,113
  Provision for losses                     (7,063)       (1,457)       (2,724)       (2,882)
                                         --------      --------      --------      --------

     Net revenue                           27,533        10,351         8,951         8,231

Operating income (loss)                       463         2,136          (154)       (1,519)

Net income (loss)                          (3,799)          676        (1,579)       (2,895)
Dividends on preferred stock               (1,500)         (500)         (500)         (500)
                                         --------      --------      --------      --------

     Net income (loss) applicable to     $ (5,299)     $    176      $ (2,080)     $ (3,395)
       common shareholders               ========      ========      ========      ========

Net income (loss) per share
   Basic                                 $   (.15)     $    .01      $   (.06)     $   (.10)
   Diluted                               $   (.15)     $    .00      $   (.06)     $   (.10)

                                                                 Fiscal year 2000
                                         Total for
                                        year ended      Fourth         Third        Second         First
                                       May 31, 2000     quarter       quarter       quarter       quarter
                                       ------------     -------       -------       -------       -------
                                                   (dollars in thousands, except per share data)
Summary of operations
  Revenue                                $ 46,387      $ 14,763      $  8,770      $ 14,621      $  8,233
  Provision for losses                     (5,681)         (866)       (1,078)       (1,703)       (2,035)
                                         --------      --------      --------      --------      --------

     Net revenue                           40,706        13,898         7,692        12,918         6,198

Operating income (loss)                     7,012         3,729          (669)        5,553        (1,600)

Net income (loss)                           3,072         4,382        (1,836)        3,135        (2,608)
Dividends on preferred stock               (2,000)         (500)         (500)         (500)         (500)
                                         --------      --------      --------      --------      --------

     Net income (loss) applicable to     $  1,072      $  3,882      $ (2,336)     $  2,635      $ (3,108)
       common shareholders               ========      ========      ========      ========      ========

Net income (loss) per share
  Basic                                  $    .03      $    .11      $   (.07)     $    .07      $   (.09)
  Diluted                                $    .03      $    .10      $   (.07)     $    .07      $   (.09)

                                                                 Fiscal year 1999
                                        Total for
                                        year ended      Fourth         Third        Second         First
                                       May 31, 1999     quarter       quarter       quarter       quarter
                                       ------------     -------       -------       -------       -------
                                                  (dollars in thousands, except per share data)
Summary of operations
  Revenue                                $ 42,162      $ 11,378      $ 10,600      $  9,852      $ 10,332
  Provision for losses                     (4,607)       (1,125)         (923)       (1,170)       (1,389)
                                         --------      --------      --------      --------      --------

     Net revenue                           37,556        10,252         9,678         8,682         8,943

Operating income (loss)                     5,919         1,939         1,187         1,220         1,573

Net income (loss)                           3,876         3,007           295           283           290
Dividends on preferred stock               (1,800)         (500)         (500)         (500)         (300)
                                         --------      --------      --------      --------      --------

     Net income (loss) applicable to     $  2,076      $  2,507      $   (205)     $   (217)     $    (10)
        common shareholders              ========      ========      ========      ========      ========

Net income (loss) per share
  Basic                                  $    .06      $    .07      $   (.01)     $   (.01)     $    .00
  Diluted                                $    .06      $    .07      $   (.01)     $   (.01)     $    .00

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      The following discussion of our financial condition and results of operations should be read in connection with our consolidated financial statements and the related notes to the consolidated financial statements appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include risks and uncertainties related to:

      o     the need for additional funds;
      o     the rapid growth of our operations; and
      o     our ability to continue to operate profitably.

      For a more extensive discussion of these risks and uncertainties, see "Risk Factors."


Overview


      The Credit Store is a technology and information based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. Unlike traditional credit card companies, we focus on consumers who have previously defaulted on debt. We reach these consumers by acquiring their defaulted debt. We purchase portfolios for prices typically ranging from 0.50% to 3.00% of the receivable balance. An increasing amount of our acquisitions come from our "cash for conversions" or "CFC" program, through which we pay the debt owner an agreed on price for each account we convert to a credit card. Under a CFC, we typically pay a higher price per account, but we only pay for the accounts we convert to a credit card.

      Through our direct mail and telemarketing operations, these consumers are offered an opportunity to:

      o     settle their debt, typically at a discount,
      o transfer the agreed settlement amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card, and
      o establish a positive credit history on their newly issued card by making timely and consistent payments.

      We accept lump sum settlements or installment payment plans from those consumers who do not accept the credit card offer.

      After the consumers have made eight or more consecutive monthly payments on their outstanding credit card balance we consider the account seasoned and available to sell or securitize. Because the focus of our business is to convert defaulted debt into seasoned credit cards, we periodically sell or securitize portfolios of these seasoned accounts. We also periodically sell into the secondary market for non-performing consumer debt portfolios of accounts we acquired but were unable to convert.

      We have five subsidiaries, Credit Store Services, Credit Store Capital, American Credit Alliance, TCS Funding IV and TCS Funding V. All of these subsidiaries are wholly owned by us; however, only Credit Store Capital and American Credit Alliance are consolidated on our financial statements. Credit Store Services, TCS Funding IV and TCS Funding V are qualifying special purpose entities that are not required to be consolidated.

      Credit Store Services and Credit Store Capital acquire non-performing consumer receivables and contract with us to offer consumers a credit card under our program or to accept settlements or payment plans. American Credit Alliance owns a 50% interest in Dakota Card Fund II, a limited liability company that contracts with us to service non-performing receivables and credit card receivables that it owns. TCS Funding IV and TCS Funding V were created in connection with securitizations for the purpose of purchasing performing credit card receivables from us. See Note D to our audited consolidated financial statements.

      Our business is highly dependant on the amount of non-performing consumer debt we acquire, the cost to acquire these accounts, and the cash flows we generate from these accounts. The marketing cycle for and useful life of a new credit card account extends over several years. Therefore, we measure our operating results on both a traditional fiscal period basis and on a "vintage basis." When analyzing our performance on a vintage basis, we track each acquired portfolio over the entire period we own the accounts. We store statistics for each portfolio of accounts in our data warehouse and use these statistics to develop our portfolio acquisition models, marketing models, account servicing models, and accounting methodology. Since 1996, we have acquired approximately $6.0 billion in non-performing consumer debt through approximately 110 separate portfolio acquisitions.

      The charts below summarize the performance of the portfolios we acquired in each fiscal period on a vintage basis. For fiscal 2001, the charts include portfolios of receivables owned by The Credit Store and by Credit Store Services, our unconsolidated subsidiary.

        Vintage Basis Analysis of Non-Performing Debt Acquired and Resold

                                                                                     Receivables
                                      Receivable         Total                     Settled through     Receivables
                       Purchased       Acquired      Receivables  CFC Returned to  Credit Card or      Resold into       Remaining
                      Receivables*  through CFC's      Acquired        Seller           Cash        Secondary Market   Receivables
                      ------------  -------------      --------        ------           ----        ----------------   -----------
Nine months ended
  February 28, 2001  $  786,984,637 $404,382,594   $1,191,367,231  $  379,035,351  $   45,524,070    $   14,805,402   $  752,002,408

Year ended May 31,
  2000                1,401,699,121  328,797,101    1,730,496,222     315,424,851      81,721,524       190,767,788    1,142,582,059

Year ended May 31,
  1999                  925,541,081           --      925,541,081              --      66,147,351       686,876,331      172,517,399

Year ended May 31,
  1998                  846,868,197           --      846,868,197              --     131,744,556       513,434,996      201,688,645

      *Net of qualifying accounts returned to seller.

     Vintage Basis Analysis of Settled Balances Transferred to Credit Cards

                       Settlement
                         Amounts                        Net                      New Charges    Payments                 Credit Card
                     Transferred to  Closed Credit   Settlement  Interest and    Received on   Credit Card   Balances    Remaining
                       Credit Card       Card         Amounts        Fees on     Credit Card    Balances      Sold or    Credit Card
                        Accounts       Accounts*    Transferred   Credit Cards    Balances     Charged Off  Securitized   Balances
                        --------       ---------    -----------   ------------    --------     -----------  -----------   --------
Nine months ended
   February 28, 2001  $41,113,730     $ 9,130,512   $31,983,218     $ 3,075,835   $ 3,292,974  $   470,879   $        -- $31,295,200
Year ended
   May 31, 2000        66,047,067      19,196,046    46,851,021      16,865,046    17,286,481   11,816,243       252,386  34,360,957
Year ended
   May 31, 1999        50,084,301      11,195,051    38,889,250      26,886,235    28,552,468   17,753,473     8,586,366  10,883,177
Year ended
   May 31, 1998        84,927,895      14,530,532    70,397,363      43,810,209    45,306,929   44,644,066    17,413,200   6,843,378

      * Accounts where the first required payment was never made and accounts closed at the request of customers before any significant activity occurred. When this occurs we close the account and return the original receivable balance to the status of non-performing debt.

               Vintage Basis Analysis of Balances Settled for Cash

                                                                Cash Collections
                                                  Receivables      on Settled
                                                    Settled        Receivables
                                                    -------        -----------
            Nine months ended February 28, 2001   $ 4,410,340      $  880,834
            Year ended May 31, 2000                15,674,457       3,848,213
            Year ended May 31, 1999                16,063,050       3,573,228
            Year ended May 31, 1998                46,816,661       5,969,455

      In addition to vintage analysis, we track performance on a traditional fiscal period basis. Performance during a fiscal period forms the basis for the numbers that appear in our consolidated financial statements for the fiscal period.

      The charts below summarize the results of our portfolio acquisition activity and subsequent account performance by fiscal period. For fiscal 2001, the charts include portfolios of receivables owned by The Credit Store and by Credit Store Services, our unconsolidated subsidiary.

        Fiscal Period Analysis of Non-Performing Debt Acquired and Resold

                                                   Year Ended May 31
                                                   -----------------                                           Nine Months Ended
                                     1997                1998                1999                2000         February 28, 2001
                                     ----                ----                ----                ----         -----------------
Acquisition method
   Cash acquisition*            $1,063,886,911      $  899,367,399      $  956,043,213      $1,483,921,605      $  792,229,023
   Cash for conversion*                     --                  --                  --      $  328,797,100      $  404,382,594
                                --------------      --------------      --------------      --------------      --------------
     Total acquisition cost     $   12,323,387      $   15,723,045      $    8,282,140      $   14,308,164      $   10,555,840

Acquisition cost as a                    1.16%               1.75%               0.87%               0.78%               0.88%
   percent of face value
Number of accounts                     525,217             363,191             566,208             808,813             467,767
Cost per account                        $23.46              $43.29              $14.63              $17.84              $22.57

      *     Face value of receivables acquired.

     Fiscal Period Analysis of Balances Settled by Transfers to Credit Cards
                          and Balances Settled for Cash

                                                           Year Ended May 31
                                                           -----------------                   Nine Months Ended
                                                1998              1999              2000       February 28, 2001
                                                ----              ----              ----       -----------------
Settlement amount transferred
   to new credit card accounts              $ 99,521,065      $ 55,210,412      $ 66,811,969      $ 71,041,209
Cash collections on settled receivables     $  1,511,267      $  4,420,029      $  3,989,271      $  3,479,483

ACCOUNTING FOR INVESTMENTS IN RECEIVABLE PORTFOLIOS.

      Effective June 1, 2000, we account for our investments in receivable portfolios on the accrual basis of accounting in accordance with the provisions of the AICPA's Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." Before June 1, 2000, we used the cost recovery method of accounting for the portfolios of non-performing consumer debt that we acquired. Practice Bulletin 6 requires that the accrual basis of accounting be used at the time the amount and timing of cash flows from an acquired portfolio can be reasonably estimated and collection is probable. As of June 1, 2001, we had accumulated statistics in our data warehouse on approximately $5 billion of non-performing debt acquired since 1996. At that point, we determined that our models provided us with reliable estimates of the amounts and timing of cash flows that portfolios of acquired debt would generate in future periods. As required by Practice Bulletin 6, we then converted on a prospective basis to accrual accounting. As part of our ongoing commitment to data analysis and statistical modeling, we update and evaluate our models on a monthly basis to facilitate the application of appropriate accounting treatment and internal valuation of our portfolios.

      Under the accrual method of accounting, static pools are typically established for each portfolio acquired. Once a static pool is established, the receivables are permanently assigned to the pool. We account for each static pool as a unit for the economic life of the pool for recognition of income from receivable portfolios, for collections applied to principal of receivable portfolios and for provision for loss or impairment. Income from receivable portfolios is accrued based on the effective interest rate determined for each pool applied to each pool's carrying value as of June 1, 2000 or its cost if purchased after June 1, 2000, adjusted for unpaid accrued income and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of actual cash received since the date of adoption or since inception if purchased after June 1, 2000 and anticipated future cash flow projections for each pool.

      For financial statement purposes, the cost of a portfolio is the purchase price paid to the seller plus costs directly related to the acquisition of the portfolio. All direct mail, telemarketing, and scrubbing costs are expensed as incurred. At the time a settlement has been reached with a consumer, whether through the credit card product or other form of settlement, no incremental asset is recorded to the financial statements. Financial statement entries are recorded to reflect the new assets as a cardholder begins to make new charges on an account and through accretion under yield accounting. For other forms of settlement, financial statement entries are recorded as an account holder makes payments.

      We monitor impairment of non-performing receivable portfolios based on the current market environment and discounted projected future cash flows of each portfolio compared to each portfolio's carrying amount. Provisions for losses are charged to earnings when it is determined that the investment in a non-performing receivable portfolio is greater than the present value of expected future cash flows. No provision for losses on non-performing receivable portfolios was recorded in the nine months ended February 28, 2001.

      Our provision for possible credit card losses includes current period losses and an amount which, in our judgment, is necessary to maintain the allowance for possible credit card losses at a level that reflects known and inherent risks in the credit card portfolio. In evaluating the adequacy of the allowance for credit card losses, we consider several factors, including: historical trends of charge-off activity for each credit card portfolio, current economic conditions and the impact current economic conditions might have on a borrowers' ability to repay. Significant changes in these factors could affect the adequacy of the allowance for credit card losses in the near term. Credit card accounts are generally charged off at the end of the month during which the credit card receivable becomes contractually 180 days past due. Bankrupt accounts and accounts of deceased cardholders without a surviving, contractually liable individual, are charged off immediately on receipt of formal notification of bankruptcy or death, as the case may be.


      Under the cost recovery method, we record the purchase price of a portfolio and any costs directly related to the purchase as an investment in non-performing consumer debt on the balance sheet. We apply cash flows related to the acquired portfolio as a reduction of the investment on the balance sheet. Once the cost of a portfolio has been recovered, the remaining cash flow is recorded as excess of revenue over cost recovered. The application of cost recovery can have a material impact on revenue and net income during periods of increasing or decreasing portfolio acquisitions. We made significant investments in portfolio acquisitions during fiscal 1998 totaling $15.6 million, and the application of cost of recovery resulted in decreased revenue during the period. The decreases occurred because cash flows from an acquired portfolio are applied first to reduce the investment in that portfolio to zero, which takes between 9 and 13 months on the average, depending on the performance of the acquired portfolio. During the same period, we expensed, as incurred, all costs to market and service the portfolios which, when, combined with the effects of cost recovery on revenue, contributed to the large losses experienced in fiscal 1998. During fiscal 1999 and 2000, the majority of the portfolios acquired during the two preceding years experienced full cost recovery, leading to a significant increase in revenue in excess of cost recovered. In addition, portions of our performing credit card receivables had matured to the point where we were able to sell and securitize them at prices well in excess of the cost basis of those receivables, generating gains on the sale of those portfolios. The above factors contributed to the net income of $3.1 million in fiscal 2000 and $3.9 million in fiscal 1999 and a net loss of $29.4 million in fiscal 1998.


Results of Operations


      NINE MONTHS ENDED FEBRUARY 28, 2001 COMPARED TO NINE MONTHS ENDED FEBRUARY 29, 2000:

      REVENUES. Net revenue for the nine months ended February 28, 2001 was $27.53 million, a 2.7% increase from the $26.81 million recorded during the nine months ended February 29, 2000. Core revenue, defined as income from receivables and servicing fees and other income, increased 35.3% during the first nine months of fiscal 2001 as compared to the first nine months of fiscal 2000, and was impacted positively by the adoption of accrual accounting for receivable portfolios. Gains from sales of portfolios and retained interests in securitized receivables decreased 83.4% from $6.89 million in the nine months ended February 29, 2000 to $1.15 million in the nine months ended February 28, 2001 due to the sale of three qualifying special purpose entities in November 1999 with no similar event during the first nine months of fiscal 2001. The provision for losses increased 46.7% from $4.82 million in the nine months ended February 29, 2000 to $7.06 million in the nine months ended February 28, 2001 and increased as a percentage of core revenue from 19.5% in the nine months ended February 29, 2000 to 21.1% in the nine months ended February 28, 2001.

      During the first quarter of fiscal 2001, we adopted the accrual method of accounting for our investment in receivable portfolios. Before June 1, 2000, we used the cost recovery method of accounting. Under the cost recovery method all cash receipts relating to individual portfolios of nonperforming consumer debt are applied first to recover the cost of the portfolios, prior to recognizing any revenue. The accrual method recognizes as revenue the discount on acquired portfolios over the period in which the payments are probable of collection. The recognition of this discount is based on the effective interest rate of each portfolio. The accrual method accelerates the recognition of revenue as compared to the cost recovery method. For the first nine months of fiscal 2001, the adoption of the accrual method of accounting resulted in an increase of $10.56 million in income from credit card receivables, and an increase of $3.29 million in provision for losses on credit card receivables.

      EXPENSES. Total operating expenses for the nine months ended February 28, 2001 were $27.07 million, a 15.1% increase from $23.53 million in the nine months ended February 29, 2000. Increased expenses were largely related to a 20.3% increase in credit card receivables owned and managed from $96.50 million for the nine months ended February 29, 2000 to $116.06 million for the nine months ended February 28, 2001. Salaries and employee benefits increased 5.4% from $9.90 million in the nine months ended February 29, 2000 to $10.44 million in the nine months ended February 28, 2001 and decreased as a percentage of core revenue from 40.0% in the nine months ended February 29, 2000 to 31.2% in the nine months ended February 28, 2001. Professional and financing fees increased 33.6% from $2.68 million in the nine months ended February 29, 2000 to $3.57 million in the nine months ended February 28, 2001 and as a percentage of core revenue remained constant at 10.8% in the nine months ended February 29, 2000 compared to 10.7% in the nine months ended February 28, 2001. Credit card servicing increased 19.9% from $5.13 million in the nine months ended February 29, 2000 to $6.16 million in the nine months ended February 28, 2001 and as a percentage of core revenue decreased from 20.8% in the nine months ended February 29, 2000 to 18.4% in the nine months ended February 28, 2001. Other expenses increased 39.7% from $3.27 million in the nine months ended February 29, 2000 to $4.57 million in the nine months ended February 28, 2001. Other expenses increased slightly as a percentage of core revenue from 13.2% in the nine months ended February 29, 2000 to 13.7% in the nine months ended February 28, 2001. Within this category, royalty expense increased from $0.59 million in the nine months ended February 29, 2000 to $1.28 million in the nine months ended February 28, 2001. As indicated in Note G to our interim financial statements, we are disputing our obligation to continue making royalty payments under the agreements and suspended both payment and accrual of royalty expense in February 2001.

      INTEREST EXPENSE. Interest expense increased 28.9% from $3.31 million in the nine months ended February 29, 2000 to $4.26 million in the nine months ended February 28, 2001, based on a higher average amount of debt outstanding. As a percentage of core revenue, interest expense decreased from 13.4% in the nine months ended February 29, 2000 to 12.7% in the nine months ended February 28, 2001.

      INCOME TAX EXPENSE. We recorded a $1.29 million tax expense during the nine months ended February 29, 2000 as a result of the gain from the sale of the retained interests in securitizations. No income tax benefits related to the net loss were recorded in the nine months ended February 28, 2001. The net loss is expected to be offset against fourth quarter net income. The recognition of net income for the fourth quarter and fiscal 2001 is dependent on the sale of seasoned credit card accounts in the fourth quarter as planned in the forecast.

      In prior years, we recognized a tax benefit and deferred tax asset for a portion of our net operating loss carryforward that had been previously offset by a valuation allowance. This tax benefit was recorded due to the achievement of net income in fiscal 2000 and 1999, the projection of net income in future years at levels greater than fiscal 2000 and 1999 and the level of securitization and sale activity we experienced. We will continue to evaluate the remaining valuation allowance and will recognize tax benefits as factors indicate that it is more likely than not that future tax benefits will be realized.

      NET LOSS. Net loss was $1.31 million for the nine months ended February 29, 2000 compared to a net loss of $3.80 million in the nine months ended February 28, 2001. Dividends on preferred stock have accumulated but have not been declared and are not yet payable. However, we treat the dividends as declared and payable for the purpose of calculating net income (loss) applicable to common stockholders. After the effect of preferred dividends of $1.5 million in each nine month period, the net loss applicable to common stockholders was $2.81 million, or $.08 per basic and diluted common share, in the first nine months of fiscal 2000, compared to a net loss of $5.30 million, or $.15 per basic and diluted common share, in the first nine months of fiscal 2001.


      FISCAL YEAR ENDED MAY 31, 2000 COMPARED TO FISCAL YEAR ENDED MAY 31, 1999:


      REVENUES. Total revenue for the fiscal year ended May 31, 2000 was $46.4 million a 10% increase from $42.2 million during the year ended May 31, 1999. Income from credit card receivables increased 51% from $6.4 million to $9.7 million due to a higher amount of funded credit card receivables during the period. Income from credit card receivables represents interest and fees on new advances or purchases made by holders of our credit cards on an accrual basis. Revenue in excess of costs recovered decreased 4% from $22.3 million to $21.4 million. Securitization income and asset sales increased 6% from $11.9 million to $12.6 million primarily due to entrance into the re-sale market of nonperforming consumer accounts. Securitization income and asset sales represents the excess of cash proceeds over the cost basis in those assets.


      During fiscal 2000, we sold our retained interests in three qualifying special purpose entities, completed a securitization of $14.3 million in receivables, sold $1.4 million of receivables to an unaffiliated bank, and sold non-performing assets in the market. Servicing fees and other income increased 72% from $1.6 million to $2.7 million due to the increased number of accounts serviced. Core revenue, defined as income from credit card receivables, revenue in excess of cost recovered and servicing fees and other income, increased 11% from $30.3 million in fiscal 1999 to $33.8 million in fiscal 2000 due to higher amount of funded credit card receivables and increased number of accounts serviced. The provision for losses increased 23% from $4.6 million to $5.7 million based on increasing volume of new charges funded. The above combined to produce net revenue of $40.7 million for the fiscal year ended May 31, 2000, an 8% increase over $37.6 million recorded for the year ended May 31, 1999.

      EXPENSES. Total operating expenses increased 7% from $31.6 million in fiscal 1999 to $33.7 million in fiscal 2000 but decreased as a percentage of core revenues from 104% to 100%. Salaries and employee benefits increased 8% to $13.5 million from $12.5 million based on an average higher number of full time personnel but decreased as percentage of core revenues from 41% to 40%. Professional fees decreased 4% from $2.7 million in fiscal 1999 to $2.6 million in fiscal 2000. Depreciation and amortization decreased 5% from $2.6 million in fiscal 1999 to $2.5 million in fiscal 2000. Third party service fees decreased 2% from $4.7 million in fiscal 1999 to $4.6 million in fiscal 2000 and decreased as a percentage of core revenues from 16% to 14% as our cost per account declined. Communication expense increased 18% from $2.3 million in fiscal 1999 to $2.8 million in fiscal 2000 in line with increased portfolio acquisition activity. Royalty expense, under two mutual business development agreements, increased 12% from $1.5 million in fiscal 1999 to $1.7 million in fiscal 2000. The royalty expense is accrued when new credit card accounts make their third payment according to the terms of the cardholder agreement or when cash from non-card accounts is collected. Increased royalty expense is due to a higher percentage of cards reaching a third payment due to increased portfolio acquisition activity in fiscal 2000. The mutual business development agreements are currently in dispute. See "Certain Relationships and Related Transactions."

      Financing fees increased 416% from $0.2 million to $1.1 million reflecting our ability to obtain two additional financing sources in fiscal 2000. Interest expense increased 15% from $4.0 million in fiscal 1999 to $4.6 million in fiscal 2000 based on a higher average amount of debt outstanding resulting from increased portfolio acquisition activity.

      INCOME TAX BENEFIT. Revenues and expenses combined for income before income taxes of $2.0 million in fiscal 2000 compared to income before income taxes of $1.9 million in fiscal 1999. We recognized a tax benefit of $1.0 million in fiscal 2000 resulting in net income of $3.1 million compared to a tax benefit of $2.0 million in fiscal 1999 resulting in net income of $3.9 million. The tax benefit in fiscal 2000 consisted of the recognition of $1.0 million of tax expenses related to the reclassification of comprehensive income and the reduction of $2.0 million of a valuation allowance related to net operating loss carryforward.

      We have reviewed the adequacy of our valuation allowance and determined that based on fiscal 2000 and 1999 pretax income, the projection of net income in future years at levels greater than fiscal 2000 and 1999 and the level of securitization and sale activity we experienced, it was more likely than not that a portion of our net operating loss carryforward would be utilized. We will continue to evaluate the remaining valuation allowance and will recognize tax benefits as factors indicate that it is more likely than not that future tax benefits will be realized.

      NET INCOME (LOSS). Dividends on preferred stock have accumulated but have not been declared and are not yet payable. We, however, treat the preferred dividends as declared and payable for the purpose of calculating net income applicable to common stockholders and earnings per share. Preferred dividends for fiscal 2000 increased 11% from $1.8 million in fiscal 1999 to $2.0 million. After the effect of preferred dividends, net income applicable to common stockholders in fiscal 2000 was $1.1 million compared to net income applicable to common stockholders of $2.1 million for fiscal 1999.

      FISCAL YEAR ENDED MAY 31, 1999 COMPARED TO FISCAL YEAR ENDED MAY 31, 1998:

      REVENUES. During the fiscal year ended May 31, 1999, total revenue increased from $13.4 million to $42.2 million, or 215%. The increase was primarily due to a combination of increased revenues from a maturing credit card portfolio, portfolio securitizations and portfolio sales. Income from credit card receivables increased 63% from $4.0 million to $6.4 million due to an increase in the weighted average credit card receivables funded. Revenue in excess of costs recovered increased 174% from $8.1 million to $22.3 million due to increased cash flow related to acquired portfolios and the effect of fully recovering the acquisition costs on the majority of the portfolios acquired during the two previous fiscal years. Our performing credit card receivables had matured to the stage where we achieved the sale or securitization of approximately $27.4 million in receivables. Our securitization income and asset sales resulted in an $11.9 million gain which represents the excess of cash proceeds over the cost basis in those assets. There were no such sales in the previous fiscal year. Servicing fees and other income increased 21% from $1.3 million to $1.6 million due to a higher average number of accounts under management subject to a servicing fee. Core revenue, defined as income from credit card receivables, revenue in excess of cost recovered and servicing fees and other income, increased 127% to $30.3 million, in fiscal 1999 from $13.4 million in fiscal 1998 due to the effect of fully recovering the acquisition costs of the majority of portfolios in the two previous years through the cost recovery methodology of applying payments received. The provision for losses decreased 29% from $6.5 million to $4.6 million based on the experience of a more matured portfolio. The above combined to produce net revenue of $37.6 million for the fiscal year ended May 31, 1999, a 445% increase over the $6.9 million recorded for the year ended May 31, 1998.

      EXPENSES. During the fiscal year ended May 31, 1999, salaries and employee benefits decreased 6% from $13.3 million to $12.5 million based on an average lower number of full-time personnel. Professional fees decreased 36% from $4.2 million in fiscal 1998 to $2.7 million in fiscal 1999 as we moved beyond our startup period requiring fewer outside professional services. Depreciation and amortization decreased 19% from $3.2 million in fiscal 1998 to $2.6 million in fiscal 1999. Fiscal 1998 included an $0.8 million writedown of existing software systems. Third party card service fees increased 36% from $3.5 million in fiscal 1998 to $4.7 million in fiscal 1999, in line with the increase in the average number of accounts under management. Communication expense increased 12% from $2.0 million in fiscal 1998 to $2.3 million in fiscal 1999 largely in line with increased marketing campaigns on existing portfolios of non-performing debt. Royalty expense, under two mutual business development agreements, increased 644% from $0.2 million in fiscal 1998 to $1.5 million in fiscal 1999. The royalty expense increased because a higher percentage of cards reached a third payment as a result of to a more thorough sales process and better account retention in the early months of a new account. The mutual business development agreements are currently in dispute. See "Certain Relationships and Related Transactions."

      Interest expense decreased 15% from $4.8 million in fiscal 1998 to $4.0 million in fiscal 1999 for two reasons. We had a lower average amount of debt outstanding due to the conversion of $10.0 million of subordinated debt to preferred stock in May 1998 and the conversion of $10.0 million of subordinated debt in August 1998. Second, we benefited from a reduction in the interest rate on senior debt.

      INCOME TAX BENEFIT. Revenues and expenses combined for income before income taxes of $1.9 million in fiscal 1999 compared to a loss before income taxes of $29.4 million in fiscal 1998. We recognized a tax benefit of $2.0 million for the year ended May 31, 1999 due to the reduction of a valuation allowance related to net operating loss carryforwards. We did not recognize a tax benefit for the year ended May 31, 1998.

      We have reviewed the adequacy of our valuation allowance and determined that based on fiscal 1999 pretax income, the projection of net income in future years at levels greater than fiscal 1999 and the level of securitization and sale activity we experienced, it was more likely than not that a portion of our net operating loss carryforward would be utilized.

      NET INCOME (LOSS). Dividends on preferred stock have accumulated but have not been declared and are not yet payable. We, however, treat the preferred dividends as declared and payable for the purpose of calculating net income applicable to common stockholders and earnings per share. Preferred dividends for fiscal 1999 increased 350% from $0.4 million in fiscal 1998 to $1.8 million due to the previously discussed conversion of debt to preferred stock. After the effect of preferred dividends, net income applicable to common stockholders in fiscal 1999 was $2.1 million compared to a net loss applicable to common stockholders of $29.8 million for fiscal 1998.

Credit Card Receivable Quality

      Once a receivable is settled and the settlement amount is transferred to a credit card, we employ traditional credit card measurements to track delinquencies and charge-offs in our portfolio of performing credit cards. We experience the majority of defaults and delinquencies during the first few months after the settlement amount is transferred to a new credit card. In general, if a customer does not make the first required payment on an account, we close the account and restore the account balance to non-performing status. We follow the same policy if the customer closes the account voluntarily before making the first required payment. We track these closed accounts separately.

      The delinquency chart below includes all our owned and managed credit card receivables but does not include receivables in accounts that have not yet made a first payment. Because these accounts are not yet performing and may be closed, including them would distort the reporting of actual delinquencies on our performing portfolio of accounts.

   Delinquencies as a Percentage of Owned and Managed Credit Card Receivables
                           For the Three Months Ended

                      May 31  Aug. 31,   Nov. 30,   Feb. 29,   May 31,   Aug. 31,   Nov. 30,   Feb. 28,
                       1999     1999       1999       2000       2000      2000       2000       2001
                       ----     ----       ----       ----       ----      ----       ----       ----
                                                    (percent of total)
Loans Delinquent:
  30 to 59 days       10.9%     9.6%       9.3%       8.2%       9.6%     10.5%      11.0%       9.7%
  60 to 89 days        4.9%     5.5%       4.5%       3.6%       4.7%      6.2%       5.8%       5.5%
  90 or more           3.4%     4.1%       3.5%       3.1%       3.2%      4.2%       4.7%       5.0%

Total 60 or more       8.3%     9.6%       8.0%       6.7%       7.9%     10.4%      10.5%      10.5%

      We track the performance of securitized receivables as separate pools and have summarized the delinquency history of securitized credit card receivables in the chart below. The three month periods ended May 31, 1999 through May 31, 2000 reflect the performance of receivables held by the three qualifying special purpose entities created in connection with our first three securitizations. We sold our retained interest in all three of these entities in May 2000. Removing these seasoned receivables from our portfolio of owned and managed credit card receivables and our portfolio of securitized receivables had the effect of increasing reported delinquencies during the subsequent reporting periods. The three month periods ended May 31, 2000 through February 28, 2001 reflect the performance of receivables held by TCS IV which was created in connection with our May 2000 securitization. See "--Liquidity and Capital Resources."

      Delinquencies as a Percentage of Securitized Credit Card Receivables
                           For the Three Months Ended

                       May 31,  Aug. 31,   Nov. 30,   Feb. 29,   May 31,   Aug. 31,   Nov. 30,   Feb. 28,
                         1999     1999       1999       2000      2000       2000       2000       2001
                         ----     ----       ----       ----      ----       ----       ----       ----
                                                            (percent of total)
Loans Delinquent:
30 to 59 days            6.6%     6.1%       5.8%       5.8%      2.0%       7.0%       7.6%       7.1%
60 to 89 days            1.8%     2.2%       2.0%       2.2%      0.0%       2.5%       2.7%       2.8%
90 or more               1.0%     1.7%       1.6%       1.7%      0.0%       2.3%       4.2%       5.3%

Total 60 or more         2.9%     3.9%       3.7%       3.9%      0.0%       4.8%       7.0%       8.1%

      Under our program, when a new credit card is issued to the consumer, the opening balance and credit line equal the agreed settlement amount of the debt obligation we purchased. However, for financial statement purposes, we record as credit card receivables only:

      o amounts funded as a result of cash advances and new cardholder purchases made after the cardholder makes the first payment on the credit card account,
      o     the accrued interest on these cash advances and new purchases, and
      o     the accrued fees on the account.

      We do not record any credit card asset until after the cardholder makes payments and begins to make new charges on the account. As a result, historically, the amount owed by our cardholders exceeds the amount of receivables recorded on our balance sheet as summarized in the following chart.

         Actual Cardholder Balances Compared to Credit Card Receivables
                           Recorded on Balance Sheet

                                                                     Year Ended May 31
                                                                     -----------------                 Nine Months Ended
                                                           1998             1999             2000      February 28, 2001
                                                           ----             ----             ----      -----------------
Owned credit card receivables                          $75,019,451      $66,745,515      $77,912,670      $89,220,685
Unused credit                                          $ 6,090,362      $ 4,456,019      $ 7,864,138      $ 9,845,894
Utilization rate                                            92%              94%              91%              90%
Credit card receivables on balance sheet               $16,824,782      $21,879,209      $27,386,165      $32,392,337
Credit card receivables on balance sheet
  as a percentage of owned credit card receivables          22%              33%              35%              36%

      We reserve for credit card losses on our balance sheet and charge against the reserve based on the amounts funded as a result of cash advances and new cardholder purchases made after the cardholder makes the first payment on the credit card account, the accrued interest on these cash advances and new purchases, and the accrued fees on the account. The following table presents our charge-offs for the periods indicated and our provision for losses on our owned credit card receivables:

         Charge Offs and Provision for Losses on Credit Card Receivables
                           Recorded on Balance Sheet

                                                                   Year Ended May 31
                                                                   -----------------                 Nine Months Ended
                                                        1998             1999             2000       February 28, 2001
                                                        ----             ----             ----       -----------------
Average credit card receivables on balance sheet     $10,043,983      $19,906,367      $34,476,497      $26,387,249
Charge-offs*                                         $ 4,721,858      $ 5,448,783      $ 6,051,670      $ 5,104,920
Charge-offs as a percentage of average credit           47.0%            27.4%            17.6%            19.3%
card receivables on balance sheet
Provision for credit card losses                     $ 6,483,737      $ 4,607,081      $ 5,680,975      $ 7,063,455
Provision as a percentage of charge-offs               137.3%            84.6%            93.9%           138.4%

      *     Charge-offs are not net of recoveries.


Liquidity and Capital Resources

      We seek to maintain an adequate level of liquidity through active management of assets and liabilities, through sales or securitizations of credit card receivables, and through debt and equity financing. Because the characteristics of our assets and liabilities change, liquidity management is a dynamic process affected significantly by the maturity of our assets and the seasonality of the credit card business.


      At February 28, 2001, we had $4.5 million of cash and cash equivalents and restricted cash, compared to $8.2 million at May 31, 1998, $4.2 million at May 31, 1999 and $2.4 million at May 31, 2000. We maintain restricted cash reserves at two banks to facilitate the funding of new charges and advances on our customer's credit cards. These restricted balances were $1.3 million at February 28, 2001, $1.0 million at May 31, 2000, $0.8 million at May 31, 1999 and $1.0 million at May 31, 1998.

      A significant source of liquidity for us has been the sale and securitization of credit card receivables. In May 2001, we completed a securitization of approximately $4.86 million in seasoned credit card receivables which had a principal balance of approximately $5.72 million with an unconsolidated wholly-owned qualifying special purpose entity. The qualifying special purpose entity provided $4.0 million for the purchase and the remaining $0.86 million of the purchase price was recorded by us as retained interest.

      During the fiscal year ended May 31, 2000, we sold our retained interest in three qualifying special purpose entities to the senior beneficial interest holder for approximately $8.6 million in cash, realizing a pretax gain of approximately $6.5 million.


      During the fiscal year ended May 31, 1999, we sold approximately $7.0 million in face amount of receivables to an unaffiliated bank for $5.0 million and raised approximately $13.0 million from three securitizations of credit card receivables totaling $20.4 million. We intend to securitize receivables in the capital markets and sell receivables to unaffiliated credit card banks in the ordinary course of business.


      We also maintain a senior secured revolving credit line with Coast Business Credit, a division of Southern Pacific Bank. The credit line is for $15.0 million and is secured by substantially all of our assets. Borrowings under the credit line are based on a formula, which is dependent primarily on the performance and maturity of our credit card receivables. There was $14.31 million outstanding under the credit line at February 28, 2001, with $0.69 million available for future borrowings. We entered into an amendment with Coast Business Credit in May 2001 to extend the credit line until May 31, 2002. The amendment reduces the amount available to us to $13.0 million after June 30, 2001, $10.0 million after September 30, 2001, $7.5 million after December 31, 2001, and $5.0 million by March 31, 2002. We may add participating lenders to the Coast credit line to increase the amounts available to us. We are in discussion with potential participants and replacement lenders to increase the amounts available to us for working capital purposes. There can be no assurance we will be successful in obtaining participants in or a replacement for the Coast credit line. We believe the existing credit facility, as extended, together with amounts expected to be received by us from securitizations and credit card portfolio sales, will be adequate to meet our working capital needs through our third fiscal quarter of 2002.

      We have also received secured financing from a related party, J.L.B. of Nevada. The notes are payable on demand but are subordinated to the senior secured revolving credit line. The holder of the notes cannot demand repayment prior to repayment of the senior secured revolving credit line. In August 1998, we converted $10.0 million of this debt into Series E preferred stock. At February 28, 2001, the principal amount outstanding on these notes totaled $17.3 million and accrued but unpaid interest totaled $2.7 million.

      On September 20, 1999, we entered into a repurchase agreement with Bank of Hoven. Under the agreement, the bank purchased credit card receivables from us. The initial agreement had a purchase price of $3.0 million which was increased to $6.0 million in March 2000. The agreement was replaced by a new repurchase agreement for $8.0 million in December 2000. For accounting purposes, we treat the repurchase agreement as a financing transaction. We anticipate renewing this repurchase agreement on a quarterly basis until we include the receivables in a securitization or portfolio sale.

      In October 1999, through a bankruptcy remote special purpose entity, we established a $17.5 million secured revolving credit line with General Electric Capital Corporation to finance the acquisition of non-performing consumer debt portfolios, which credit line expires in August 2002. There was $2.7 million outstanding under the credit line at February 28, 2001 with $0.09 million available under the borrowing base formula for future borrowings. The transfer of receivables to this special purpose entity by us does not qualify for sale treatment under SFAS 140. The special purpose entity is fully consolidated in our financial results.

      During the fiscal year ended May 31, 2000, we established a new wholly-owned qualifying special purpose entity, TCS Funding IV, for the purpose of purchasing performing credit card receivables from us. TCS Funding IV entered into a $40.0 million credit facility with a lending institution to finance the purchase of credit card receivables. The initial $12.1 million sale of credit card receivables to the qualifying special purpose entity included receivables with a principal balance of approximately $14.2 million. TCS Funding IV provided $10.0 million for the purchase and the remaining $2.1 million of the purchase price was recorded by us as retained interest. We recognized a pretax gain of approximately $3.8 million. Future borrowings under the facility are subject to the lender's discretion and a number of other conditions.

      The TCS Funding IV credit facility requires interest payments only during the first 18 months and allows for multiple advances during this period up to $40.0 million. Borrowings in excess of $10.0 million are governed by a borrowing base and are contingent on the senior beneficial interests receiving a minimum BBB- rating from a nationally recognized rating agency. The credit facility advances 70% of the receivables balance, of which 5% must be deposited in a reserve account. We are in the process of attaining a rating on behalf of TCS Funding IV. The terms of the credit facility require that all credit card receivables purchased by TCS Funding IV must be current with a minimum of eight payments made on each account and must meet specified other eligibility requirements.

      During the first 18 months of the credit facility, after new charges are funded and fees and interest are paid, excess cash collections can be used by the qualifying special purpose entity to purchase additional accounts from us or pay down the senior beneficial interest. Following the first 18 months, all cash collections relating to the senior debt interest in the receivables are used to repay principal, after payment of the related servicing fees and interest. All new charges on the sold accounts are either sold to the qualifying special purpose entity or contributed in exchange for a retained interest until the senior debt interest is paid down. While the senior debt interest is in place, there are restrictions on our ability to pay dividends and to pay interest on or the principal of the notes held by our controlling stockholder.

      During October 2000, we established a new wholly-owned qualifying special purpose entity, Credit Store Services, Inc. ("CSSI"), for the purpose of purchasing non-performing consumer debt portfolios from us. Non-performing consumer debt portfolios are sold to CSSI at a price equal to our book value. CSSI entered into a $25.0 million credit facility with a lending institution to finance a portion of the purchase price of these non-performing consumer debt portfolio acquisitions. The facility expires in October 2003. As of February 28, 2001, the outstanding balance under CSSI's credit facility was $6.25 million, with $18.75 million available for future borrowings at the lender's discretion. The terms of the credit facility also provide that a percentage of the future cash flows generated by the purchased accounts be paid to the lender in addition to the payment of principal of and interest on amounts borrowed.


Capital Expenditures and Portfolio Acquisitions


      During the first nine months of fiscal 2001, we invested $4.1 million to acquire portfolios of non-performing consumer debt, a decrease of 67% from the $12.1 million invested in the first nine months of fiscal 2000. The decrease in the first nine months of fiscal 2001 was due to the increased use of our cash for conversions program which significantly decreases the amount of cash investment required to acquire a portfolio. During fiscal 2000, we invested $13.8 million to acquire portfolios of non-performing consumer debt, an increase of 60% over the $8.6 million invested in fiscal 1999, which was a 45% decrease from the $15.6 million invested in fiscal 1998. The decrease in fiscal 1999 was due in part to a shortage of available financing for the industry in general and a shortage of available portfolios for purchase that met our requirements and were available for acceptable prices. During fiscal 2000 we also invested $4.1 million to acquire a portfolio of fully performing credit card receivables, at a discount.

      We invested $2.5 million in property and equipment during the first nine months of fiscal 2001 compared to $0.7 million during fiscal 2000, $0.7 million in fiscal 1999, and $4.2 million in fiscal 1998. A large portion of the hardware commitments required to build our business platform were made in fiscal 1998.

      We plan to make continued investments in technology and non-performing portfolios, the amount of which will depend on the amount of financing and new capital available.


Inflation


      We believe inflation has not had a material impact on our results of operations for the nine months ended February 28, 2001 or for the fiscal years ended May 31, 1998, 1999 and 2000.


Market Risk

      Market risk is the risk of loss from adverse changes in market prices and rates. Our principal market risk is due to changes in interest rates. These changes affect us directly in our lending and borrowing activities, as well as indirectly as interest rates may impact the payment performance of our credit card holders.


      To manage our direct risk to market interest rates, we actively monitor the interest rates and the interest sensitive components of our balance sheet to minimize the impact changes in interest rates have on the fair value of assets, net income and cash flow. We seek to minimize the impact of changes in interest rates primarily by matching asset and liability repricings.

      Our credit card receivables earn interest at a fixed annual percentage rate. Our fixed annual percentage rate credit card receivables have no stated maturity or repricing period. However, we may reprice our credit card receivables after providing the required notice to the customer, which is generally no more than 60 days.

      The retained interest in securitized receivables is treated as a debt security similar to an available-for-sale security and is carried at fair value. At the time of securitization, the retained interest is initially recorded at the basis allocated in accordance with SFAS No. 140. This original cost basis is adjusted to fair value, which is based on the discounted anticipated future cash flows on a "cash out" basis. Any adjustment, net of related deferred income taxes, is recorded as a component of other comprehensive income. The cash out method projects cash collections to be received only after all amounts owed to investors have been remitted. On a monthly basis, we review the fair value assumptions which are based on the current cash flow projections discounted at an effective rate that reflects a current risk-adjusted rate of return that a knowledgeable investor would require.

      If the annual effective interest rate for the retained interest averages 10% more in 2002 than the effective interest rate as of February 28, 2001, the increase in the unrealized gain would be approximately $250,000 greater during the next 12 month period. Conversely, if the annual effective rate for the retained interest averages 10% less, the decrease in the unrealized gain would be approximately $250,000 lower during the next 12 month period.

      The interest rates on our notes payable are generally indexed to the prime rate. Changes in short-term interest rates will affect our earnings. If the market interest rates on our variable rate loans increase or decrease an average of 10%, interest expense and income before income taxes would not change by a material amount. We have not entered into derivative transactions to hedge the interest rate risk.

                                    BUSINESS

General Development of Business


      The Credit Store is a technology and information based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. Unlike traditional credit card companies, we focus on consumers who have previously defaulted on debt. We reach these consumers by acquiring their defaulted debt. Through our direct mail and telemarketing operations, these consumers are offered an opportunity to:

      o     settle their debt, typically at a discount,
      o transfer the agreed settlement amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card, and
      o establish a positive credit history on their newly issued card by making timely and consistent payments.

      After the consumers have made eight or more consecutive monthly payments on their outstanding credit card balance we consider the account seasoned and available to sell or securitize. Because the focus of our business is to convert defaulted debt into seasoned credit cards, we periodically sell or securitize portfolios of these seasoned accounts.

      In December, 1996, we acquired from Taxter One all the capital stock of a company which had been engaged through a subsidiary, Service One International, since January 1996 in the business of acquiring non-performing consumer debt portfolios and marketing and servicing credit cards generated from these portfolios. In connection with the acquisition we changed our name to Credit Store, Inc. Prior to the acquisition, we discontinued operations of our prior line of business, which was unrelated to our current operations. In February 1998, we merged the acquired subsidiary and another wholly owned subsidiary, Credit Store Mortgage, Inc., into us. In March 1998, we merged with Service One International and changed our name to The Credit Store, Inc.

      We have five wholly owned subsidiaries: Credit Store Services, Credit Store Capital, American Credit Alliance, TCS Funding IV and TCS Funding V. Credit Store Services, a qualifying special purpose entity established in July 2000, and Credit Store Capital, established in July 2000, acquire non-performing consumer receivables and contract with us to offer consumers a credit card under our program or to accept settlements or payment plans. American Credit Alliance, established in June 1995, owns a 50% interest in Dakota Card Fund II, a limited liability company that contracts with us to service non-performing receivables and credit card receivables that it owns. TCS Funding IV, established in May 2000, and TCS Funding V, established in May 2001, are qualifying special purpose entities created in connection with securitizations for the purpose of purchasing performing credit card receivables from us.


Industry Overview

      We operate in the consumer finance industry, competing with issuers of revolving credit products and other buyers of non-performing consumer debt.


      The United States Federal Reserve reported that American consumers owed an aggregate of $1.53 trillion of debt as of February 2001, and that the size of the revolving credit market in the United States was in excess of $681 billion as of February 2001, up from $609 billion in February 2000. The United States Federal Reserve also reported that pools of securitized revolving credit assets totaled $363 billion as of February 2001, up from $317 billion in November 1999. We believe that the purchasing convenience associated with unsecured credit cards has driven the growth of credit cards and has made them the preferred consumer credit vehicle. In addition, we believe that the purchase of consumer goods and services over the Internet will continue to fuel the demand for credit cards. We also believe that the relative liquidity and predictability of these assets has fostered the widespread acceptance of revolving credit securitizations by investors.

      While traditional banking organizations have enjoyed significant advantages in consumer lending compared to non-bank providers of consumer loans, greater access to capital and the emergence of securitization markets, coupled with technological advances, has allowed non-banks to compete effectively with banks in this arena. We believe that future success in the credit card industry will continue to be experienced primarily by highly focused organizations that are adept at using information and technology to market their products and manage risk within their portfolios.

      Credit card issuers make credit cards available to their clients in a variety of ways. Many issuers offer cards as a convenience to existing clients, a strategy to create greater affinity and client loyalty. This is generally the case with credit cards offered by department stores, who offer private label credit cards, as well as smaller banks and credit unions. In contrast, the larger credit card issuers, who control the vast majority of the market, use mass mailing of credit card offers to consumers as the most cost-effective means of achieving the growth rates they seek. Often this process is accomplished by obtaining a list of names of individuals who meet the issuer's credit guidelines from one of the national credit bureaus.


      We, however, source our customers by purchasing charged-off consumer debt from banks and finance companies. We believe the purchase of charged-off debt is an efficient means to source new credit card customers in our target market. We believe the market for buying and selling non-performing consumer debt portfolios has expanded due to a steadily increasing volume of charged-off consumer debt coupled with a shift by originating institutions toward selling their portfolios of non-performing consumer loans. Historically, originating institutions had relied on large internal collection staffs for their initial collection efforts and outside collection agencies for accounts delinquent more than 180 days. As buyers emerged to purchase non-performing debt, originating institutions have increasingly sold these portfolios for cash. Institutions will usually sell accounts when the market prices exceed the net present value of retaining and working the accounts. In deciding whether to sell accounts, sellers also evaluate the potential return on investment from reinvesting the cash proceeds from portfolio sales in the core operations of originating and servicing new loans.

      According to Faulkner & Gray, a leading receivables management publisher, the sales volume of charged-off debt by initial credit grantors grew from $2.5 billion in 1990 to an estimated $52.0 billion in 2000. The 2000 estimate includes resale volume. Sellers have developed a variety of ways to sell non-performing receivables. Some originating institutions pursue auction type sales by constructing a portfolio of receivables and seeking bids from specially invited competing parties. This approach has resulted in an increase in the number of receivables portfolios offered for sale by account brokers. Other means of selling receivables include privately negotiated direct sales when the originating institution contacts known, reputable purchasers. Originating institutions have also entered into "forward flow" sales contracts. These contracts require an originating institution to sell some or all of its receivables that meet specified criteria, such as balance size and elapsed time since delinquency, to a single purchaser during a specified period of time for an agreed on price.


Business Operations


      Our operations integrate the following disciplines: (1) portfolio acquisitions and divestitures; (2) scrubbing and modeling; (3) marketing, settlement and card origination; (4) cardholder services; and (5) receivables sales and securitizations.


      PORTFOLIO ACQUISITIONS AND DIVESTITURES:

      We acquire non-performing credit card receivables, consumer installment loans, and automobile deficiencies on a nationwide basis, from a wide range of originating institutions, including banks and finance companies. We have acquired in excess of $6.0 billion in receivables. A typical portfolio contains between 5,000 and 150,000 consumer accounts that typically were charged-off by the original lending institution and passed through various stages of collection efforts. Usually, the size of each account was between $1,000 and $6,000, with an average balance of approximately $2,100. We purchase portfolios for prices typically ranging from 0.50% to 3.00% of the receivable balance.

      After acquiring a portfolio, we conduct an analysis to determine which accounts in the acquired portfolio should be returned to the seller because they do not meet the criteria established under the terms of the portfolio acquisition agreement. Although the terms of each portfolio acquisition agreement differ, examples of accounts that may be returned under the typical portfolio acquisition agreement include debts paid off prior to our acquisition, debts in which the consumer filed bankruptcy prior to our acquisition and debts in which the consumer was deceased prior to our acquisition. Typically, the agreement with the seller of the portfolio allows us to return these non-qualifying accounts for a specified period of time, which is generally between 120 and 180 days from the date of purchase. Under the typical portfolio acquisition agreement, the seller either replaces a returned account or refunds the portion of the purchase price attributable to the account.

      An increasing amount of our acquisitions come from our CFC program, through which we pay the debt owner an agreed on price for each account we convert to a credit card. Under a CFC, we typically pay a higher price per account, but we only pay for the accounts we convert to a credit card. The price paid per account under a CFC is negotiated with the seller and depends on many factors including the market demand for the portfolio under consideration. At the end of the CFC term, unconverted accounts are returned to the seller.

      The consumer debt and credit card industries generally categorize delinquent and charged-off accounts into three groups: primary, secondary and tertiary. Primary accounts are typically 120 to 270 days past due and are in the process of being placed with collection agencies or collection attorneys for the first time. Secondary accounts are 270 to 360 days past due and may have already been placed with one collection agency. Tertiary accounts have already been placed unsuccessfully with more than two collection agencies. Most of the accounts we acquire are tertiary accounts that have been non-performing for several years. We focus on these older charged-off accounts because our target customer is someone who has had sufficient time to recover from the financial setback which caused them to default on the account.

      We have also purchased tertiary accounts which are "out of statute." An "out of statute account" is one in which the statute of limitations for collection of the debt has expired. Debt that is "out of statute" will not be enforced by a court of law. Accordingly, the likelihood of recoveries from such accounts is lower than on accounts that are currently enforceable by a court of law. These accounts are generally less attractive to buyers who employ a collection strategy and, consequently, we pay less for out of statute accounts than for in statute accounts. We actively purchase out of statute accounts because we believe our approach which offers the consumer the utility of a credit card, is attractive to these target consumers who have typically been unable to qualify for a traditional bank credit card. We market to out of statute accounts in a fashion similar to the way we market to other potential consumers, but provide specific and detailed disclosure to the customer on the legal status of an out of statute account.

      We continually seek new non-performing portfolios for purchase. Once new portfolios are located, an acquisition team is responsible for:

      o     coordinating due diligence;
      o     stratifying and analyzing the portfolio characteristics;
      o projecting conversions to new credit cards and the total cash collections on the account;
      o preparing bid proposals for review and approval by our senior management;
      o     processing and tracking the bids;
      o     documenting and closing the purchase; and

      o coordinating the receipt of account documentation for the acquired portfolios.

      We use our proprietary analytical methodology and database to evaluate a potential portfolio purchase. We have developed a large and valuable database of performance characteristics from the over $6.0 billion of receivables we purchased since inception that enables us to estimate future portfolio performance. We build a financial model for each portfolio we seek to acquire that projects all cash inflows and outflows associated with an acquisition, including:

      o     the number and dollar amount of credit cards that we will originate;
      o     the cost to originate these accounts;
      o the amount of net cash flows that these cards will generate during the time we own the receivables;
      o     the cost to service these accounts;
      o the amount of cash received from non-card accounts and the cost to collect this cash; and
      o the amount of cash we project to receive from the securitization and sale of receivables.

      The net present value of these cash flows are used to establish the price we offer to pay for the portfolio.

      We have developed a discipline of reselling unconverted accounts into the secondary market. In general, we resell portfolios of unconverted accounts when the price that other debt buyers are willing to pay exceeds the net present value of the cash flows that we expect to generate over the remaining life of the portfolio. We calculate the net present value of each portfolio on a monthly basis.

      To date, we have resold over $1.9 billion of non-performing debt into the secondary market through auctions and directly negotiated transactions. Unconverted accounts resold into the secondary market were $517 million for the nine months ended February 28, 2001, $599 million for fiscal 2000, and $452 million for fiscal 1999.

      SCRUBBING AND MODELING:

      In our experience, much of the account information contained in the portfolios we acquire is stale. Accordingly, once a particular portfolio has been purchased, a "scrubbing" process begins. Scrubbing describes the process of electronically updating phone numbers and addresses on each account purchased and searching for bankrupt and deceased accounts. We have a scrubbing contract with Riskwise, a subsidiary of Lexis-Nexis specializing in locating consumers with little or no credit history. We believe using third-party scrubbing services produces quality results and allows us to efficiently focus our resources on marketing and servicing our customers.

      We have also developed proprietary scoring models in conjunction with Riskwise using our data on the over $6 billion in accounts we have acquired to date. These models allow us to focus on accounts with the best marketing potential. As we continue to develop and deploy these models, we believe they will allow us to refine our marketing campaigns and underwriting procedures lowering our cost to originate and service our credit card accounts.

      MARKETING, SETTLEMENT AND CARD ORIGINATION:

      Once a portfolio acquisition is completed and the portfolio has been scrubbed, the receivables and accounts in the acquired portfolio are processed by our marketing, settlement and card origination departments. We believe that our consumer friendly and hands-on approach to the consumer is a key component of our business strategy. Many of the receivables we acquire represent obligations of individuals who have, in the past several years, experienced some life-altering event, such as divorce, career displacement or major medical illness, and have recovered or currently are recovering financially from their setback. We contact potential customers through direct mail and by telephone and offer them the opportunity to settle their debt and obtain an unsecured credit card which they can use to make new purchases.

      We operate a 25,000 square foot mail center in Sioux Falls, South Dakota. Our mail center is equipped with high-speed printing, folding, inserting, zip sorting and mailing equipment capable of sending 180,000 pieces of mail a day. Having our direct mail operations in-house allows us to manage high quality direct mail campaigns in a cost-effective manner. Our mail center is linked electronically with our operation center, allowing our mail center to receive database information to print and mail specific mail campaigns. We also maintain a trained sales force that operates from our Sioux Falls, South Dakota headquarters. The group is supported by a state-of-the-art auto-dialer, which enables sales agents to effectively manage their large inventory of accounts. We employ approximately 45 sales agents and we currently have space and system capacity to expand our telemarketing sales force. The auto-dialer enhances productivity via high-speed dialing coupled with a screening process to detect no-answers, nonexistent numbers and answering machines. This technology allows our sales agents to concentrate their efforts on actual customers. In addition to outgoing calls, we receive incoming calls that are prompted by mailings. Incoming calls are routed directly to the telemarketing department where sales agents service the inquiry. Our sales agents are trained to understand our customer base, keeping in mind that the individual has experienced the collection efforts of several agencies.

      A customer who accepts our offer, and meets our underwriting guidelines, is issued a new unsecured credit card by one of our unaffiliated issuing banks. The card has an outstanding balance and credit limit equal to the agreed settlement amount. The settlement amount is negotiated between our sales agent and the consumer. Historically, the average discount ranges between 20% and 30% per account. The discount offered to a particular account will depend on several factors including the customer's ability, based on their income, to make the minimum monthly payments.

      As the customer makes principal payments on the outstanding balance, the customer frees up the credit limit for new purchases. We report the payment history on the credit card to the major credit bureaus. We believe that our credit card product provides our customers with an opportunity to establish a positive payment history on their credit record by making timely and consistent payments on their new credit cards.

      We believe our credit card product affords us more flexibility in working with the consumer than the originating institution or third-party collection agency who are simply attempting to recover all or a portion of the amount owed. Factors that contribute to this increased flexibility include:

      o our ability to settle the account for an amount that fits within the consumer's budget because we typically acquire accounts for between 0.50% and 3.00% of the actual outstanding balance;
      o our ability to offer a new unsecured credit card which has utility to the consumer due to its revolving nature;
      o our freedom from many of the cultural and regulatory constraints that influence account resolution decisions of banks, savings and loan and other financial institutions; and
      o our ownership of the accounts which frees us from the time limitations on collecting funds generally faced by third-party collection agencies.


      The table below summarizes our standard credit card program as currently offered:


             Initial Credit Line:     Settlement amount
             Annual Fee:              $0 the 1st year; $35 annual
                                      thereafter
             Interest Rate:           18.9% or 19.9%
             Grace Period:            25 Days
             Late Fee:                $10.00 - $19.00

             Over Limit Fee:          $10.00 - $19.00
             Cash Advance Fee:        Greater of 2% or $10.00
             Minimum Payment:         Greater of 3% or $10.00

      Applicants failing to meet our underwriting or exception criteria are notified of denial in accordance with the Equal Credit Opportunity Act. We offer these applicants, as well as any customer who does not wish to establish a new credit card account installment and lump sum payment options to settle their debt. Applicants who meet our underwriting guidelines or exception criteria are notified of acceptance into the program and issued a card. Although the initial credit limit of the credit card is fully utilized when issued, an applicant regains availability of credit on the card as and to the extent the applicant makes principal payments. After establishing a positive payment history a customer may request a credit increase. Guidelines change periodically and depend on the customer's payment history but in general, a customer can request a credit line increase after their first payment, sixth payment, and annually thereafter. Our primary underwriting guidelines center on reported annual income and validation of contact information supplied by the customer. Historically, over 90% of applicants have qualified for a credit card.

      Once a customer has accepted our offer and has cleared the underwriting process, the relevant data is transmitted to First Data Resources to establish a new account on First Data Resources' credit card processing system. We have arranged, through two unaffiliated banks, to issue the credit cards and for First Data Resources to provide some of our cardholder services including:

      o     data processing;
      o     card issuance;
      o     monthly customer statement processing; and
      o     customer correspondence.

      First Data Resources is a subsidiary of First Data Corporation, a provider of information processing and related services, including cardholder processing and merchant processing, for major financial institutions throughout the United States. We believe that outsourcing these services to First Data Resources gives us operational efficiencies and the flexibility to handle additional growth.

      We also offer the convenience of an Automatic Payment Program to our customers. Under this program, the customer authorizes us to withdraw from the customer's bank account the monthly minimum credit card payment. Approximately 18% of our customers are currently using the Automatic Payment Program. Accounts on the Automatic Payment Program have a lower incidence of delinquency than those accounts that are not on the Automatic Payment Program.

      CARDHOLDER SERVICES:

      We believe that to maximize the customer's payment performance, it is imperative to have a sophisticated, highly structured hands-on approach to educating and servicing the customers and addressing situations that would result in default without our attention and assistance. Our cardholder services group conducts our "Welcome Aboard" program verifying the customer has received the credit card, thoroughly understands the program and knows how to use the credit card. In addition, they place calls to customers at other critical junctures, including approximately fifteen days before the first payment is due. These calls are a part of our educational approach with customers that stresses the importance and benefits of making timely and consistent payments.


      The cardholder services group handles calls from customers regarding their accounts, including:

      o     balance inquiries,
      o     billing inquires and disputes,

      o     requests for replacement cards,
      o requests for temporary credit line increases and requests for evidence of account activity.

      Cardholder services representatives counsel the customer on use of the card and continue the process of instilling the importance and benefits of making timely and consistent payments.


      Our cardholder services group is also responsible for collection of delinquent credit card accounts in a prompt, professional and thorough manner in order to reduce net credit losses. We use state of the art predictive and power dialing technology to maximize collector productivity, and heavily emphasize the "instant payment" products such as Western Union Quick Collect. Collection calls are prioritized using a special scoring model implemented through the First Data Resources servicing platform and are based on models developed by us for our specific customer base. We maintain a strict re-age policy which allows accounts to be re-aged if the cardholder displays a desire to correct the status of the account as well as an ability to continue making monthly payments on the account. We have systemic restrictions in place which prevent customer service representatives from performing unauthorized re-aging of accounts. In an effort to maximize cash flow, the settlement of an account may be negotiated in cases where we have determined that the account is destined to become a charge-off and there is no potential to retain the customer. Accounts are charged off and taken as a loss either after formal notification of bankruptcy or when they become contractually 180 days past due. Accounts identified as fraud losses are immediately reserved for and charged off no later than 90 days after the last activity. Charged-off accounts are referred to our Resolutions Department for further recovery efforts.

      RECEIVABLE SALES AND SECURITIZATIONS:

      An important piece of our business strategy is to securitize seasoned receivables and/or sell seasoned receivables to third parties for cash. When we complete a sale or securitization we typically realize a gain in an amount equal to the excess of the cash proceeds from the sale or securitization over our cost basis in the receivables.

      As part of the securitization process, we sell receivables in a pool of designated credit card accounts to a wholly owned bankruptcy remote qualifying special purpose entity. In the securitizations completed to date, the qualifying special purpose entity entered into a financing agreement with a lender under which the lender made one or more non-recourse loans to the qualifying special purpose entity, secured by all credit card receivables owned by the qualifying special purpose entity, and we agreed to provide servicing on the pledged receivables for a market rate servicing fee.

      We currently consider an account seasoned and available to sell or securitize when the consumer has made eight or more consecutive monthly payments on the outstanding credit card balance. The number of payments we require a consumer to make before an account is considered seasoned is based on conditions in the market for securitizations and sales of receivables. If the purchasers of receivables, or the lenders who finance our securitizations, were to change the criteria they use to evaluate if a receivable may be purchased or securitized, we would likely adjust the number of payments required.


      We use a variety of debt instruments to fund our operations and portfolio acquisitions including subordinated debt, senior secured debt, and non-recourse debt. The ability to borrow based on the collateral value of our asset base is integral to our operations and growth plans.


      We have significant ongoing cash needs to fund our operations and to fund the purchase of non-performing consumer debt portfolios. Our ability to sell or securitize the receivables and/or finance these receivables on-balance sheet is critical to the future and growth of the business. To finance, sell or securitize our receivables, we maintain a detailed database concerning the status and performance of each receivable in our portfolios. We must maintain this database to provide historical performance information to potential lenders and purchasers of our receivables. Potential lenders and purchasers assess our portfolio of receivables according to a variety of factors including monthly repayment rates by the cardholders and annualized default rates.


      To date we have completed six securitizations. In each case, we established a new wholly-owned qualifying special purpose entity which is unconsolidated on our financial statements. Five of the qualifying special purpose entities were established for the purpose of purchasing performing credit card receivables from us and one was established for the purpose of purchasing non-performing receivable portfolios. We currently hold retained interests in three of these qualifying special purpose entities. We sold our retained interests in three of our qualifying special purpose entities during fiscal 1999 resulting in a pre-tax gain of approximately $6.5 million.

      The activities of the qualifying special purpose entities are significantly limited. Qualifying special purpose entities may only hold passive assets and cannot be dissolved by us. These restrictions on qualifying special purpose entities are required so that these securitizations may be accounted for as sales under the provisions of SFAS no.140. The retained interest in the securitized credit card receivables is treated as a debt security classified as available-for-sale in accordance with SFAS No. 115.

      Summarized data on the two qualifying special purpose entities in which we held a retained interest on February 28, 2001 is as follows:

                                                                                             Amount of       Retained
                                                            Total          Outstanding       Converted      Beneficial
          Name                     Asset Type            Credit Line          Debt          Receivables      Interest
          ----                     ----------            -----------          ----          -----------      --------
     TCS Funding IV        Performing receivables        $40,000,000        $10,000,000     $15,131,165            15%

Credit Store Services      Non-performing receivables    $25,000,000        $ 6,266,132     $ 9,466,137             5%

      In May 2001, we established a new wholly-owned qualifying special purpose entity, TCS Funding V, for the purpose of purchasing performing credit card receivables from us. TCS Funding V entered into a $4.0 million credit facility with a lending institution to finance the purchase of credit card receivables. We sold approximately $5.72 million of credit card receivables to the qualifying special purpose entity for approximately $4.86 million. TCS Funding V provided $4.0 million for the purchase and the remaining $0.86 million of the purchase price was recorded by us as retained interest.


Competitive Conditions


      We experience competition in all aspects of our business operations. We compete with a wide range of third-party collection companies and other financial services companies seeking to purchase portfolios of non-performing consumer debt and with traditional collection companies seeking consignments of non-performing debt for collection. We also compete with companies that provide financing to consumers that have previously defaulted on a debt obligation.

      As more buyers enter the market to purchase portfolios of non-performing consumer debt, the price for the purchase of these portfolios may increase and our business strategy may become less profitable or viable. Some of these competitors may have substantially greater personnel and financial resources than we do. In addition, to the extent consumers with negative credit history have less difficulty obtaining credit, especially obtaining unsecured credit cards, there may be less consumer demand for our product.

      We believe we compete effectively based on what we believe are superior information technology capabilities, which enable us to evaluate and purchase receivables more effectively than some of our competitors. We are unaware of any competitors that have a database like ours that contains information on over $6 billion in defaulted debt and how these accounts convert and subsequently perform on a new credit card. Further, we believe we differentiate ourselves from most of our competitors through our innovative credit card program, which allows the consumer to resolve a prior obligation in a positive manner and gain the utility of a new credit card. Virtually all our competitors who buy non-performing debt employ a collection strategy.


      We anticipate that additional competitors will seek to enter our niche within the financial services market. Because of the high costs in developing and servicing a credit card program and the high costs of acquiring non-performing consumer debt, we believe that new competitors will likely be large, established finance companies.

Government Regulation


      Our collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. We conduct periodic internal compliance tests on a sample of accounts and, if necessary, implement procedures to bring us into compliance with all applicable state and federal regulatory requirements. Additionally, we contract with an external firm to perform an annual compliance audit, the findings of which, if any, are addressed through procedure and process enhancements. Our failure to comply with such statutes or regulations could have a material adverse effect on our results of operations or financial condition.


      The federal Fair Debt Collection Practices Act and comparable state statutes establish specific guidelines and procedures that debt collectors must follow to communicate with consumer debtors, including the time, place and manner of such communications. Our policy is to comply with the provisions of the Fair Debt Collection Practices Act and comparable state statutes in all of our collection activities, although we may not be specifically subject to these laws. If these laws apply to some or all of our collection activities, our failure to comply with such laws could have a material adverse effect on our results of operations and financial condition.


      As a purchaser of consumer receivables, we may acquire as part of a portfolio receivables subject to legitimate claims, defenses or rights of offset on the part of the consumer. As a result, we may not be able to collect on these receivables. For example, as previously described, we acquire "out of statute" accounts which are subject to a statute of limitations defense, and may also acquire some credit card accounts where customers cannot be held liable for, or their liability may be limited with respect to, charges to a credit card account that were a result of an unauthorized use of a credit card.

      While we are not a credit card issuer ourselves, portions of our operations are affected by federal and state consumer protection and related laws and regulations that apply to the marketing and extension of credit by a credit card issuer because many of our receivables are originated through credit card transactions. Significant laws include:

      o     the Truth-In-Lending Act,
      o     the Fair Credit Billing Act,
      o     the Equal Credit Opportunity Act,
      o     the Fair Credit Reporting Act,
      o the Credit Repair Organization Act and the Electronic Funds Transfer Act and the Federal Reserve Board's regulations which relate to these Acts, and
      o comparable statutes in those states in which customers reside or in which the originating institutions are located.


      State laws may also limit the interest rate and the fees that a credit card issuer or other consumer lender may impose on its customers. Among other things, the laws and regulations applicable to credit card issuers impose disclosure requirements when a credit card account is advertised, when it is applied for and when it is opened, at the end of monthly billing cycles and at year end. Federal law requires credit card issuers to disclose to consumers the interest rates, fees, grace periods and balance calculation methods associated with their credit card accounts, among other things. In addition, customers are entitled under current laws to have payments and credits applied to their credit card accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit discriminatory practices in connection with the extension of credit. Failure by the originating institutions or by us to comply with applicable statutes, rules and regulations could create claims and/or rights of offset by the customers which could have a material adverse effect on us.

      Changes in these laws or regulations, or in their interpretation or application, could have a material adverse effect on us. Various proposals which could affect our business have been introduced in Congress in recent years, including proposals relating to:


      o     imposing a statutory cap on credit card interest rates,
      o     substantially revising the laws governing consumer bankruptcy,
      o     limiting the use of social security numbers,
      o permitting affiliations between banks and commercial, insurance or securities firms, and
      o     other regulatory restructuring proposals.


      There have also been proposals in state legislatures in recent years to:

      o     restrict telemarketing activities,
      o     impose statutory caps on consumer interest rates,
      o     limit the use of social security numbers, and
      o     expand consumer protection laws.


      It is impossible to determine whether any of these proposals will become law and, if so, what impact they might have on us and our operations.


      Due to the consumer-oriented nature of the collections and credit card industry, there is a risk that we or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws and consumer law torts including fraud. A significant judgment against us or within the industry could have a material adverse effect on our consolidated results of operations or consolidated financial condition. See "Business -- Legal Proceedings."


Employees


      As of May 31, 2001, we had 300 employees. No employee group is covered under a collective bargaining agreement. We believe our relationship with our employees is good.


Technology and Systems

      We utilize a variety of management information and telecommunications systems to enhance productivity in all areas of our business. We utilize the latest technology in our operations and employ multiple levels of backup to minimize the risk of systemic breakdown. We believe that advanced technology is key to maintaining a competitive advantage and we seek to maximize the use of technology. New technologies are continually evaluated for business appropriateness and cost effectiveness.

      We use a proprietary credit card origination and servicing system ("NOCS") which incorporates all aspects of our operation on a seamless platform from the time a new portfolio is purchased until an account is converted to a new credit card and set up on the First Data Resources credit card servicing platform. NOCS includes specialized applications for telesales, underwriting, non-card collections, payment processing, account scrubbing, portfolio stratification, and customer service.

      The overall computing platform is client-server, Windows NT/SQL based, and is scaleable to accommodate our growth plans. We employ the latest technology in telephony, including a predictive auto-dialer and voice recognition technology. The telephony platform is capable of supporting in excess of 2,000 workstations and we believe it is easily expandable to accommodate our growth plans.

      We use image-based technology and processing to minimize paper flow wherever possible. We have also invested in the latest electronic data warehousing technologies to support our data mining strategies. We believe data warehousing gives us a distinct competitive advantage in the portfolio analysis and acquisitions aspect of our business. In addition, we believe data warehousing will give us an advantage in the securitization markets through our ability to provide a sophisticated level of performance detail to investors.


      We employ several layers of security to prevent unauthorized access to our data and to protect our proprietary systems and methodologies. We also have non-compete agreements with key employees who develop and manage our proprietary models.

      We maintain a website at www.creditstore.com and we own the domain name. We use the website to attract potential employees and provide information to our business partners. In addition, credit card customers can access information about their account through our website.


Third-Party Servicing


      At February 28, 2001, we serviced over 20,000 accounts under third party servicing agreements. Almost all of these accounts are held by our unconsolidated qualifying special purpose entities. We receive a market rate fee on a monthly basis for servicing these accounts. In addition, we service the accounts related to the repurchase agreement with Bank of Hoven and receive the net cash proceeds of the receivables in excess of the yield and fees owing to the bank. We intend to concentrate on servicing our own accounts and accounts that we have either securitized or sold to third party purchasers.


Properties

      Our headquarters consist of a 30,000 square foot leased facility in Sioux Falls, South Dakota. The lease expires on September 30, 2011. We own an additional five acres of undeveloped property adjacent to this site that can be utilized for expansion purposes.


      Our mail center consists of a separate 25,000 square foot leased facility in Sioux Falls, South Dakota. The lease was renewed to extend the terms of the lease for one year commencing on March 1, 2001 and ending on February 28, 2002.


Legal Proceedings


      In the ordinary course of business, we receive notices of consumer complaints from regulatory agencies and are named as a defendant in legal actions filed by those who have been solicited to participate in our credit card programs. Except as described below, we do not believe any of these ordinary course of business claims will have a material effect on our consolidated financial condition or consolidated results of operations. We believe we have meritorious factual and legal defenses in each of these cases and are defending these lawsuits vigorously. Because we have been successful in defending ourselves in other similar proceedings arising in the ordinary course of our business, we do not believe that these suits will have a material adverse effect on our consolidated financial position and results of operations. However, a significant judgment against us in one or more of the lawsuits could subject us to a monetary judgment and/or require us to modify our methods of operation, either of which could have a material adverse effect on our consolidated results of operations or consolidated financial condition.

      On May 27, 1999, we were sued on behalf of a class of Florida debtors in the United States District Court for the District of Florida in an action titled McIntyre v. The Credit Store, Inc. On May 21, 1999, we were sued on behalf of a class of Arizona debtors in the United States District Court for the District of Arizona in an action titled Bingham v. The Credit Store, Inc. Our motions to dismiss these cases were granted and the suits have been dismissed. The time for appeal of the ruling in McIntyre has expired and the ruling in Bingham is subject to a motion for reconsideration which is pending.

      On August 25, 2000, we were named as a co-defendant in an action brought on behalf of a class of debtors in the United States District Court for the Eastern District of Texas in an action titled Barnett v. Experian Information Solutions, et al. The plaintiffs claim that their debt was improperly reported as a bad debt on a credit-reporting bureau, Experian Information Solutions, Inc., which was also named as a defendant. On February 13, 2001 Plaintiffs amended their complaint to assert claims against us under the Fair Debt Collection Practices Act and RICO and seek unspecified actual damages, treble damages under RICO, punitive damages, and statutory damages of up to $500,000 under the Fair Debt Collection Practices Act.

      The Court has granted final approval of the Settlement Agreement to resolve, without admitting any liability or wrongdoing, Apostol, as Administrator for the Estate of Curtis Kim v. The Credit Store, Inc., et al., Le
v. The Credit Store, Inc., et al., Marshall-Harris v. The Credit Store, Inc., et al. and McGlynn and Levesque v. The Credit Store, Inc. We are obligated to pay $370,000 plus the costs of mailing and publication. Of this settlement amount, we anticipate that our insurance will cover $240,500, plus 65% of the costs of mailing and publication.


      In addition, during the past twelve months we have settled or have obtained the dismissal of three other actions, including one class action that was the consolidation of three separate class actions.


      On April 23, 2001, we were sued by Renaissance Trust I in the United States District Court for the Southern District of New York in an action titled Renaissance Trust I v. The Credit Store, Inc. The plaintiffs allege breach of the Mutual Business Development Agreement and conversion and seek enforcement of the contract, compensatory damages alleged to be in excess of $5 million, and punitive damages of $25 million. Renaissance Trust I owns 4,000,000 shares of our common stock and 400,000 shares of our Series B Preferred Stock. On May 23, 2001, we made a motion to dismiss the conversion claim, to strike the demand for punitive damages and to compel mediation under the Mutual Business Development Agreement. This case is in a very early stage and no assurance can be given as to its ultimate outcome. For a description of the Mutual Business Development Agreement see "Certain Relationships and Related Party Transactions."

                                   MANAGEMENT

Directors


      The following sets forth information as to each of our directors.

Name                                Age     Position
------------------------------  ----------  --------------------------------------------------------
Barry E. Breeman                    52      Director
J. Richard Budd, III                48      Director
Peter J. Mansbach                   64      Director
Kevin T. Riordan                    49      President, Chief Operating Officer and Director
Geoffrey A. Thompson                60      Interim Chairman of the Board of Directors
Salvatore J. Zizza                  55      Director


      Barry E. Breeman. Mr. Breeman joined our board of directors in September 1998. Since April 1998, Mr. Breeman has been Vice Chairman and Chief Investment Officer of Manley-Berenson Realty & Development, LLC. From January 1991 to the present, Mr. Breeman has been the managing member of Cambridge Real Estate Services, LLC, and predecessor entities, a real estate investment banking services business.


      J. Richard Budd, III. Mr. Budd joined our board of directors in September 1998. Mr. Budd serves as a consultant to troubled companies and to creditors of troubled companies. Mr. Budd served as Senior Vice President of Metallurg, Inc., an international specialty metals producer, from July 1996 to October 1998. From July 1994 to January 1996, Mr. Budd served as Vice President of Cityscape Corp.

      Peter J. Mansbach. Mr. Mansbach joined our board of directors in May 2001. Mr. Mansbach is currently of counsel at the firm of Kronish Lieb Weiner & Hellman LLP. Mr. Mansbach is engaged in a general business law practice and advises business clients with respect to a variety of complex legal issues. He served as chairman of the executive committee of Republic New York Corporation and of Republic National Bank of New York from 1994 until 1998. From 1991 through 1999, Mr. Mansbach was chairman of the board of Van Cleef & Arpels and a member of its European Directoire. Kronish Lieb Weiner & Hellman LLP is providing legal advice concerning this offering.

      Kevin T. Riordan. Mr. Riordan has been our President and Chief Operating Officer since April 1997 and a director since September 2000. From February 1995 to March 1997, Mr. Riordan served as President and Chief Executive Officer of Long Beach Acceptance Corp., a subsidiary of Long Beach Mortgage Corp. From February 1985 to February 1995, Mr. Riordan was President and Chief Executive Officer of Alliance Funding Company and its successor in interest Alliance Funding Company, a division of Superior Bank FSB.


      Geoffrey A. Thompson. Mr. Thompson joined our board of directors in April 1999. Mr. Thompson has served as interim Chairman of the Board of Directors since September 22, 2000. Mr. Thompson retired from Marine Midland Bank, Inc., Buffalo, New York in October 1992, where he had served as President and Chief Executive Officer. In addition, he serves on the boards of four privately held corporations and four not-for-profit corporations.


      Salvatore J. Zizza. Mr. Zizza joined our board of directors in May 2001. Since 1997, Mr. Zizza has been the Chairman of HallMark Electrical Supplies Corp., a supplier of electrical supplies and lighting to electrical contractors. From 1985 until 1997, Mr. Zizza was chairman and CEO of the LVI Group, Inc., a company primarily engaged in interior construction. Mr. Zizza was President and Chief Financial Officer of NICO, Inc., an interior construction company, from 1978 until 1985, when NICO merged with the LVI Group. Mr. Zizza currently serves on the boards of eight public companies: The Gabelli Asset Fund, The Gabelli Convertible Securities Fund, The Gabelli Equity Trust, The Gabelli

Global Multimedia Trust, The Gabelli Growth Fund, The Gabelli Utility Fund, Hollis Eden Pharmaceuticals, and Bion Environmental Technologies Inc.

      None of our directors are related to any other director or to any of our executive officers.


Compensation of Directors


      Directors J. Richard Budd, III, Barry E. Breeman, Geoffrey A. Thompson, Peter J. Mansbach, and Salvatore J. Zizza each receive $50,000 as annual compensation for their services on our board of directors. In addition, we granted Mr. Budd and Mr. Breeman options to purchase 75,000 shares with an exercise price of $2.00 per share and 75,000 shares with an exercise price of $1.80 per share. Mr. Thompson received options to purchase 75,000 shares with an exercise price of $2.19 per share and 75,000 shares with an exercise price of $1.80 per share. Mr. Mansbach and Mr. Zizza each received options to purchase 150,000 shares with an exercise price of $1.80 per share. The board of directors may authorize the payment of compensation to directors for their attendance at regular and special meetings of the board of directors and for attendance at meetings of committees of the board of directors as is customary for similar companies. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties as directors or officers. The board of directors determines compensation for directors, including those serving on the Compensation Committee.


Committees of the Board of Directors and Meeting Attendance


      Audit Committee. We have an audit committee consisting of Barry E. Breeman, J. Richard Budd, III, and Geoffrey A. Thompson. The audit committee had eight meetings in fiscal 2000. The audit committee meets with the Chief Financial Officer, the Controller and the independent public accountants, and monitors and reviews our accounting, auditing and reporting practices and system of internal controls, approves the scope and timing of the independent public accountants' audit and discusses the meaning and significance of the audited financial results.


      Compensation Committee. We have a compensation committee consisting of Barry E. Breeman, J. Richard Budd, III, and Geoffrey A. Thompson, which grants or makes recommendations to our board of directors concerning employee stock options, bonuses and other compensation.

Executive Officers


      The following table provides information about our current executive officers other than Kevin T. Riordan.

Name                           Age       Position
-------------------------  -----------   -------------------------------------------------------------------
Michael J. Philippe            43        Executive Vice President, Chief Financial Officer and Treasurer
Richard S. Angel               43        Executive Vice President and General Counsel
William Buriak                 47        Senior Vice President and Chief Information Officer
Cynthia D. Hassoun             50        Senior Vice President and Corporate Secretary
Michael L. Neher               36        Senior Vice President
Patrick Steffl                 35        Senior Vice President

      Michael J. Philippe. Mr. Philippe joined us in June 1997 as Vice President of Finance and became Chief Financial Officer in September 1997. In June 1999, Mr. Philippe was elected Executive Vice President, Chief Financial Officer and Treasurer. Before joining us, Mr. Philippe served as a Vice President and Manager for The Sumitomo Bank, Ltd. and its predecessors for 13 years.

      Richard S. Angel. Mr. Angel joined us in August 1997 as Vice President, Secretary and Corporate Counsel. In June 1999, Mr. Angel was elected Executive Vice President and General Counsel.

From January 1992 to August 1997, Mr. Angel was a stockholder in the law firm of Buchalter, Nemer, Fields & Younger in Los Angeles, California.

      William G. Buriak. Mr. Buriak joined us as Chief Information Officer in July 1999. In September 1999, Mr. Buriak was elected Senior Vice President and Chief Information Officer. From November 1996 to July 1999, Mr. Buriak was Director of Management Information Services and Director of Business Office Operations for CCDM, a non-profit healthcare system in Perth Amboy, New Jersey. From June 1986 to November 1996, Mr. Buriak was Assistant Vice President at Beneficial Finance Corporation in Peapack, New Jersey.

      Cynthia D. Hassoun. Ms. Hassoun joined us in October 1997 as Chief Coordinating Officer. In April 1999, Ms. Hassoun was elected Corporate Secretary and she was elected Senior Vice President in June 1999. From April 1997 to September 1997, Ms. Hassoun served as a consultant to us. From January 1992 to November 1996, Ms. Hassoun was Vice President of Customer Service for Superior Bank FSB, a savings bank.

      Michael L. Neher. Mr. Neher joined us as Senior Vice President responsible for Non-Card Resolutions and Portfolio Divestitures in November 1999. In February 2001, Mr. Neher was named Senior Vice President responsible for Business Development. From September 1998 to October 1999, Mr. Neher was the Assistant Vice President for Outsourcing-Card Services/Consumer Products of the Atlanta, Georgia operation of the Bank of Hawaii. From December 1995 to September 1998, he was the Regional Sales Manager for Primus Automotive Financial Services, Atlanta, Georgia. From June 1993 to November 1995, Mr. Neher served as the Business Line Supervisor, Collections and Recovery-Consumer Loans for Ocwen Federal Bank & Trust FSB, West Palm Beach, Florida.

      Patrick Steffl. Mr. Steffl joined us in August 1997 as Vice President of Marketing. Mr. Steffl was elected Senior Vice President in June 1999. Before joining us, Mr. Steffl had been with Fingerhut Companies, Inc. in Minnetonka, Minnesota since 1989, managing mail and telemarketing media of six phone centers throughout the country.

Executive Compensation


      Summary Compensation Table. The following table shows, for our former Chief Executive Officer and each of our four most highly compensated executive officers (collectively, the "Named Executive Officers"), information concerning compensation earned for services in all capacities during the fiscal year ended May 31, 2000, as well as compensation earned by each person for the two previous fiscal years.

                                                                                                      Long-Term
                                                                                                    Compensation
                                                            Annual Compensation                        Awards
                                                ------------------------------------------------  -----------------
                                                                                                      Number of
                                                                                                     Securities
Name and Principal                   Fiscal                                            Other         Underlying
Position                              Year            Salary         Bonus         Compensation        Option
---------------------------------  ----------  ----------------  -------------  ----------------  -----------------
Martin J. Burke, III (1)              2000              $61,304       $60,505             --                 --
                                      1999               60,000            --             --                 --
                                      1998               62,518            --             --          1,000,000

Kevin Riordan                         2000             $305,919            --             --            200,000
  President and Chief                 1999              305,769            --             --            100,000
  Operating Officer                   1998              305,968            --             --            300,000

Michael J. Philippe                   2000             $214,188       $50,000             --            200,000
  Executive Vice President,           1999              184,951         5,000             --            100,000
  Chief Financial Officer and         1998              161,233            --             --            100,000
  Treasurer

Richard S. Angel                      2000             $244,765       $60,000        $43,956            100,000
  Executive Vice President            1999              220,154            --             --            100,000
  and General Counsel                 1998              153,989            --             --            100,000

Cynthia D. Hassoun                    2000             $162,698            --             --             15,000
  Senior Vice President and           1999              152,884            --             --                 --
  Corporate Secretary                 1998               92,223       $50,000             --             75,000

----------
(1) Mr. Burke resigned his position as Chairman of our board of directors and Chief Executive Officer effective September 22, 2000. We entered into a Separation Agreement and Release with Mr. Burke, which is described below under "Employment Agreements."

Stock Option Tables


      The following tables summarize stock option grants to and exercises by the Named Executive Officers during the fiscal year ended May 31, 2000, and other related information.


Option Grants In Last Fiscal Year


      The following table contains information concerning the grant of stock options to the Named Executive Officers during our fiscal year ended May 31, 2000. These grants are also reflected in the Summary Compensation Table, above.

                                                                                                  Potential Realizable
                            Number of     Percentage of                                              Value at Assumed
                           Securities     Total Options                                            Annual Rates of Stock
                           Underlying       Granted to                                            Price Appreciation for
                             Options        Employees      Exercise Price                             Option Term(2)
Name                       Granted(1)     in Fiscal Year      Per Share      Expiration Date        5%            10%
----------------------   -------------    --------------   --------------  -----------------   --------------------------
Kevin Riordan                  200,000          22%            $2.40           June 1, 2004      $132,000      $294,000
Michael J. Philippe            200,000          22%            $2.40           June 1, 2004      $132,000      $294,000
Richard S. Angel               100,000          11%            $2.40           June 1, 2004      $ 66,000      $147,000
Cynthia D. Hassoun              15,000           2%            $3.44            November 19,     $ 14,250      $ 31,500
                                                                                   2004

----------
(1)   Options granted under our 1997 Stock Option Plan.
(2) Potential realized values shown above represent the potential gains based on compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and our future performance. There is no assurance that the actual value will approximate the amounts reflected in this table.


  Aggregate Option Exercises in Fiscal 2000 and Fiscal Year-End Option Values


                             Shares
                            Acquired                           Number of Shares                 Value of Unexercised
                               On          Value            Underlying Unexercised              In-The-Money Options
          Name              Exercise     Realized         Options at Fiscal Year-End            At Fiscal Year-End(1)
----------------------  --------------  ----------    ---------------------------------   ---------------------------------
                                                       Exercisable       Unexercisable       Exercisable     Unexercisable
                                                      ---------------  ----------------   ----------------  ---------------
Martin J. Burke                --           --           1,000,000(2)            --          $2,812,000        $     --
Kevin Riordan                  --           --             600,000               --          $1,537,200        $     --
Michael J. Philippe            --           --             350,000           50,000          $  834,200        $140,600
Richard S. Angel               --           --             250,000           50,000          $  593,000        $140,600
Cynthia D. Hassoun             --           --              57,500           32,500          $  150,890        $ 80,590

----------
(1) Value is based on the closing price of our common stock on May 31, 2000, the last trading day of fiscal 2000, which was $4.812.
(2) The shares of common stock which may be issued on the exercise of this option and the proceeds, if any, received from any sale of these shares are subject to a Security Agreement between Mr. Burke and us and secure Mr. Burke's obligations to us under the secured promissory note described under "Employment Agreements" below.

Employment Agreements


      Before his resignation, Mr. Burke was employed as our Chief Executive Officer under a five-year agreement dated March 27, 1997. Mr. Burke was paid an annual salary of $60,000. Mr. Burke received a bonus of (a) 1.5% of our annual net earnings before taxes and (b) options to purchase 1,000,000 shares of our common stock, at an exercise price of $2.00 per share. We also extended a $450,000 line of credit to Mr. Burke. Mr. Burke resigned as a director, officer, and employee effective September 22, 2000.

      In connection with his resignation, a Separation Agreement and Release was executed in February 2001, effective as of December 11, 2000. Under the separation agreement, the parties agreed to terminate Mr. Burke's existing employment agreement, along with the compensation, benefits and other obligations under the employment agreement. In the separation agreement, we agreed to pay Mr. Burke $2,500 every other week from September 29, 2000 through March 26, 2002 and to pay Mr. Burke's health insurance premiums during the period. We also agreed to pay Mr. Burke a bonus of 1.5% of our annual pre-tax net earnings for both the 2001 and 2002 fiscal years, with the 2002 payment being pro-rated over 10 months. We also agreed that Mr. Burke may retain his option to purchase 1,000,000 shares of our common stock. These options are exercisable until December 15, 2002. Finally, we agreed to loan Mr. Burke $25,000 to pay his legal fees in connection with the separation agreement. In the separation agreement, Mr. Burke agreed to pay the credit line debt he owes to us, which was $504,801 on December 11, 2000, and to repay the $25,000 loan for his legal fees, for a total of $529,801. This debt is evidenced by a secured promissory note, which bears interest at 8% per year, is payable monthly and matures on December 1, 2002. Mr. Burke's obligations under the separation agreement and the promissory note are secured by the amounts payable to him under the agreement and by his stock options. The separation agreement also contains mutual releases of the parties.

      On April 1, 1997, we entered into a five year employment agreement with Kevin Riordan, our President and Chief Operating Officer. Mr. Riordan receives an annual base salary of $300,000. In addition to the base salary, we paid Mr. Riordan a signing bonus of $2 million. Mr. Riordan was granted options to purchase 300,000 shares of common stock at an exercise price of $2.00 per share. The options will expire on the earlier of March 31, 2002, or the termination of Mr. Riordan's employment. The employment agreement also entitles Mr. Riordan to participate in all of our employee benefit plans. Under the employment agreement, employment terminates on death or total disability of Mr. Riordan and we may terminate his employment for cause which is defined as (a) misconduct,
(b) disregard of instructions from the board of directors, (c) commission of specified crimes or acts or (d) a material breach of the terms of the employment agreement. On September 22, 2000, Mr. Riordan was appointed to our board of directors to fill the open directorship resulting from Mr. Burke's resignation.

      On June 17, 1997, we entered into an employment agreement with Michael J. Philippe, our Chief Financial Officer and an Executive Vice President, which was amended effective June 1, 1999 to extend the term of the agreement to June 20, 2002. Mr. Philippe receives an annual base salary of $210,000. In addition, Mr. Philippe received options to purchase 100,000 shares of common stock at an exercise price of $2.00 per share. The options are exercisable until December 15, 2002. The employment agreement also entitles Mr. Philippe to participate in all of our employee benefit plans. Under the terms of the employment agreement, employment terminates on death or total disability of Mr. Philippe and we may terminate his employment for cause which is defined as (a) misconduct, (b) disregard of instructions from the board of directors, (c) commission of specified crimes or acts or (d) a material breach of the terms of the employment agreement. The employment agreement contains a change in control provision that provides Mr. Philippe with the right to terminate his employment within 60 days of the date of a change in control and have the termination treated by us as a termination without cause, meaning that Mr. Philippe would have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred when either (a) Taxter One owns directly or indirectly less than 10% of our common stock and less than

50% of each other outstanding class of securities the majority vote of which is required for stockholder action, or (b) Jay Botchman owns less than 50% of the membership interests in Taxter One.

      On August 1, 1997, we entered into an employment agreement with Richard S. Angel, our General Counsel and an Executive Vice President, which was amended effective June 1, 1999 to extend the term of the agreement to September 30, 2000. Mr. Angel's agreement has not been renewed in writing but Mr. Angel's employment continues under an oral agreement with us providing for the same terms as his expired written agreement but with no fixed term. Mr. Angel receives an annual base salary of $240,000. In addition, Mr. Angel received options to purchase 100,000 shares of common stock at an exercise price of $2.00 per share. The options are exercisable until December 15, 2002. The employment agreement also entitles Mr. Angel to participate in all of our employee benefit plans. Under the terms of the employment agreement, employment terminates on death or total disability of Mr. Angel and we may terminate his employment for cause which is defined as (a) misconduct, (b) disregard of instructions from the board of directors, (c) commission of specified crimes or acts or (d) a material breach of the terms of the employment agreement. The employment agreement contains a change in control provision that provides Mr. Angel with the right to terminate his employment within 60 days of the date of a change in control and have the termination treated as a termination without cause by us, meaning that Mr. Angel would have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred when either (a) Taxter One owns directly or indirectly less than 10% of our common stock and less than 50% of each other outstanding class of securities the majority vote of which is required for stockholder action, or (b) Jay Botchman owns less than 50% of the membership interests in Taxter One.

      On October 15, 1997, we entered into a three-year agreement with Cynthia Hassoun, our Corporate Secretary and a Senior Vice President. The agreement renews automatically for successive one-year terms unless terminated by either party 90 days before the renewal date. The current term expires October 15, 2001. Ms. Hassoun receives an annual base salary of $165,000. In addition, Ms. Hassoun received options to purchase 75,000 shares of common stock at an exercise price of $2.00 per share. The options are exercisable until December 15, 2002. The agreement also entitles Ms. Hassoun to participate in all of our employee benefit plans. Under the terms of the employment agreement, employment terminates on death or total disability of Ms. Hassoun and we may terminate her employment for cause which is defined as (a) misconduct, (b) disregard of instructions from the board of directors, (c) commission of specified crimes or acts or (d) a material breach of the terms of the employment agreement.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth, as of May 31, 2001, the ownership of our common and preferred stock by each stockholder who is known by us to own beneficially more than 5% of our outstanding common or preferred stock, each director, each Named Executive Officer, and all executive officers and directors as a group. At May 31, 2001 there were 34,851,465 shares of common stock, par value $.001, issued and outstanding, each of which is entitled to one vote.

                                                       Common Stock                           Preferred Stock (1)
                                                       ------------                           ---------------
                                                 Number           Percentage              Number         Percentage
                                                of Shares          of Shares             of Shares        of Shares
                                                ---------          ---------             ---------        ---------
Principal Stockholders:
   Taxter One LLC(2)                           7,678,000                22.0%            1,200,000(3)          100%(3)
     565 Taxter Road
     Elmsford, NY 10523
   J.L.B. of Nevada, Inc. (2)                  4,000,000(4)             10.3%                   --              --
     1500 E. Tropicana Ave.
     Suite 100
     Las Vegas, NV 89119
   Jay L. Botchman                            18,328,000(5)             40.3%            1,225,000(6)          100%(6)
     133 Quail Run Road
     Henderson, Nevada 89014
   Blum Family Trust                           4,000,000                11.5%              400,000(7)           50%(7)
    c/o Silverman Perlstein &
    Acampora, LLP
    100 Jericho Quadrangle, Suite 300
    Jericho, NY  11753
   Renaissance Trust I                         4,000,000                11.5%              400,000(8)           50%(8)
    James B. Panther and Marie Panther,
    Trustees
    1635 South Pacific Street
    Oceanside, CA 92054.
   Michael Lauer, Lancer Partners,             8,252,500(9)             23.7%                   --              --
   L.P., and Lancer Offshore, Inc.
    375 Park Avenue, Suite 2006
    New York, NY  10166
Directors and Named Executive Officers:
   Kevin T. Riordan                              865,000(10)             2.4%                   --              --
   Michael J. Philippe                           435,334(11)             1.2%                   --              --
   Richard S. Angel                              330,000(12)             1.0%                   --              --
   Cynthia D. Hassoun                            102,833(13)                *                   --              --
   Barry E. Breeman                              150,000(14)                *                   --              --
   J. Richard Budd, III                          166,300(15)                *                   --              --
   Peter J. Mansbach                             150,000(16)                *                   --              --
   Geoffrey A. Thompson                          170,000(17)                *                   --              --
   Salvatore J. Zizza                            150,000(16)                *                   --              --
All directors and executive officers
as a group (12 persons)
                                               2,675,465(18)

----------
*     Less than 1%

(1) We currently have outstanding 1,200,000 shares of Series A Preferred Stock, 800,000 shares of Series B Preferred Stock, 5,000 shares of Series C Preferred Stock, 10,000 shares of Series D Preferred Stock, and 10,000 shares of Series E Preferred Stock. All percentages indicated are for each separate class of preferred stock, rather than for all preferred stock classes as a whole.
(2) Mr. Botchman owns 100% of the membership interests in Taxter One and owns 100% of the outstanding capital stock of J.L.B. of Nevada.
(3)   Consists of 1,200,000 shares of Series A Preferred Stock.
(4) Consists of 4,000,000 shares of common stock issuable on the exercise of a warrant with an exercise price of $3.25 per share.
(5) Includes the shares beneficially owned by Taxter One and J.L.B. of Nevada, 3,800,000 shares of common stock issuable on conversion of 10,000 shares of Series D Preferred Stock and 2,850,000 shares of common stock issuable on conversion of 10,000 shares of Series E Preferred Stock.
(6) Includes 5,000 shares of Series C Preferred Stock, 10,000 shares of Series D Preferred Stock and 10,000 shares of Series E Preferred Stock held of record by Jay L. Botchman and 1,200,000 shares of Series A Preferred Stock held by Taxter One.
(7)   Consists of 400,000 shares of Series B Preferred Stock.
(8)   Consists of 400,000 shares of Series B Preferred Stock.
(9) Consists of 2,987,500 shares of common stock owned by Lancer Partners, L.P., 4,730,000 shares of common stock owned by Lancer Offshore, Inc., and 535,000 shares of common stock owned by Michael Lauer. Mr. Lauer is the investment manager for Lancer Partners, L.P. and Lancer Offshore, Inc. and has the authority to vote and dispose of all shares of common stock owned by these entities. Based on information as of February 27, 2000 contained in a Form 3 filed with the Securities and Exchange Commission.
(10) Consists of shares issuable on the exercise of options exercisable as follows: 300,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, 200,000 shares at $2.40 per share, and 50,000 shares at $6.47 per share. Includes 215,000 shares owned by Mr. Riordan's wife, as to which shares Mr. Riordan disclaims beneficial ownership.
(11) Consists of 5,334 shares of common stock held by Mr. Philippe and shares issuable on the exercise of options exercisable as follows: 100,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, 200,000 shares at $2.40 per share, and 30,000 shares at $6.47 per share.
(12) Consists of shares issuable on the exercise of options exercisable as follows: 100,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, 100,000 shares at $2.40 per share, and 30,000 shares at $6.47 per share.
(13) Consists of shares issuable on the exercise of options exercisable as follows: 75,000 shares at $2.00 per share, 15,000 shares at $3.44 per share, and 12,833 shares at $6.47 per share.
(14) Consists of shares issuable on the exercise of options exercisable as follows: 75,000 shares at $2.00 per share, and 75,000 shares at $1.80 per share.
(15) Consists of 16,300 shares of common stock held by Mr. Budd and 75,000 shares issuable on the exercise of options with an exercise price of $2.00 per share and 75,000 shares issuable on the exercise of options with an exercise price of $1.80 per share.
(16) Consists of 150,000 shares issuable on the exercise of options with an exercise price of $1.80 per share.
(17) Consists of 20,000 shares of common stock held by Mr. Thompson and shares issuable on the exercise of options as follows: 75,000 shares at $2.19 per share and 75,000 shares at $1.80 per share.
(18) Includes 155,498 shares issuable on the exercise of options in addition to the shares and options listed in footnotes 10 through 16. Also includes 500 shares owned by William Buriak's wife.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      Mr. Botchman, our controlling stockholder, owns and controls J.L.B. of Nevada and Taxter One.

      In fiscal 1998, we issued subordinated promissory grid notes to J.L.B. of Nevada, with a maximum principal amount of $40 million which are payable on demand and bear interest at a rate of 12% per year. $30 million principal amount of grid notes were issued in exchange for outstanding notes totaling $11,518,042 which accrued interest at a rate of 12% per year and $18,481,958 in new debt. Interest expense on these notes was $2,006,283 for the year ended May 31, 2000, $2,307,467 for the year ended May 31, 1999 and $3,635,891 for the year ended May 31, 1998. On May 29, 1999, J.L.B. of Nevada forgave $5 million of accrued interest on these subordinated notes in return for warrants to purchase 4,000,000 shares of our common stock and our assumption of the payment obligations under personal property lease agreements of entities affiliated with J.L.B. of Nevada. J.L.B. of Nevada had previously guaranteed the payment of these obligations on behalf of the entities. On the date of the assumption of the obligations, the fair value of the obligations was $1.7 million and the warrants had a fair market value of $3.3 million. The warrants may be exercised at any time until June 30, 2004. The current exercise price of the warrants is $3.25 per share, but the price may be adjusted as a result of stock splits, stock dividends and other issuances of additional stock. At February 28, 2001 accrued interest related to subordinated notes payable to J.L.B. of Nevada, was approximately $2.3 million.

      On February 27, 1998, we issued a subordinated promissory note payable to Mr. Botchman in the amount of $350,000. The note was payable on demand and accrued interest at a rate of 12% per year. The note was paid off during fiscal 2000. Interest expense for the year ended May 31, 2000 was $18,200.

      We made a series of investments totaling $508,600 during the period May 1997 through December 1997 in a subprime mortgage banking company affiliated with J.L.B. of Nevada. The mortgage company had subsequent financial difficulties and ceased operations. We wrote off this investment and a receivable due from this company of approximately $189,000 during the fiscal year ended May 31, 1998.

      As of May 31, 2000, our wholly-owned subsidiary, American Credit Alliance, had an $880,000 note payable to J.L.B. of Nevada. The note is payable on demand and accrues interest at a rate of 10% per year. Interest expense for the year ended May 31, 2000 was $89,467. The note was issued as of August 16, 1996 as evidence of a series of loans to American Credit Alliance. American Credit Alliance is the managing member and owner of 50% of the membership interests in Dakota Card Fund II, an entity that owns performing credit card receivables.

      We acquired all of the capital stock of Service One Holdings from Taxter One on December 4, 1996. As consideration for the capital stock, we issued 1,200,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock to Taxter One. For a description of the Series A Preferred Stock, see "Description of Capital Stock--Series A Preferred Stock." For a description of the Series B Preferred Stock, see "Description of Capital Stock--Series B Preferred Stock."

      In connection with Taxter One's acquisition of Service One Holdings, Taxter One granted each of Renaissance Trust I and the O. Pappolimberis Trust an option to repurchase part of the capital stock of Service One Holdings. Following our acquisition of Service One Holdings, these options were exchanged for options to purchase from Taxter One 4,000,000 shares of our common stock and 400,000 shares of our Series B Preferred Stock. On the same date as the exchange, the O. Pappolimberis Trust sold the option to the Blum Family Trust. In connection with the exchange, we granted Renaissance Trust I and the Blum Family Trust registration rights. These options were exercised in October 2000. This transaction did not affect the number of outstanding shares of common stock or preferred stock.

      Renaissance Trust I and the Blum Family Trust have exercised their registration rights and we have filed a registration statement covering the sale of up to 8,000,000 shares of common stock.

      On December 31, 1996, we issued 5,000 shares of Series C Preferred Stock to Mr. Botchman for $5 million. For a description of the Series C Preferred Stock, see "Description of Capital Stock--Series C Preferred Stock."

      On May 29, 1998, we issued 10,000 shares of Series D Preferred Stock to J.L.B. of Nevada in exchange for the cancellation of an outstanding $10 million promissory note dated August 1, 1997. We granted piggyback registration rights for any common stock issued on conversion of the shares of Series D Preferred Stock. For a description of the Series D Preferred Stock, see "Description of Capital Stock--Series D Preferred Stock."

      On August 31, 1998, we issued 10,000 shares of Series E Preferred Stock to J.L.B. of Nevada in exchange for J.L.B. of Nevada agreeing to cancel $10 million of the principal amount outstanding under a subordinated promissory note dated August 1, 1997 in the original principal amount of $20 million. We also granted piggyback registration rights for any common stock issued on conversion of the shares of Series E Preferred Stock. For a description of the Series E Preferred Stock, see "Description of Capital Stock--Series E Preferred Stock."

      On May 4, 2001, in consideration of J.L.B. of Nevada agreeing to amend the payment terms of several promissory notes, we extended the expiration date of the conversion feature of the Series D Preferred Stock until May 30, 2006 and the Series E Preferred Stock until August 30, 2006. See "Description of Capital Stock--Series D Preferred Stock" and "Description of Capital Stock--Series E Preferred Stock."

      On October 8, 1996, Service One International, which at the time was a subsidiary of Service One Holdings but which was subsequently merged into us, entered into two substantially similar Mutual Business Development Agreements, one with Renaissance Trust I and one with the O. Pappolimberis Trust.

      The Development Agreements call for a royalty equal to 5% of any newly established receivable originated or acquired by us by way of a converted credit card account held which: (a) is delivered to a pre-securitization credit facility, (b) becomes a qualifying receivable, or (c) meets other account age and payment parameters. A qualifying receivable is defined as any converted account on which the cardholder has made three consecutive payments during specified time restrictions. In addition, the Development Agreements provide for royalties equal to 5% of all principal cash collections on specified accounts that are not converted to credit cards. The total royalty, if earned, payable under each of the two Development Agreements, after deductions and exclusions, will not exceed $25 million.

      The Development Agreement with the O. Pappolimberis Trust was amended on September 1, 1998 to alter the amount and timing of payments, give us a buyout option, alternate royalty payment options and extend the term of the agreement to May 31, 2005. The Development Agreement with Renaissance Trust I expires October 7, 2002 and has not been amended.

      We incurred royalty expenses of $1,733,412 for the year ended May 31, 2000, $1,541,944 for the year ended May 31, 1999 and $207,238 for the year ended May 31, 1998. At May 31, 2000 we had accrued but unpaid royalty expenses of $740,487.

      Both Development Agreements are currently in dispute. In February 2001 we discontinued our payment of royalties under both Development Agreements. We are discussing the rights and obligations of the parties under the Development Agreements with the O. Pappolimberis Trust. On April 23, 2001 Renaissance Trust I filed suit in the Southern District of New York seeking to enforce the Development Agreement and monetary damages. See "Business--Legal Proceedings."

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER
MATTERS

      Since August 28, 2000, our common stock has traded on the American Stock Exchange under the trading symbol "CDS". Before August 28, 2000, our common stock was traded on the Over The Counter Bulletin Board under the trading symbol "PLCR".

      The high and low bid prices for the our common stock for each quarter for the past three fiscal years were as follows:

             Fiscal
             Period                 High               Low
             ------                 ----               ---

1999     First Quarter           $  3 7/8           $  1 7/8
         Second Quarter             2 3/4              1 3/4
         Third Quarter              2 15/16            1 7/8
         Fourth Quarter             2 5/8              1 15/16

2000     First Quarter           $  3 13/16         $  2 1/4
         Second Quarter             5 3/4              2 1/2
         Third Quarter              5 1/4              3 15/16
         Fourth Quarter             5 1/2              3 1/4

2001     First Quarter           $  4 7/8           $  3 11/16
         Second Quarter             4 11/16            2 3/16
         Third Quarter              3.438              1.85

      As of May 31, 2001, there were approximately 230 holders of record of our common stock.

      We have not paid any dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future.

      As of February 28, 2001, accumulated but undeclared and unpaid dividends on preferred stock amounted to approximately $5.6 million. These dividends have not been declared by our board or paid by us, so they remain outstanding obligations. Dividends have not been paid because we believe it to be in our best interest at this time to retain our earnings to reinvest in our operations.

      Our board of directors will review our dividend policy from time to time to determine the feasibility and desirability of paying dividends, after giving consideration to our results of operations, financial condition, capital requirements and such other factors as the board of directors deems relevant. In addition, the terms of our senior secured revolving credit facility with Coast Business Credit, the terms of our agreement, as servicer and originator of the accounts owned by TCS Funding IV, with TCS Funding IV's lender, and the terms of our agreement, as servicer and originator of the accounts owned by TCS Funding V, with TCS Funding V's lender restrict our ability to pay dividends on our common and preferred stock.

      There can be no assurance that dividends of any kind will ever be paid.

                          DESCRIPTION OF CAPITAL STOCK

      The following description is a summary of the material terms of our capital stock. It is not a complete description of all of the terms of our capital stock. You should read this description of our capital stock as well as the Delaware General Corporation Law, our certificate of incorporation, and our bylaws.

Common Stock

      We have authorized 65,000,000 shares of common stock, par value $.001 per share. As of the date of this prospectus, we had 34,851,465 shares of common stock outstanding. On May 31, 2001 there were outstanding warrants and options to purchase 12,763,147 shares of common stock and shares of convertible preferred stock convertible into 6,650,000 shares of common stock. If all our warrants and options were exercised and all of our convertible preferred stock converted, we would have outstanding 54,264,612 shares of common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

      Voting, Stockholders' Meetings and Resolutions. Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders.

      Dividend and Liquidation Rights. Subject to the prior rights of any series of preferred stock, holders of common stock will receive dividends out of legally available assets at the times and in the amounts as the board of directors from time to time may determine. On our liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock.

      No Conversion, Redemption or Preemptive Rights. Our common stock is not convertible. Holders of the shares of common stock have no right to require us to redeem the common stock and have no preemptive rights.

Preferred Stock

      We currently issue the following series of preferred stock. All of our outstanding shares of preferred stock are fully paid and non-assessable.

Series A Preferred Stock

      We have authorized 2,000,000 shares of Series A Preferred Stock, par value $.001 per share. As of the date of this prospectus, we had 1,200,000 shares of Series A Preferred Stock outstanding, all of which are held by Taxter One.

      The Series A Preferred Stock has the following rights and preferences.

      Dividends. Dividends accrue at the rate of $.05 per share per year and are cumulative. While we are not required to pay the dividends at any specific time, any accumulated dividends must be paid (a) before any dividends may be paid on our common stock or on our Series C Preferred Stock and (b) ratably with the Series B Preferred Stock. Dividends accumulate on each share of Series A Preferred Stock from December 31, 1996, whether or not declared. As of February 28, 2001 we had approximately $250,000 of accumulated, undeclared and unpaid dividends on outstanding shares of Series A Preferred Stock.

      Voting Rights. Except as otherwise required by law, as long as at least one share of Series A Preferred Stock is outstanding, the holders of the Series A Preferred Stock are entitled to vote approximately 74% of all votes entitled to be voted at any annual or special meeting of the stockholders. This percentage may be adjusted to reflect subsequently issued capital stock. Each share of Series A Preferred Stock represents its proportionate share of the votes allocated to the outstanding shares of Series A Preferred Stock.

      Accordingly, except on matters requiring a separate class vote, the holders of the Series A Preferred Stock effectively control all matters that may be put to a stockholder vote, including the election of directors and fundamental corporate changes and, therefore, effectively control us.

      Redemption. At any time after December 31, 2001, on 20 days written notice to the holders of the Series A Preferred Stock and Series B Preferred Stock, we may redeem all or part of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock. If we elect to redeem these shares, we will pay a redemption price of $1.00 per share plus accumulated and unpaid dividends, if any, to the redemption date.

      Liquidation. On our liquidation, the holders of shares of Series A and Series B Preferred Stock, will be entitled to be paid, out of the assets available for distribution to our stockholders, before any payment is made to the holders of our common stock or Series C Preferred Stock, $1.00 per share plus accumulated and unpaid dividends, if any, to the distribution date.

Series B Preferred Stock

      We have authorized 800,000 shares of Series B Preferred Stock, par value $.001 per share. As of the date of this prospectus, we had 800,000 shares of Series B Preferred Stock outstanding, which are held by two holders.

      The Series B Preferred Stock has the following rights and preferences.

      Dividends. Dividends accrue at the rate of $.05 per share per year and are cumulative. While we are not required to pay the dividends at any specific time, any accumulated dividends must be paid (a) before any dividends may be paid on our common stock or Series C Preferred Stock and (b) ratably with the Series A Preferred Stock. Dividends accumulate on each share of Series B Preferred Stock from December 31, 1996, whether or not declared. As of February 28, 2001 we had approximately $166,667 of accumulated, undeclared and unpaid dividends on outstanding shares of Series B Preferred Stock.

      Voting Rights. Each holder of Series B Preferred Stock is entitled to one vote per share, voting together with common and the Series A Preferred Stock, except as required by law.

      Redemption. At any time after December 31, 2001, on 20 days written notice to the holders of the Series A Preferred Stock and Series B Preferred Stock, we may redeem all or part of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock. If we elect to redeem these shares, we will pay a redemption price of $1.00 per share plus accumulated and unpaid dividends, if any, to the redemption date.

      Liquidation. On our liquidation, the holders of shares of Series A and Series B Preferred Stock, will be entitled to be paid, out of the assets available for distribution to our stockholders, before any payment is made to the holders of our common stock or Series C Preferred Stock, $1.00 per share plus accumulated and unpaid dividends, if any, to the distribution date.

      Conversion. At any time after December 31, 2001, a holder of shares of Series B Preferred Stock may convert those shares into shares of Series A Preferred Stock. Initially, each share of Series B Preferred Stock may be converted into one share of Series A Preferred Stock. The number of shares of Series A Preferred Stock into which each share of Series B Preferred Stock can be converted may be adjusted as a result of stock splits, stock dividends and specified other issuances of additional stock.

Series C Preferred Stock

      We have authorized 5,000 shares of Series C Preferred Stock, par value $.001 per share. As of the date of this prospectus, we had 5,000 shares of Series C Preferred Stock outstanding, all of which are held by Mr. Botchman.

      The Series C Preferred Stock has the following rights and preferences.

      Dividends. Dividends accrue at the rate of 6% of $1,000 per share each year and are cumulative. While we are not required to pay the dividends at any specific time, any accumulated dividends must be paid before any dividends may be paid on our common stock. Dividends accumulate on each share of Series C Preferred Stock from December 31, 1997, whether or not declared. As of February 28, 2001 we had approximately $950,000 of accumulated, undeclared and unpaid dividends on outstanding shares of Series C Preferred Stock

      Voting Rights. Except as required by law, the holders of the Series C Preferred Stock do not have the right to vote on matters presented to our stockholders. In any matter on which the holders of the Series C Preferred Stock are entitled to vote as a matter of law, each holder of Series C Preferred Stock will have one vote per share.

      Redemption. We may redeem all or part of the outstanding shares of Series C Preferred Stock at any time on 20 days written notice. If we elect to redeem these shares, we will pay a redemption price of $1,000 per share plus accumulated and unpaid dividends, if any, to the redemption date.

      Liquidation. On our liquidation, the holders of shares of Series C Preferred Stock, will be entitled to be paid, out of the assets available for distribution to our stockholders, before any payment is made to the holders of our common stock, $1,000 per share plus accumulated and unpaid dividends, if any, to the distribution date.

Series D Preferred Stock

      We have authorized 10,000 shares of Series D Preferred Stock, par value $.001 per share. As of the date of this prospectus, we had 10,000 shares of Series D Preferred Stock outstanding, all of which are held by Mr. Botchman.

      The Series D Preferred Stock has the following rights and preferences.

      Dividends. Dividends accrue at the rate of 8% of the stated value of $1,000 per share each year and are cumulative. While we are not required to pay the dividends at any specific time, any accumulated dividends must be paid before any dividends may be paid on our common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. Dividends accumulate on each share of Series D Preferred Stock from December 31, 1998, whether or not declared. As of February 28, 2001 we had approximately $2,200,000 of accumulated, undeclared and unpaid dividends on outstanding shares of Series D Preferred Stock.

      Voting Rights. Except as required by law, the holders of the Series D Preferred Stock do not have the right to vote on matters presented to our stockholders. In any matter on which the holders of the Series D Preferred Stock are entitled to vote as a matter of law, each holder of Series D Preferred Stock will have one vote per share.

      Redemption. We may redeem all or part of the outstanding shares of Series D Preferred Stock at any time on 20 days written notice. If we elect to redeem these shares, we will pay a redemption price of $1,000 per share plus accumulated and unpaid dividends, if any, to the redemption date.

      Exchange. At any time before May 31, 2006, a holder of shares of Series D Preferred Stock may exchange those shares for shares of common stock. Initially each share of Series D Preferred Stock may be exchanged for 380 shares of common stock. The number of shares of common stock into which each share of Series D Preferred Stock can be exchanged may be adjusted as a result of stock splits, stock dividends and other issuances of additional stock. Holders of shares of Series D Preferred Stock have piggyback registration rights covering any common stock issued in exchange for the shares of Series D Preferred Stock.

      Liquidation. On our liquidation, the holders of shares of Series D Preferred Stock, will be entitled to be paid, out of the assets available for distribution to our stockholders, before any payment is made to the holders of our common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, $1,000 per share plus accumulated and unpaid dividends, if any, to the distribution date.

Series E Preferred Stock

      We have authorized 20,000 shares of Series E Preferred Stock, par value $.001 per share. The stated value is $1,000 per share. As of the date of this prospectus, we have 10,000 shares of Series E Preferred Stock outstanding, all of which are held by Mr. Botchman.

      The Series E Preferred Stock has the following rights and preferences.

      Dividends. Dividends accrue at the rate of 8% of the stated value of $1,000 per share each year and are cumulative. While we are not required to pay dividends at any specific time, any accumulated dividends must be paid before any dividends may be paid on our common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock. Dividends accumulate on each share of Series E Preferred Stock from December 31, 1998, whether or not declared. As of February 28, 2001 we had approximately $2,000,000 of accumulated, undeclared and unpaid dividends on outstanding shares of Series E Preferred Stock.

      Voting Rights. Except as required by law, the holders of the Series E Preferred Stock do not have the right to vote on matters presented to our stockholders. In any matter on which the holders of the Series E Preferred Stock are entitled to vote as a matter of law, each holder of Series E Preferred Stock will have one vote per share

      Redemption. We may redeem all or part of the outstanding shares of Series E Preferred Stock at any time on 20 days written notice. If we elect to redeem these shares, we will pay a redemption price of $1,000 per share plus accumulated and unpaid dividends, if any, to the redemption date.

      Exchange. At any time before August 31, 2006, a holder of shares of Series E Preferred Stock may exchange those shares for shares of common stock. Initially, each share of Series E Preferred Stock may be exchanged for 285 shares of common stock. The number of shares of common stock into which each share of Series E Preferred Stock can be exchanged may be adjusted as a result of stock splits, stock dividends and other issuances of additional stock. Holder of shares of Series E Preferred Stock have piggyback registration rights covering any common stock issued in exchange for the shares of Series E Preferred Stock.

      Liquidation. On our liquidation, the holders of shares of Series E Preferred Stock, will be entitled to be paid, out of the assets available for distribution to our stockholders, before any payment is made to the holders of our common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, $1,000 per share plus accumulated and unpaid dividends, if any, to the distribution date.

Undesignated Preferred Stock

      As of the date of this prospectus, we had 965,000 shares, par value $.001 per share, of unissued, undesignated preferred stock. If we issue preferred stock in the future, the preferred stock will have the rights, terms and preferences specified by our board of directors in a certificate filed with the Secretary of State of Delaware. The issuance of preferred stock by the board of directors in the future could adversely affect the rights of holders of common stock. For example, an issuance of preferred stock could result in an additional class of securities outstanding with preferences over the common stock with respect to dividends and liquidations and/or an additional class of securities with voting rights equal to or greater than those of the common stock. We have no present plan to issue any additional series of preferred stock.

Outstanding Warrants

      As of the date of this prospectus we had outstanding warrants to purchase a total of 5,675,247 shares of common stock with a weighted average exercise price of $2.94 per share. The number of shares of common and the exercise price of the warrants may be adjusted as a result of stock splits, stock dividends and specified other issuances of additional stock.

Registration Rights of Security Holders

      The holders of shares of common stock which may be issued on the conversion of our Series D Preferred Stock, Series E Preferred Stock and certain of our warrants have the right to demand that we register the common stock. In addition, these holders may include their shares of common stock in any registration statements filed by us in connection with an underwritten offering of securities. These demand and piggyback registration rights are subject to customary blackout periods and cut back provisions.

      Stock Options

      We have adopted a stock option plan to attract and retain employees, directors and consultants.

We have reserved 8,000,000 shares of common stock to issue under the plan of which 2,462,100 shares remain available for issuance as of May 31, 2001.

      As of May 31, 2001, we had outstanding options to purchase 6,581,000 shares of our common stock.

Anti-Takeover Provisions

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents Delaware corporations from engaging in a "business combination" which includes a merger with or sale of more than 10% of the corporation's assets to any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any these persons, for three years following the date that the stockholder became an "interested stockholder" unless:

      o the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors before the date the "interested stockholder" attained that status;

      o on completion of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

      o on or after the date the "interested stockholder" became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

      This statute could prohibit or delay any proposed merger or change in control attempt and may discourage attempts to acquire us.

Stockholder Action and Special Meetings

      Our bylaws provide that:

      o the number of directors is set by resolution of our board of directors; and
      o special meetings of stockholders may be called only by our board of directors, the chairman of our board of directors, or the President.

      These provisions may have the effect of deterring hostile takeovers or delaying a change in control.

Transfer Agent and Registrar

      The transfer agent and registrar for the shares of common stock is Wells Fargo Shareowner Services.

                              PLAN OF DISTRIBUTION


      We do not currently use a broker-dealer or agent to assist in the sale of the subordinated renewable notes. We may employ the services of a National Association of Securities Dealers, Inc. member broker-dealer in the future for purposes of offering the subordinated renewable notes on a "best-efforts" or agency basis. If an agreement concerning the use of the services of any broker-dealer is reached, we may pay any such broker-dealer a commission which we estimate will range from .5% to 10% of the sale price of any subordinated renewable notes sold through the broker-dealer, depending on numerous factors. We may also agree to indemnify the broker-dealer against certain liabilities, including liabilities under the Securities Act and to reimburse the broker-dealer for its costs and expenses, up to a maximum to be determined, based on the total dollar value of the securities sold. We will otherwise offer the subordinated renewable notes through our employees in accordance with Rule 3a4-1 under the Securities Exchange Act of 1934.

      We may reject any order, in whole or in part, for any reason. In the event your order is not accepted, we will promptly refund your subscription, without deduction of any costs and without interest. We expect that orders that are not accepted will be refunded within 48 hours after receipt. No minimum number of subordinated renewable notes must be sold in the offering. You will not know at the time of order whether we will be successful in completing the sale of any or all of the subordinated renewable notes being offered. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, orders previously received will be irrevocable after the expiration of the rescission period, and no funds will be refunded. You may rescind your subscription by sending a notice of rescission to us within three business days of sending us your subscription.

      We may from time to time offer investment incentives to investors. These incentives could take the form of favorable interest rates or other rate term, or other incentives which would be awarded to investors who satisfy total investment, length of investment or other criteria. There are no specific incentive programs in place on the date of this prospectus. Any specific incentive program would be disclosed in an amended prospectus. Investors must consider that they will recognize income for income tax purposes based on the value of any incentive received.

                                 LEGAL MATTERS

      Various legal matters regarding the validity of the subordinated renewable notes we are offering will be passed on by Kronish Lieb Weiner & Hellman LLP, New York. Peter J. Mansbach, who is currently of counsel to Kronish Lieb Weiner & Hellman LLP, serves on our board of directors. Kronish Lieb Weiner & Hellman LLP will receive a portion of the compensation received by Mr. Mansbach.


                                    EXPERTS


      Our consolidated financial statements as of May 31, 2000, 1999, and 1998 and for the years then ended, included in this prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report thereon, and are included herein in reliance on the authority of such firm as experts in giving said report.


                      WHERE YOU CAN FIND MORE INFORMATION


      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We also file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

      You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Securities and Exchange Commission filings are also available at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

                             THE CREDIT STORE, INC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Report of Independent Certified Public Accountants                        F-2


Consolidated Balance Sheets (audited) as of May 31, 1999 and 2000         F-3

Consolidated Statements of Operations (audited) for the years ended May   F-4
31, 1998, 1999 and 2000

Consolidated Statements of Stockholders' Equity (audited) for the years   F-5
ended May 31, 1998, 1999 and 2000

Consolidated Statements of Cash Flows (audited) for the years ended May   F-7
31, 1998, 1999 and 2000


Notes to Consolidated Financial Statements (audited)                      F-9


Condensed Consolidated Balance Sheets as of February 28, 2001             F-25
(unaudited) and May 31, 2000

Condensed Consolidated Statement of Operations (unaudited) for the nine   F-26
months ended February 28, 2001 and February 29, 2000

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine F-27 months ended February 28, 2001 and February 29, 2000

Notes to Condensed Consolidated Financial Statements (unaudited)          F-28

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
The Credit Store, Inc.

      We have audited the accompanying consolidated balance sheets of The Credit Store, Inc. (a Delaware corporation) and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Credit Store, Inc. and subsidiaries as of May 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended May 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
July 24, 2000

                             THE CREDIT STORE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                    MAY 31,


                     ASSETS                               2000          1999
                                                     ------------- -------------
Cash and cash equivalents                            $  1,423,248  $  3,533,930
Restricted cash                                         1,025,631       750,000
Accounts and notes receivable, net                      2,765,882     1,150,207
Prepaid expenses                                        1,341,516       618,198
Amounts due from special purpose entities               9,332,890     1,230,700
Investments
   Investments in nonperforming consumer debt, net      9,648,090     3,016,697
   Credit card receivables, net                        24,244,200    18,631,403
Investment in unconsolidated affiliate                  1,279,888     1,612,648
Retained interest in securitized credit card            2,142,846     5,130,372
  receivables
Property and equipment, net                             4,790,060     6,132,612
Goodwill, net                                           2,347,999     2,555,175
Deferred tax asset                                      2,700,000       700,000
Other assets                                            1,345,942       719,014
                                                     ------------  ------------

                                                     $ 64,388,192  $ 45,780,956

       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Accounts payable and accrued expenses             $  4,499,142  $  4,313,409
   Notes payable                                       23,609,326     6,086,766
   Capitalized lease obligations                        2,766,228     4,045,541
   Subordinated notes and accrued interest payable
      - related party                                  19,139,028    19,246,595
                                                     ------------  ------------

         Total liabilities                             50,013,724    33,692,311
                                                     ------------  ------------

COMMITMENTS AND CONTINGENCIES                                  --            --
                                                     ------------  ------------

STOCKHOLDERS' EQUITY
   Series A, B, C, D and E Preferred Stock             27,000,000    27,000,000
   Common stock, $.001 par value; 65,000,000 shares
      authorized at May 31, 2000 and 50,000,000
      shares authorized at May 31, 1999; 34,761,965
      shares issued and outstanding at May 31, 2000
      and 1999                                             34,762        34,762
   Additional paid-in capital                          23,743,260    22,670,711
   Unrealized gain from retained interest in
      securitized credit card receivables, net of
      tax                                                 638,227     2,497,148
   Accumulated deficit                                (37,041,781)  (40,113,976)
                                                     ------------  ------------

         Total stockholders' equity                    14,374,468    12,088,645
                                                     ------------  ------------

         Total liabilities and stockholders' equity  $ 64,388,192  $ 45,780,956


The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                              YEARS ENDED MAY 31,


                                                        2000         1999           1998
                                                   ------------  ------------  ------------
Revenue
   Income from credit card receivables             $  9,706,247  $  6,438,460  $  3,951,602
   Revenue in excess of cost recovered               21,396,561    22,308,908     8,138,122
   Securitization income and asset sales             12,599,265    11,851,080            --
   Servicing fees and other income                    2,684,554     1,564,356     1,292,596
                                                   ------------  ------------  ------------
           Total revenue                             46,386,627    42,162,804    13,382,320
   Provision for losses                               5,680,975     4,607,081     6,483,736
                                                   ------------  ------------  ------------
           Net revenue                               40,705,652    37,555,723     6,898,584
Expenses
   Salaries and employee benefits                    13,502,074    12,484,582    13,268,863
   Professional fees                                  2,604,992     2,701,016     4,215,891
   Depreciation and amortization                      2,494,489     2,614,216     3,223,620
   Third-party credit card services                   3,972,785     4,468,992     3,486,915
   Third-party scrubbing services                       665,078       264,536            --
   Communication expense                              2,769,077     2,272,513     2,035,380
   Occupancy and equipment rental                       858,325       766,832       825,517
   Royalty expense                                    1,733,412     1,541,944       207,238
   Financing fees                                     1,092,286       211,864        90,182
   Other                                              4,001,365     4,310,466     4,229,104
                                                   ------------  ------------  ------------
           Total expenses                            33,693,883    31,636,961    31,582,710
                                                   ------------  ------------  ------------

           Operating income (loss)                    7,011,769     5,918,762   (24,684,126)

Interest expense                                      4,981,949     4,029,491     4,760,905
                                                   ------------  ------------  ------------
           Income (loss) before income taxes          2,029,820     1,889,271   (29,445,031)
Income tax benefit                                    1,042,375     1,986,409            --
                                                   ------------  ------------  ------------
           NET INCOME (LOSS)                          3,072,195     3,875,680   (29,445,031)
Dividends on preferred stock                         (2,000,000)   (1,799,999)     (399,996)
                                                   ------------  ------------  ------------
Net income (loss), applicable to common
  stockholders                                     $  1,072,195  $  2,075,681  $(29,845,027)
Net income (loss) per share
   Basic                                           $       0.03  $       0.06  $      (0.90)
   Diluted                                         $       0.03  $       0.06  $      (0.90)

Weighted-average common shares outstanding
   Basic                                             34,761,965    34,761,965    33,109,781
   Diluted                                           36,924,208    35,091,550    33,109,781


The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              YEARS ENDED MAY 31,


                                             Common stock
                                       ------------------------    Series A     Series B     Series C     Series D
                                          Shares       Amount      Preferred    Preferred    Preferred    Preferred
                                       ----------     --------    ----------    ---------   ----------  -----------
Balance at June 1, 1997                32,207,465     $ 32,208    $1,200,000    $800,000    $5,000,000  $        --
   Net loss                                    --           --            --          --            --           --
   Issuance of Series D Preferred
     Stock in exchange for $10
     million subordinated note                 --           --            --          --            --   10,000,000
   Issuance of common stock             2,554,500        2,554            --          --            --           --
                                       ----------     --------    ----------    --------    ----------  -----------
Balance at May 31, 1998                34,761,965       34,762     1,200,000     800,000     5,000,000   10,000,000
Net income                                     --           --            --          --            --           --
   Unrealized gain and accretion on
     retained interest in
     securitization, net of tax                --           --            --          --            --           --
        Comprehensive income                   --           --            --          --            --           --
   Issuance of Series E Preferred
     Stock in exchange for $10
     million subordinated note                 --           --            --          --            --           --
   Issuance of warrants in lieu of
     payment of accrued interest on
     subordinated debt                         --           --            --          --            --           --
                                       ----------     --------    ----------    --------    ----------  -----------
Balance at May 31, 1999                34,761,965       34,762     1,200,000     800,000     5,000,000   10,000,000
   Net income                                  --           --            --          --            --           --
   Unrealized gain and accretion on
     retained interest in
     securitization, net of tax                --           --            --          --            --           --
   Sale of retained interest in
     securitized receivables, net of
     tax                                       --           --            --          --            --           --

        Comprehensive income                   --           --            --          --            --           --
   Issuance of warrants and stock
     options in lieu of payment for
     services and assets                       --           --            --          --            --           --
                                       ----------     --------    ----------    --------    ----------  -----------

Balance at May 31, 2000                34,761,965     $ 34,762    $1,200,000    $800,000    $5,000,000  $10,000,000


The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                              YEARS ENDED MAY 31,


                                                        Additional                        Other           Total
                                            Series E      paid-in    Accumulated      comprehensive    stockholders'
                                            Preferred     capital      deficit           income           equity
                                          -----------  -----------  -------------    --------------   --------------
Balance at June 1, 1997                   $        --  $14,137,892   $(14,544,625)     $        --    $  6,625,475
   Net loss                                        --           --    (29,445,031)              --     (29,445,031)
   Issuance of Series D Preferred Stock
     in exchange for $10 million
     subordinated note                             --           --             --               --      10,000,000
   Issuance of common stock                        --    5,173,890             --               --       5,176,444
                                          -----------  -----------   ------------      -----------    ------------
Balance at May 31, 1998                            --   19,311,782    (43,989,656)              --      (7,643,112)
   Net income                                      --           --      3,875,680               --       3,875,680
   Unrealized gain and accretion on
     retained interest in
     securitization, net of tax                    --           --             --        2,497,148       2,497,148
                                                                                                      ------------
         Comprehensive income                      --           --             --               --       6,372,828
   Issuance of Series E Preferred Stock
     in exchange for $10 million
     subordinated note                     10,000,000           --             --               --      10,000,000
   Issuance of warrants in lieu of
     payment of accrued interest on
     subordinated debt                             --    3,358,929             --               --       3,358,929
                                          -----------  -----------   ------------      -----------    ------------
Balance at May 31, 1999                    10,000,000   22,670,711    (40,113,976)       2,497,148      12,088,645
   Net income                                      --           --      3,072,195               --       3,072,195
   Unrealized gain and accretion on
     retained interest in
     securitization, net of tax                    --           --             --        2,062,292       2,062,292
   Sale of retained interest in
     securitized receivables, net of tax           --           --             --       (3,921,213)     (3,921,213)
                                                                                                      ------------
         Comprehensive income                      --           --             --               --       1,213,274
   Issuance of warrants and stock
     options in lieu of payment for
     services and assets                           --    1,072,549             --               --       1,072,549
                                          -----------  -----------   ------------      -----------    ------------
Balance at May 31, 2000                   $10,000,000  $23,743,260   $(37,041,781)     $   638,227    $ 14,374,468


The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR THE YEARS ENDED MAY 31,

                                                            2000           1999           1998
                                                       -------------  -------------  -------------
Cash flows from operating activities:
   Net income (loss)                                   $  3,072,195   $  3,875,680   $(29,445,031)
   Adjustments to reconcile net income (loss) to net
     cash used in operating activities
       Provision for credit card losses                   5,680,975      4,607,081      6,483,736
       Amortization of discount on performing credit
         card portfolio                                  (1,344,418)            --             --
       Provision for losses on accounts and notes
         receivable                                         100,000        768,860        780,027
       Depreciation and amortization                      2,494,489      2,614,216      3,223,620
       Deferred tax benefit                              (1,042,375)    (1,986,409)            --
       Gain on sale of interest in affiliates            (5,260,358)            --             --
       (Gain)loss from unconsolidated affiliates            332,760       (325,183)      (277,159)
       Gain on sale of credit card receivable
         portfolios                                      (5,771,007)   (11,851,080)            --
       Services received for stock options granted           38,500             --        176,444
       Changes in operating assets and liabilities:
         Restricted cash                                   (275,631)       250,000             --
         Accounts and notes receivable                   (1,715,675)    (1,426,401)      (473,436)
         Receivable from unconsolidated affiliate        (8,102,190)    (1,230,700)            --
         Prepaid expenses                                  (723,318)      (173,362)      (327,177)
         Accrued interest on funds advanced on
           credit cards                                    (511,096)        82,488       (263,255)
         Accrued fees                                    (1,197,790)       291,161        (48,382)
         Other assets                                       407,121       (177,085)      (383,338)
         Unearned fees                                      264,855        184,551        216,721
         Accounts payable and accrued expenses              185,733       (193,277)     1,230,841
         Accrued interest payable on subordinated
           notes                                            242,433      2,439,273      3,675,381
                                                       ------------   ------------   ------------

           Net cash used in operating activities        (13,124,797)    (2,250,187)   (15,431,008)

Cash flows from investing activities:
   Collection of funds advanced on credit cards          18,581,055     13,305,543      1,887,306
   Collection of consumer debt                            7,180,106     11,278,295     18,162,596
   Funds advanced on securitized credit card
     receivables                                         (1,840,282)    (1,346,815)            --
   Proceeds from sale of credit card receivable
     portfolios                                          12,244,229     17,129,109             --
   Funds advanced on credit cards                       (30,849,101)   (29,460,286)   (18,629,185)
   Purchase of nonperforming consumer debt portfolios   (13,811,499)    (8,622,478)   (15,641,657)
   Proceeds from sale of beneficial interest in
     affiliates                                           8,643,233             --             --
   Purchase of performing consumer debt portfolios       (4,082,114)            --             --
   Development of proprietary software                     (207,587)      (460,497)            --
   Purchase of property and equipment                      (737,172)      (682,539)    (4,170,472)
                                                       ------------   ------------   ------------

           Net cash provided by (used in) investing
             activities                                  (4,879,132)     1,140,332    (18,391,412)
                                                       ------------   ------------   ------------

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                          FOR THE YEARS ENDED MAY 31,


                                                           2000          1999          1998
                                                       ------------  ------------  --------------
Cash flows from financing activities:
   Proceeds from debt                                  $ 19,128,881  $    576,643  $ 33,240,887
   Payments on debt                                      (1,956,321)   (2,032,989)     (101,921)
   Borrowings from sale/leaseback transactions              896,018       559,713     3,146,275
   Payments on capital lease obligations                 (2,175,331)   (1,664,653)   (1,943,331)
   Proceeds from issuance of stock                               --            --     5,000,000
                                                       ------------  ------------  ------------

           Net cash provided by (used in) financing
             activities                                  15,893,247    (2,561,286)   39,341,910
                                                       ------------  ------------  ------------

           NET INCREASE (DECREASE) IN CASH               (2,110,682)   (3,671,141)    5,519,490

Cash and cash equivalents at beginning of period          3,533,930     7,205,071     1,685,581
                                                       ------------  ------------  ------------

Cash and cash equivalents at end of period             $  1,423,248  $  3,533,930  $  7,205,071

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                          $  4,178,571  $  1,592,864  $  1,006,663
   Noncash financing activities:
     Series D and E preferred stock issued in
       exchange for subordinated note                          --    10,000,000      10,000,000
     Obligations assumed in lieu of payment of
       accrued interest on subordinated debt                   --     1,641,071            --
     Issuance of warrants in lieu of payment of
       accrued interest on subordinated debt                   --     3,358,929            --
     Issuance of warrants and stock options in
       lieu of payment for services and assets          1,072,549            --            --


The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MAY 31, 2000, 1999 AND 1998

NOTE A - ORGANIZATION


      The Credit Store (the "Company") is a technology and information based financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. Unlike traditional credit card companies, the Company focuses on consumers who have previously defaulted on debt. The Company reaches these consumers by acquiring their defaulted debt. Through direct mail and telemarketing operations, these consumers are offered an opportunity to settle their debt, typically at a discount, transfer the agreed settlement amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card, and establish a positive credit history on their newly issued card by making timely and consistent payments. The Company accepts lump sum settlements or installment payment plans from those consumers who do not accept the credit card offer.

      After the consumers have made eight or more consecutive monthly payments on their outstanding credit card balance the Company considers the account seasoned and available to sell or securitize. Because the focus of the Company's business is to convert defaulted debt into seasoned credit cards, the Company periodically sells or securitizes portfolios of these seasoned accounts. The Company also periodically sells into the secondary market for non-performing consumer debt portfolios of accounts it acquired but was unable to convert.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation


      The Company has four subsidiaries, Credit Store Services, Credit Store Capital, American Credit Alliance and TCS Funding IV. All of these subsidiaries are wholly owned by the Company; however, only Credit Store Capital and American Credit Alliance are consolidated in the financial statements. Credit Store Services and TCS Funding IV are qualifying special purpose entities that are not required to be consolidated. Credit Store Services and Credit Store Capital acquire non-performing consumer receivables and contract with the Company to offer consumers a credit card or to accept settlements or payment plans. American Credit Alliance owns a 50% interest in Dakota Card Fund II, a limited liability company that contracts with the Company to service non-performing receivables and credit card receivables that it owns. TCS Funding IV was created in connection with securitizations for the purpose of purchasing performing credit card receivables from the Company. All significant inter-company transactions have been eliminated.


      Cash and Cash Equivalents

      For purposes of the statements of cash flows, cash includes all cash and investments with original maturities of three months or less when purchased, except restricted cash. The Company's restricted cash is on deposit with two banks to facilitate funding of credit card loans. The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits.

      Investments

      Investments in nonperforming consumer debt consist of portfolios of consumer debt purchased by the Company, which are recorded at cost, less cost recovered. Cost is substantially less than the remaining outstanding balance on these portfolios. To the extent that the cost of a particular portfolio of debt purchased exceeds the present value of the estimated amount of cash expected to be collected, a valuation allowance would be recognized in the amount of such impairment.

      Credit card receivables consist of amounts funded by the Company for new purchases or advances, accrued interest on new purchases and advances, and accrued fees, less a provision for losses and unearned fees.

      Investment in unconsolidated affiliate represents the Company's 50% ownership interest in an entity involved in substantially the same business as the Company and is recorded on the equity method of accounting.

      Securitization Accounting

      Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered. The proceeds of securitized financial assets are allocated to the assets sold, the servicing asset or liability and retained interest based on their relative fair values at the transfer date in determining the gain on the securitization transaction.

      SFAS No. 125 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service financial assets that have been securitized and amortize it over the period of estimated net servicing income or loss. The Company received adequate compensation for the servicing of securitized credit card receivables and therefore no servicing asset or liability was recorded.

      Retained Interest in Securitized Credit Card Receivables

      The retained interest in securitized credit card receivables is treated as a debt security classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and is carried at fair value. Fair value is based on the discounted anticipated future cash flows on a "cash out" basis. The cash out method projects cash collections to be received only after all amounts owed to investors have been remitted. Adjustments to fair value (net of related income taxes) are recorded as a component of other comprehensive income.

      Income on the retained interest is accrued based on the effective interest rate applied to its original cost basis, adjusted for accrued interest and principal payments. The effective interest rate is the internal rate of return determined based on the timing and amounts of anticipated future cash flows for the underlying pool of securitized credit card receivables.

      The retained interest is evaluated for impairment by management monthly based on current market and cash flow assumptions applied to the underlying receivables. Provisions for losses are charged to earnings when it is determined that the retained interest's original cost basis, adjusted for accrued interest and principal payments, is greater than the present value of expected future cash flows. No provision for losses was recorded during the fiscal years ended May 31, 2000, 1999 and 1998.

      Property and Equipment

      Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets or terms of the capital lease. Expenditures for maintenance and repairs are expensed when incurred.

      Goodwill

      Goodwill originating from the acquisition of companies acquired in purchase transactions is being amortized using the straight-line method over fifteen years. The Company evaluates the impairment of goodwill based on expectations of future non-discounted cash flows and operating income related to purchased businesses. As of May 31, 2000 and 1999, accumulated amortization was $759,646 and $552,470.

      Revenue Recognition

      Income from credit cards receivable represents interest and fees on new advances or purchases made by holders of the Company's credit cards on an accrual basis.


      For the portfolios of nonperforming consumer debt, revenue in excess of cost recovery is accounted for on a pool basis using the cost recovery method of accounting in accordance with Practice Bulletin No. 6, "Amortization of Discounts on Certain Acquired Loans." Under the cost recovery method of accounting, all cash receipts relating to individual portfolios of nonperforming consumer debt are applied first to recover the cost of the portfolios, prior to recognizing any revenue. Cash receipts in excess of cost of acquired portfolios are then recognized as revenue. The cost of the portfolio includes the purchase price paid to the seller plus costs directly related to the acquisition of the portfolio. All direct mail, telemarketing, and scrubbing costs are expensed as incurred.


      Servicing revenues are fees related to processing and managing credit cards for third parties. These revenues are recognized when the related services are provided.

      The Company's policy is to accrue fee income and interest on new advances on all credit card accounts including delinquent accounts, until the account is charged off. A credit card is contractually delinquent if the minimum payment is not received on the specified payment due date on the customer's statement.

      For performing credit card portfolios purchased, the Company uses models to estimate the amount and timing of future cash flows. These models are based on historical cash collection data from performing receivable portfolios and are used to compute an effective interest rate for income recognition. For these portfolios the fair value of credit card receivables is based upon discounted expected cash flows. The discount rate is based upon an acceptable rate of return adjusted for specific risk factors inherent in each individual portfolio.

      Allowance for Credit Card Losses

      The provision for possible credit card losses includes current period losses and an amount which, in the judgment of management, is necessary to maintain the allowance for possible credit card losses at a level that reflects known and inherent risks in the credit card portfolio. In evaluating the adequacy of the allowance for credit card losses, management considers several factors, including: historical trends of charge-off activity for each credit card portfolio as well as current economic conditions and the impact that such conditions might have on a borrowers' ability to repay. Significant changes in these factors could affect the adequacy of the allowance for credit card losses in the near term. Credit card accounts are generally charged off at the end of the month during which the credit card receivable becomes contractually 120 days past due, with the exception of bankrupt accounts, which are charged off immediately upon formal notification of bankruptcy, and accounts of deceased cardholders without a surviving, contractually liable individual, which are also charged off immediately upon notification.

      The following table summarizes information about the Company's allowance for credit card losses.

                                                    For the years ended May 31,
                                                  -----------------------------
                                                       2000           1999
                                                  -------------  --------------
             Balance at beginning of period        $ 2,846,533    $ 3,688,091
             Provision for credit card losses        5,680,975      4,607,081
             Credit card receivables charged-off    (6,051,670)    (5,448,639)
                                                   -----------    -----------

             Balance at end of period              $ 2,475,838    $ 2,846,533


      Accounts and Notes Receivable

      As of May 31, 2000 and 1999, the accounts and notes receivable allowance for doubtful accounts was $584,029 and $746,463.

      Stock Based Compensation


      The Company utilizes the intrinsic value method of accounting for its stock-based employee compensation plans. Stock based awards granted to non-employees are expensed over the time the services are rendered based upon the fair value of the award or services. Pro-forma information related to the fair value based method of accounting is contained in note H.


      Deferred Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      Net Income (Loss) Per Share

      Basic net income (loss) per share is computed by dividing net income
      (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Net income (loss) applicable to common stockholders is computed by deducting dividends on preferred stock from net income (loss). Diluted net income (loss) per share is based on the weighted-average number of common and common equivalent shares outstanding. The calculation takes into account the shares that may be issued upon exercise of stock options, reduced by the shares that may be repurchased with the funds received from the exercise, based on the average price during the period. In computing diluted net income (loss) per share, only potential common shares that are dilutive (those that reduce net income per share) are included. Exercise of stock options is not assumed if the result would be antidilutive, such as when a net loss is reported.

      Comprehensive Income

      Comprehensive income, as defined by SFAS No. 130, "Reporting Comprehensive Income," includes net income (loss) and items defined as other comprehensive income. SFAS No. 130 requires that items defined as other comprehensive income (loss), such as unrealized gains and losses on certain investments in debt securities, be separately classified in the financial statements. Such disclosures are included in the consolidated statements of stockholders' equity.

      Reclassifications

      Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

      Use of Estimates

      In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Significant estimates have been made by management with respect to the timing and amount of collection of future cash flows from nonperforming consumer debt and credit card receivables ("portfolios"). Among other things, the estimated future cash flows of the portfolios are used to recognize impairment in investment in nonperforming consumer debt, provision for losses on credit card receivables and fair value of retained interest in securitized credit card receivables. On a periodic basis, management reviews the estimate of future collections, and it is reasonably possible that these estimates may change based on actual results and other factors. A change could be material.

      New Accounting Pronouncements

      FASB Interpretation 44, Interpretation of APB Opinion 25 ("FIN 44"), was issued in March 2000. FIN 44 provides an interpretation of APB Opinion 25 on accounting for employee stock compensation and describes its application to certain transactions. FIN 44 is effective on July 1, 2000. It applies on a prospective basis to events occurring after that date, except for certain transactions involving options granted to nonemployees, repriced fixed options, and modifications to add reload option features, which apply to awards granted after December 31, 1998. The provisions of FIN 44 are not expected to have a material effect on transactions entered into through May 31, 2000.

NOTE C - INVESTMENTS IN NONPERFORMING CONSUMER DEBT AND CREDIT CARD RECEIVABLES

      Investments in Nonperforming Consumer Debt


      The Company acquires portfolios of nonperforming consumer installment debt, credit card receivables, and automobile deficiency debt from originating financial institutions. These debts are acquired at a substantial discount from the actual consumer outstanding balance. A portion of these debts may be subject to legitimate claims, defenses or rights of offset on the part of the consumer. As a result, the Company may not be able to collect on these receivables. For example, the Company acquires "out of statute" accounts which are subject to a statute of limitations defense, and may also acquire some credit card accounts where customers cannot be held liable for, or their liability may be limited with respect to, charges to a credit card account that were a result of an unauthorized use of a credit card.


      The outstanding balance of the debt acquired by the Company at May 31, 2000 and 1999 was approximately $3.1 billion and $2.0 billion. The Company's objective is to offer the consumer an opportunity to settle these debts, typically at a discount, and transfer the settled amount to a newly issued credit card. (See Credit Card Receivables below.)

      Investments in nonperforming consumer debt consist of the following at May 31:

                                                         2000           1999
                                                    -------------  -------------
     Cost of portfolios purchased including
       capitalized acquisition costs of $2,109,937
       and $2,079,897                               $ 51,907,168   $ 38,574,174

     Cost recovered                                  (42,259,078)   (35,557,477)
                                                    ------------   ------------


     Investment in nonperforming consumer debt      $  9,648,090   $  3,016,697


      Credit Card Receivables

      Upon settlement of the debt, a credit card is issued to the consumer with the opening balance and credit line equal to the settlement amount. The Company expenses origination costs including direct mail and telemarketing costs as incurred. The Company does not record a credit card asset until the cardholder begins to make new charges on the account. For financial statement purposes the Company records as credit card receivables the amount funded on new advances and purchases, accrued interest on new advances and accrued fees, less provision for losses on credit card receivables and unearned fees. After making principal payments on the settlement amount, the customer may use the credit card for new purchases and cash advances up to their available credit limit, which may be increased from time to time based on their payment history.


                                                               May 31,
                                                     --------------------------
                                                         2000          1999
                                                     ------------  ------------
     Principal funded on new advances and purchases  $ 26,536,055  $21,303,274
     Accrued interest on principal funded                 420,383      243,489
     Accrued fees                                         429,727      332,446
                                                     ------------  -----------
                                                       27,386,165   21,879,209
     Less:
       Provision for losses on credit card
         receivables                                 $  2,475,838  $ 2,846,533
       Unearned fees                                      666,127      401,273
                                                     ------------  -----------
                                                        3,141,965    3,247,806

     Credit card receivables                         $ 24,244,200  $18,631,403
                                                     ============  ===========

       Total credit card balances (1)                $ 77,832,562  $55,184,540

     Available credit (2)                            $  7,837,918  $ 4,296,364

      (1) Total credit card balances represent the total amount owed to the Company by the cardholders through initial settlement, new charges, interest, fees and payments.
      (2) Available credit represents the additional amount that the Company would be obligated to fund if the credit cards were fully utilized by the cardholders.


NOTE D - SECURITIZATION AND GAIN ON SALES OF CREDIT CARD RECEIVABLE PORTFOLIOS


      During the year ended May 31, 2000, the Company established a new wholly-owned qualified special purpose entity, TCS Funding IV, Inc. ("TCS IV"), for the purpose of purchasing performing credit card receivables from the Company. TCS IV entered into a $40,000,000 credit facility with a lending institution to finance the purchase of credit card receivables. The initial approximately $12,100,000 sale of credit card receivables to the SPE included receivables with a principal balance of approximately $14,200,000. TCS IV provided $10,000,000 for the purchase and the remaining approximately $2,100,000 of the purchase price was recorded by the Company as retained interest. The transaction closed on May 31, 2000. The Company recognized a pre-tax gain, of approximately $3,800,000. The unrealized gain of approximately $638,000, included in the retained interest, was recorded net of tax as a separate component of stockholders' equity.

      At May 31, 2000, the Company recorded a receivable from the SPE for $9,332,890. This balance represented sales proceeds due to the Company. The receivable was guaranteed by the lending institution through an irrevocable commitment to fund. The receivable was collected after May 31, 2000.


      The TCS IV credit facility requires interest payments only during the first 18 months and allows for multiple advances during this period up to $40 million. Borrowings in excess of $10 million are governed by a borrowing base and are contingent upon the senior beneficial interests receiving a minimum BBB- rating from a nationally recognized rating agency. The credit facility advances 70% of the receivables balance, of which 5% must be deposited into a reserve account. The Company is in the process of attaining a rating on behalf of TCS IV. The terms of the credit facility require that all credit card receivables purchased by TCS IV must be current with a minimum of eight payments made on each account and must meet certain other eligibility requirements.


      During the first 18 months of the credit facility, after new charges are funded and fees and interest are paid, excess cash collections can be used by TCS IV to purchase additional accounts from the

      Company or pay down the senior beneficial interest. Following the first 18 months, all cash collections relating to the senior debt interest in the receivables are used to repay principal, after the payment-related servicing fees and interest are made. All new charges on the sold accounts are either sold to TCS IV or contributed in exchange for a residual interest until such time as the senior debt interest is paid down. While the senior debt interest is in place, there are restrictions on payments that can be made by the Company to certain related parties.


      During the year ended May 31, 2000, the Company also sold a portfolio of receivables totaling approximately $1,400,000, with a carrying value of approximately $644,000, for approximately $1,100,000 to an unrelated party without recourse.

      During the year ended May 31, 1999, the Company completed three securitizations of seasoned credit card receivables ("Receivables") of approximately $20,400,000 with three unconsolidated wholly-owned qualified special purpose entities ("SPE's"). All receivables sold in these transactions were current with a minimum of eight payments made on each account. The SPEs purchased the Receivables from the Company for approximately $17,300,000, which was funded with the sale of senior debt interests. The remaining approximately $4,300,000 represented interest retained by the Company.

      Under the provisions of SFAS No. 125, the securitizations are accounted for as sales. As a result, the Company recognized a pre-tax gain of approximately $8,000,000 and recorded a retained interest in securitized credit card receivables on an allocated basis in the amount of approximately $1,300,000 based on its relative fair value as discussed in Note B.

      At May 31, 1999, the allocated basis amount was adjusted to a fair value of approximately $5,100,000, resulting in approximately $3,800,000 of unrealized gain on the retained interest in securitized credit card receivables. The unrealized gain was recorded net of tax of approximately $1,300,000, resulting in approximately $2,500,000, as a component of comprehensive income. The fair value of the retained interest was estimated using a discount rate of 23% to calculate the present value of all projected net cash flows from the credit cards reduced by servicing costs and an annualized default rate of 12%. The discount rate was arrived at by comparison to the market rate on investments of similar risk and term that are available for the company to invest in. During November 1999, the Company sold its retained interest in the three SPE's to the lender for approximately $8,600,000, resulting in a pre-tax gain of approximately $6,500,000.

      As of May 31, 1999, the Company included $1,230,700 in amounts due from SPE's representing funds advanced with respect to revolving period requirements and servicing fee income which are paid to the Company on a monthly basis.

      During the year ended May 31, 1999, The Company also sold a portfolio of credit card receivables with a total credit card balance of approximately $7,000,000 and a carrying value of approximately $2,250,000 for $5,000,000 to an unrelated party without recourse.


      The following summarizes the changes in the balance sheet of the Company's retained interest for the years ended May 31, 2000 and 1999:

                                                        Gross      Estimated
                                        Amortized     Unrealized     Fair
                                           Cost         Gains        Value
                                           ----         -----        -----
Balance at 6/1/98                      $        --   $        --   $        --
Retained interests in portfolios sold    1,083,191     3,643,332     4,726,523
Retained Interest sold to 3rd Party             --            --            --
Interest accrued                           263,624            --       263,624
Change in unrealized gain                       --       140,225       140,225
                                       ----------------------------------------
Balance at 5/31/99                       1,346,815     3,783,557     5,130,372
Retained interests in portfolios sold    1,175,837       967,011     2,142,848
Retained Interest sold to 3rd Party     (2,096,466)   (5,207,622)   (7,304,088)
Interest accrued                           749,649            --       749,649
Change in unrealized gain                       --     1,424,065     1,424,065
                                       ----------------------------------------
Balance at 5/31/00                     $ 1,175,835   $   967,011   $ 2,142,846
                                       ========================================


NOTE E - PROPERTY AND EQUIPMENT

      Property and equipment consist of the following at May 31:


                                         Useful
                                          life
                                       (in years)       2000          1999
                                      ------------  ------------  -------------

     Computer equipment and software     3 - 5      $  7,289,750  $  6,631,043
     Office equipment                    5 - 7         2,280,037     2,275,037
     Furniture and fixtures              5 - 7         1,241,458     1,183,400
     Proprietary software                  5             668,084       460,497
     Leasehold improvements          Life of leases
                                                         669,884       654,475
                                                    ------------  ------------
                                                      12,149,213    11,204,452
     Less accumulated depreciation and
       amortization                                   (7,489,579)   (5,202,266)
                                                    ------------  ------------
                                                       4,659,634     6,002,186
     Land                                                130,426       130,426
                                                    ------------  ------------
                                                    $  4,790,060  $  6,132,612


NOTE F - NOTES PAYABLE

      Notes payable consist of the following at May 31:


                                        2000          1999
                                    ------------  ----------
     Note payable - bank            $ 13,442,597  $3,644,776
     Note payable - other lenders     10,065,808   2,217,714
     Note payable - other                100,921     224,276
                                    ------------  ----------

                                    $ 23,609,326  $6,086,766


      Note Payable - Bank

      On April 30, 1998, the Company entered into a financing agreement with a bank. The revolving line of credit, may not exceed an established dollar amount or 50% of the Company's eligible receivables as defined by the agreement and is used for general working capital purposes. The originally established dollar amount, which was $5,000,000, was increased to $10,000,000 on June 25, 1999 and increased to $15,000,000 on December 6,
      1999. The line is collateralized by substantially all of the Company's assets. The interest rate, which was originally at the prime rate plus 2.75% per annum, was reduced to prime rate plus 2.5% per annum on June 25, 1999. The agreement expires July 29, 2001. Interest expense for the years ended May 31, 2000, 1999 and 1998 was $1,501,047, $617,249, and $27,936.

      Note Payable - Other Lenders


      The Company has uncollateralized installment notes issued in connection with purchases of nonperforming consumer debt in addition to installment obligations assumed in connection with the closing of certain affiliated mortgage companies (see Note L). The notes have various maturity dates through May 2002, with interest rates ranging up to 23.7% per annum. The amount outstanding as of May 31, 2000 and 1999 was $2,292,920 and $2,217,714. Interest expense for the years ended May 31, 2000, 1999 and 1998 was $145,763, $65,353, and $51,925.

      On October 15, 1999, the Company, through a bankruptcy remote special purpose entity, entered into a revolving line of credit ("revolving line") with a financial institution. The revolving line, which may not exceed $17,500,000, is non-recourse to the Company and is secured by all assets of the SPE. The revolving line is used to acquire non-performing consumer debt portfolios. The Company services the portfolios subject to an agreement with the SPE and purchases all new credit card receivables for a pre-determined price. The SPE is not a qualified SPE for accounting purposes and is fully consolidated with the Company in the accompanying consolidated financial statements. Interest is charged at a floating daily rate and is equal to the reference rate plus 2.5% per annum. The agreement is in effect until August 31, 2002. The amount outstanding as of May 31, 2000 was $1,772,888. Interest expense for the year ended May 31, 2000 was $151,547.


      On September 20, 1999, the Company entered into a repurchase agreement with a bank. Under the agreement the bank purchased credit card receivables from the Company for $3,000,000. The agreement had an initial repurchase date of December 20, 1999, which has been extended to September 15, 2000. In addition, the agreement was increased to $6,000,000 effective March 17, 2000. Interest is charged at a rate of 15% per annum. Interest expense for the year ended May 31, 2000 was $378,750.

      At May 31, 2000, future minimum principal payments for all notes payable were as follows:


                                Year                Amount
                                ----             -----------

                                2001             $ 8,156,058
                                2002              13,680,381
                                2003               1,772,887
                                                 -----------

                                                 $23,609,326


NOTE G - CAPITAL LEASE OBLIGATIONS

      The Company leases computer equipment and furniture and fixtures under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the lease. Assets under capital leases have been capitalized at a cost of $6,953,160 and $6,526,915, and have accumulated amortization of $5,023,793 and $3,646,314 at May 31, 2000 and 1999.

      Future minimum lease payments for capitalized leases are as follows at May 31, 2000:

                                                Amount
                                             -----------
                   Year
                   2001                      $ 1,695,728
                   2002                        1,325,048
                   2003                          328,479
                   2004                           27,282
                                             -----------

                                               3,376,537

     Less amount representing interest          (610,309)
                                             -----------


                                             $ 2,766,228

      Amortization expense for assets under capital leases for the years ended May 31, 2000, 1999 and 1998 was $1,377,479, $1,645,705 and $1,535,029.

NOTE H - STOCK OPTIONS


      The Board of Directors of the Company approved the Company's 1997 Stock Option Plan (the "Plan"). The Plan authorizes the grant of stock options covering 8,000,000 shares of the Company's common stock. In addition, the Board of Directors has granted stock options outside the Plan covering a total of 1,550,000 shares of common stock. The Board of Directors has the authority to determine the key employees, consultants, and directors who shall be granted options as well as the number of options granted and the nature of each grant. The options granted under the Plan may be either incentive stock options or nonqualified stock options.


      Transactions during each of the three years in the period ended May 31, 2000 are summarized as follows:

                                                Number of      Weighted
                                              shares under      average
                                                 option     exercise price
                                              ------------  --------------
     Outstanding at June 1, 1997                2,550,000       $ 5.76
        Granted                                 3,021,000         2.45
        Cancelled                              (1,915,000)        5.93
                                               ----------

     Outstanding at May 31, 1998                3,656,000         2.93
        Granted                                   690,500         2.35
                                               ----------

     Outstanding at May 31, 1999                4,346,500         2.84
        Granted                                   942,500         2.90
        Cancelled                                (156,000)        2.08
                                               ----------

     Outstanding at May 31, 2000                5,133,000       $ 2.88

   Options exercisable at May 31 are as follows:

     1998                                       2,395,000       $ 3.39
     1999                                       3,305,500         3.08
     2000                                       4,750,000         2.88

      The following table summarizes information about stock options outstanding at May 31, 2000:

                                             Options outstanding
                               --------------------------------------------
                                                 Weighted
                                                  average        Weighted
          Range of                               remaining        average
          exercise                 Number          life          exercise
           prices                outstanding      (years)          price
        -----------            -------------- --------------  -------------
        $2.00 - $2.50            3,433,500         3.12           $ 2.09
        $2.69 - $4.03              720,500         3.97             3.10
        $4.50 - $5.50              979,000         1.90             5.48
                                 ---------

                                 5,133,000                        $ 2.88


                                        Options exercisable
                               ---------------------------------
                                     Number            Weighted
          Range of               exercisable at         average
          exercise                   May 31,           exercise
           prices                     2000               price
        -----------            -----------------     -----------
        $2.00 - $2.50              3,250,500            $ 2.09
        $2.69 - $4.03                532,500              2.96
        $4.50 - $5.50                967,000              5.49
                                   ---------

                                   4,750,000            $ 2.88


      On April 30, 1998, the Company granted warrants to purchase 650,247 shares of the Company's common stock for $2.50 per share to a bank with which it has a financing agreement. Warrants to purchase 278,677 shares were exercisable immediately, while the remaining 371,570 warrants were exercisable on June 25, 1999, when the Company's line of credit increased to $10,000,000 (see Note

      F). The fair value of the warrants was $1.01 at the date of grant. For the year ended May 31, 2000, $357,182 of amortization was included in interest expense.


      On March 18, 1999, the Company granted a five-year warrant to a vendor to purchase 1,000,000 shares of the Company's common stock at $2.00 per share. The fair value was $0.85 per warrant. For the year ended May 31, 2000, expense was $72,262.

      The Company's proforma net income (loss) applicable to common stockholders and basic and diluted net income (loss) per share would have been as follows had the fair value method been used for valuing stock options granted to employees for the year ended May 31 are as follows:

                                              2000        1999        1998
                                           ----------   -------- ------------

    Net income (loss) applicable to        $ (506,953)  $50,109  $(30,214,556)
      common stockholders

    Net income (loss) per share basic      $    (0.01)  $  0.00  $      (0.91)
      and diluted


      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                             For the years ended May 31,
                               -------------------------------------------------
                                    2000            1999            1998
                               -------------------------------------------------
Fair value of options granted          $2.12           $1.73            $1.52

Assumptions:
  Dividend yield                       $   0           $   0            $   0
  Volatility                             90%             90%             120%
  Average term                 5 or 10 years   5 or 10 years    5 or 10 years
  Risk-free rate of return     6.05% - 6.47%   5.75% - 5.81%            4.50%


      The Company determines the fair value of stock based awards granted to non-employees for services and expenses these awards over the time period the services are rendered.


NOTE I - INCOME TAXES

      Deferred income tax assets (liabilities) consist of the following at May
      31:


                                                         2000          1999
                                                    ------------- -------------
     Deferred tax assets
       Net operating loss carryforward              $ 14,291,477  $ 17,065,146
       Allowance for doubtful accounts                 1,389,759     1,221,619
                                                    ------------  ------------
            Total deferred tax assets                 15,681,206    18,286,765
       Less valuation allowance                      (10,327,461)  (12,270,988)
                                                    ------------  ------------
                                                       5,353,745     6,015,777
     Deferred tax liabilities
       Gain on sales of portfolios                    (2,324,961)   (4,029,368)
       Unrealized gain on retained interest in
         securitization                                 (328,784)   (1,286,409)
                                                    ------------  ------------
            Total deferred tax liabilities            (2,653,745)   (5,315,777)
                                                    ------------  ------------

     Net deferred tax asset                         $  2,700,000  $    700,000


      The difference between the total income tax benefit and the income tax expense computed using the applicable Federal income tax rate was as follows for the years ended May 31:


                                            2000          1999          1998
                                        -----------   -----------  ------------
  Computed Federal income taxes at 34%  $   690,139   $   642,352  $(10,011,311)

  Increase (decrease) of deferred tax
    asset valuation allowance            (1,732,514)   (2,628,761)   10,011,311
                                        -----------   -----------  ------------

  Income tax benefit                    $(1,042,375)  $(1,986,409) $         --


      At May 31, 2000, the Company has a net operating loss carryforward available to offset future taxable income of approximately $42,000,000, which will begin to expire in 2012. The benefit of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards are to be utilized and the change of control rules.

      The Company continually reviews the adequacy of the valuation allowance and recognizes those benefits only as the Company's assessment indicates that it is more likely than not that future tax benefits will be realized. Based upon actual pretax income and projected future earnings, the Company has reduced the valuation allowance by $2,000,000 and $700,000 for the years ended May 31, 2000 and 1999, respectively. The Company maintains a valuation allowance for the remaining amount of deferred tax assets created by net operating losses and the allowance for doubtful accounts.

NOTE J - EMPLOYEE BENEFIT PLANS

      In January 1998, the Company adopted a defined contribution 401(k) profit-sharing plan for its employees. All employees working at least 1,000 hours per year are eligible to participate in the plan. Employees can contribute up to 15% of their salary up to $10,000 and $9,500 for the calendar years 1999 and 1998. The plan requires the employer to match 100% of the first 3% of compensation contributed to the plan by the employees. Employer contributions vest at a rate of 20% per year. Additional employer contributions are allowable at the discretion of the Board of Directors. The Company expensed $217,271, $173,479 and $84,573 in 2000, 1999 and 1998
      relating to this plan.

NOTE K - MUTUAL BUSINESS DEVELOPMENT AGREEMENTS

      The Company is obligated to pay royalties to previous owners under the terms of Mutual Business Development Agreements ("Development Agreements").


      The royalty is equal to five percent of the balance transfer amount, as defined, on all converted credit card accounts which: (i) are delivered to a pre-securitization credit facility, (ii) become a qualifying receivable, or (iii) meet other specified account age and payment parameters. A qualifying receivable is defined as any converted account on which the cardholder has made three consecutive payments within certain time restrictions. In addition, the Development Agreements provide for royalties equal to 5% of all principal cash collections on specified accounts that are not converted to credit cards. The term of the Development Agreements expires in 2002 and the total royalty, if earned, payable to each of the previous owners, after certain deductions and exclusions, will not exceed $25,000,000. For the years ended May 31, 2000, 1999, and 1998, $1,733,412, $1,541,944, and $207,238 of royalty expenses were incurred with $740,487, $702,075, and $261,667 accrued at May 31, 2000, 1999, and 1998. One of the Development Agreements was amended on September 1, 1998. The amendment clarifies the amount and timing of payments, gives the Company a buyout option, alternate royalty payment options, and extends the term of the agreement to May 31, 2005.


NOTE L - RELATED PARTY TRANSACTIONS

      At May 31, 2000 and 1999, the Company owed amounts under subordinated promissory notes to J.L.B. of Nevada, Inc., an entity wholly owned by Jay
      L. Botchman ("Botchman"), a director, totaling $16,444,940 payable on demand with interest at 12% per annum. Interest expense on these notes was $2,006,283, $2,307,467, and $3,635,891 for the years ended May 31, 2000,
      1999, and 1998. Accrued interest related to subordinated promissory notes was approximately $1,500,000, $1,300,000, and $4,000,000 at May 31, 2000,
      1999, and 1998. The notes are collateralized by substantially all the Company's assets, but subordinated to the Company's revolving credit lines.


      On May 29, 1999, J.L.B. of Nevada, Inc., forgave $5,000,000 of interest on the subordinated promissory notes, in exchange for warrants to purchase 4,000,000 shares of the Company's common stock with an exercise price of $3.25 per share, expiring on June 30, 2004, and the Company's assumption of equipment and related lease obligations from a company affiliated with J.L.B. of Nevada, Inc. in the amount of approximately $1,700,000. The fair value of the warrant was approximately $3,300,000.

      On February 27, 1998, the Company issued a subordinated promissory note to Botchman in the amount of $350,000 payable on demand with interest at 12% per annum. The note was paid during fiscal 2000. Interest expense for the years ended May 31, 2000, 1999 and 1998 was $18,200, $42,583, and $10,733.

      The Company, through its wholly-owned subsidiary, American Credit Alliance, Inc., has an $880,000 note payable to J.L.B. of Nevada, Inc. with an interest rate of 10% per annum. American Credit Alliance Inc. is the managing member and 50% owner of Dakota Card Fund II, LLC, an entity that owns performing credit card receivables. Interest expense for the years ended May 31, 2000, 1999, and 1998 was $89,467, $89,222 and $85,195.
      Accrued interest related to this note payable was approximately $327,000, $238,000 and $152,649 at May 31, 2000, 1999 and 1998.

      The Company made a series of investments during the period May 1997 through December 1997 totaling $508,600 in a subprime mortgage banking company affiliated with J.L.B. of Nevada, Inc. At May 31, 1998, the investment was written off due to the substantial doubt regarding the mortgage banking company's ability to continue as a going concern. In addition, the Company had a receivable due from this company of approximately $183,000, which was also written off as of May 31, 1998.


      The Series A and B Preferred Shares were issued at $1.00 per share (total of $2,000,000) on December 4, 1996 to a related party. The Series A Preferred Stock, as a class, was granted 80% of the voting rights in the Company but the percentage is subject to adjustment on certain issuances of capital stock. The Series B Preferred Stock has one vote per share. The shares of Series A and B Preferred Stock have a liquidation preference of $1.00 per share and earn cumulative dividends at a rate of $.05 per share per annum. At any time after December 31, 2001, the Series A and B Preferred Stock will be redeemable at the option of the Company. The Series B Preferred Stock is convertible at the option of the holder into Series A Preferred Stock on a share-for-share basis.

      On December 31, 1996, the Company issued 5,000 shares of Series C Preferred Stock to a related party for $5,000,000. The shares of Series C Preferred Stock are non-voting and earn cumulative dividends at 6% of $1,000 per share per annum. The shares have a liquidation preference of $1,000 per share. The Series A and B Preferred Stock rank senior to the Series C with respect to dividend and liquidation rights.

      On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to a related party in exchange for cancellation of a $10,000,000 Promissory Note dated August 1, 1997. The shares of Series D Preferred Stock are non-voting and earn a dividend of 8% of the stated value of $1,000 per share per annum payable annually on December 31. The shares have a liquidation preference of $1,000 per share. The Series D Preferred Stock ranks senior to the Series A, B and C with respect to dividend and liquidation rights. Each share of Series D Preferred Stock is convertible into 380 shares of common stock at any time prior to August 31, 2001. The holders of the Series D Preferred Stock have piggyback registration rights with respect to the common stock issuable upon conversion of the shares of Series D Preferred Stock.

      On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock to a related party in exchange for agreeing to cancel a $10,000,000 subordinated promissory note. The shares of Series E Preferred Stock are non-voting and earn a dividend of 8% of the stated value of $1,000 per share per annum payable annually on December 31. The shares have a liquidation preference of $1,000 per share. The Series E Preferred Stock ranks senior to the Series A, B, C and D with respect to dividend and liquidation rights. Each share of Series E Preferred Stock is convertible into 285 shares of common stock at any time prior to August 31, 2001. The holders of the Series E Preferred Stock have piggyback registration rights with respect to the common stock issuable upon conversion of the shares of Series E Preferred Stock.


      As of May 31, 2000, 1999, and 1998, accumulated preferred dividends undeclared and unpaid on preferred stock amounted to approximately $4,200,000, $2,200,000, and $400,000, respectively.

NOTE M - COMMITMENTS AND CONTINGENCIES

      Operating Leases

      The Company leases certain properties, vehicles and equipment under noncancelable operating leases. Total lease rentals charged to operations were approximately $858,000, $766,000 and $776,000, for the years ended May 31, 2000, 1999 and 1998. Future minimum lease payments under the noncancelable operating leases are as follows:

      Year ending May 31,         Amount
      -------------------       ----------

           2001                 $  644,000
           2002                    370,000
           2003                    311,000
           2004                    290,000
           2005                    285,000
           Thereafter            2,019,000
                                ----------

                                $3,919,000

      Contingencies and Litigation


      The Company, in the ordinary course of business, receives notices of consumer complaints from regulatory agencies and is named as a defendant in legal actions filed by those who have been solicited to participate in its credit card programs. Currently pending against the Company are: (i) three class actions on behalf of persons purportedly solicited by the Company to voluntarily repay debt that had been discharged in bankruptcy, alleging that the Company had violated provisions of federal or state law, including violations of the Bankruptcy Code, the Fair Debt Collection Practices Act, the Truth in Lending Act, various state consumer protection laws and, in one case, RICO, and (ii) three class actions alleging violation of the Fair Debt Collection Practices Act and similar state laws in connection with mailers sent to prospective customers to collect out-of-statute debt. The Company is defending itself vigorously in these lawsuits. The Company does not believe that pending litigation and consumer complaints involving the Company will have a material adverse effect on the consolidated financial position and consolidated results of operations. However, a significant judgment against the Company in one or more of the lawsuits could subject the Company to a monetary judgment and/or require the Company to modify its methods of operation, either of which could have a material adverse effect on the Company's consolidated results of operations or consolidated financial condition.


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

      The accompanying financial statements include various estimated fair value information as of May 31, 2000, 1999 and 1998. As required by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," such information, which pertains to the Company's financial instruments, is based on the requirements set forth in the statement and does not purport to represent the aggregate net fair value of the Company. None of the Company's financial instruments are held for trading purposes.

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate fair value.

      Cash, Cash Equivalents and Restricted Cash

      The carrying amount approximates fair value.

      Accounts and Notes Receivables

      The carrying amount approximates fair value.

      Amounts Due from Special Purpose Entities

      The carrying amount approximates fair value.

      Investments in Nonperforming Consumer Debt

      The Company records investments in nonperforming consumer debt at the cost of the purchased portfolios, net of costs recovered. As the debt was purchased at a significant discount, the fair value of these portfolios may be significantly higher than presented in the financial statements. The fair value at May 31, 2000 and 1999 was estimated using a net present value calculation of the cash flows the Company expects to generate from these portfolios.

      Credit Card Receivables

      Credit card receivables are originated with an initial interest rate of 19.9% or 18.9%. As discussed in Note C, the settlement amount of the receivables exceeds the credit card receivables reflected on the consolidated balance sheet. Fair values at May 31, 2000 and 1999 have been estimated based on a net present value of the cash flows expected to be generated by the credit cards. The Company applied its actual static pool experience of repayment rates and defaults to estimate fair value.

      Retained Interest in Securitized Credit Card Receivables

      The carrying amount approximates fair value. Fair value is estimated by discounting anticipated future cash flows using a discount rate based on specific factors. The anticipated future cash flows are projected on a "cash out" basis to reflect the restriction of cash flows until the investors have been fully paid.

      Notes Payable

      The carrying amount approximates fair value. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

      Subordinated Notes and Accrued Interest Payable

      Due to the related party relationship of these notes, it is not practical to estimate fair value.

      Accounts Payable and Accrued Expenses

      The carrying amount approximates fair value.

      The carrying amounts and estimated fair values of the Company's financial instruments consisted of the following:


                                                                May 31,
                                         -----------------------------------------------------
                                                    2000                        1999
                                         -------------------------   -------------------------
                                          Carrying      Estimated      Carrying     Estimated
                                            Value       fair value       value      fair value
                                         -----------   -----------   -----------   -----------
      Cash, Cash Equivalents and
        Restricted Cash                  $ 2,448,879   $ 2,448,879   $ 4,283,930   $ 4,283,930
      Accounts and Notes Receivable      $ 2,765,882   $ 2,765,882   $ 1,150,207   $ 1,150,207
      Amounts Due from Special Purpose
        Entities                         $ 9,332,890   $ 9,332,890   $ 1,230,700   $ 1,230,700
      Investments in Nonperforming
        Consumer Debt                    $ 9,648,090   $21,000,000   $ 3,016,697   $14,400,000
      Credit Card Receivables            $24,244,200   $42,900,000   $18,631,403   $27,500,000
      Retained Interest in Securitized
        Credit Card Receivables          $ 2,142,846   $ 2,142,846   $ 5,130,372   $ 5,130,372
      Notes Payable                      $23,609,326   $23,609,326   $ 6,086,766   $ 6,086,766
      Accounts Payable and Accrued
        Expenses                         $ 4,499,142   $ 4,499,142   $ 4,313,409   $ 4,313,409

      Financial Accounting Standards Board Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate estimated net fair value amount does not represent, and should not be interpreted to represent, the fair value of the Company.

NOTE O - NET INCOME (LOSS) PER SHARE


                                                                           Years ended May 31,
                                                            ------------------------------------------------
                                                                 2000             1999             1998
                                                            -------------    -------------   ---------------
           Basic net income (loss) per share
             Net income (loss) available to common
               stockholders                                 $   1,072,195    $   2,075,681   $  (29,845,027)
             Weighted-average shares outstanding               34,761,965       34,761,965       33,109,781
             Basic net income (loss) per share              $        0.03    $        0.06   $        (0.90)
           Diluted net income (loss) per share
             Net income (loss) available to common
               stockholders                                 $   1,072,195    $   2,075,681   $  (29,845,027)
             Weighted-average shares outstanding               34,761,965       34,761,965       33,109,781
             Effect of diluted securities options               2,162,243          329,585                *
                                                            -------------    -------------   --------------
             Weighted-average of diluted shares
               outstanding                                     36,924,208       35,091,550       33,109,781

           Diluted net income (loss) per share              $        0.03    $        0.06   $        (0.90)


*Antidilutive.

NOTE P - PREFERRED STOCK

      As of May 31, 2000 and 1999, Preferred Stock consists of the following:


                                                                                      2000          1999
                                                                                  -----------   -----------
      Series A Preferred Stock, $.001 par value; 2,000,000 shares authorized;
        1,200,000 shares issued and outstanding; stated at
        liquidation value of $1 per share                                         $ 1,200,000   $ 1,200,000

      Series B Preferred Stock, $.001 par value; 800,000 shares authorized,
        issued, and outstanding; stated at liquidation value of $1 per share          800,000       800,000

      Series C Preferred Stock, 5,000 shares authorized, issued, and
        outstanding; stated at liquidation value of $1,000 per share              $ 5,000,000   $ 5,000,000

      Series D Preferred Stock, $.001 par value; 10,000 shares authorized, issued, and outstanding, convertible into 3,800,000 shares of common
        stock; stated at liquidation value of $1,000 per share                     10,000,000    10,000,000

      Series E Preferred Stock, $.001 par value; 20,000 shares authorized convertible into 5,700,000 shares of common stock; 10,000 shares
        issued and outstanding; stated at liquidation value of $1,000 per share    10,000,000    10,000,000
                                                                                  -----------   -----------

      Total                                                                       $27,000,000   $27,000,000

      Dividends on preferred stock have accumulated but have not been declared and are not yet payable. The Company, however, treats the dividends as declared and payable for the purpose of calculating net income (loss) applicable to common shareholders.

                             THE CREDIT STORE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                        February 28,      May 31,
                                                                            2001           2000
                                                                       -------------   -------------
                                                                        (Unaudited)
                                                   ASSETS
Cash and cash equivalents                                              $  3,212,608    $  1,423,248
Restricted cash                                                           1,250,000       1,025,631
Accounts and notes receivable, net                                        4,018,713       2,765,882
Prepaid expenses                                                          1,177,328       1,341,516
Amounts due from special purpose entities                                   669,121       9,332,890
Investments in receivable portfolios, net                                40,209,594      33,892,290
Investment in unconsolidated affiliates                                   1,161,897       1,279,888
Retained interest in securitized receivables                              4,825,011       2,142,846
Property and equipment, net of accumulated depreciation                   5,952,272       4,790,060
Goodwill, net                                                             2,192,616       2,347,999
Deferred tax asset                                                        2,700,000       2,700,000
Other assets                                                              1,072,119       1,345,942
                                                                       ------------    ------------

                    Total assets                                       $ 68,441,279    $ 64,388,192
                                                                       ============    ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable and accrued expenses                                  $  6,135,620    $  4,499,142
Notes payable                                                            25,856,004      23,609,326
Capitalized lease obligations                                             4,259,906       2,766,228
Subordinated notes and accrued interest payable -
   related party                                                         20,002,251      19,139,028
                                                                       ------------    ------------

                    Total liabilities                                    56,253,781      50,013,724
                                                                       ------------    ------------

STOCKHOLDERS' EQUITY

Preferred Stock, Series A, B, C, D and E                                 27,000,000      27,000,000
Common Stock, $.001 par value, 65,000,000 authorized, 34,851,465 and
   34,761,965 outstanding at February 28, 2001 and May 31, 2000              34,851          34,762
Additional paid-in capital                                               23,972,421      23,743,260
Unrealized gain from retained interest in securitized
   receivables, net of tax                                                2,020,606         638,227
Accumulated deficit                                                     (40,840,380)    (37,041,781)
                                                                       ------------    ------------

                    Total stockholders' equity                           12,187,498      14,374,468
                                                                       ------------    ------------

                    Total liabilities and stockholders' equity         $ 68,441,279    $ 64,388,192
                                                                       ============    ============


The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                             Nine Months Ended
                                                       -----------------------------
                                                        February 28,    February 29,
                                                            2001            2000
                                                       -------------   -------------
Revenue
  Income from receivables                              $ 30,605,069    $ 22,987,854
  Gain on sales of portfolios and retained interests      1,146,367       6,891,632
  Servicing fees and other income                         2,845,127       1,744,132
  Provision for losses                                   (7,063,454)     (4,815,469)
                                                       ------------    ------------
    Net revenue                                          27,533,109      26,808,149
                                                       ------------    ------------
Expenses
  Salaries and employee benefits                         10,435,176       9,897,670
  Professional and financing fees                         3,573,816       2,675,516
  Credit card servicing                                   6,155,714       5,134,976
  Occupancy and equipment expense                         2,331,328       2,542,404
  Other                                                   4,574,055       3,274,408
                                                       ------------    ------------
    Total expenses                                       27,070,089      23,524,974
                                                       ------------    ------------
  Operating income                                          463,020       3,283,175

Interest expense                                          4,261,618       3,306,152
                                                       ------------    ------------
  Loss before income taxes                               (3,798,598)        (22,977)
Income tax expense                                               --      (1,286,409)
                                                       ------------    ------------
  Net loss                                               (3,798,598)     (1,309,386)
Dividends on preferred stock                             (1,500,000)     (1,500,000)
                                                       ------------    ------------
Net loss, applicable to
  common stockholders                                  $ (5,298,598)   $ (2,809,386)
                                                       ============    ============

Net loss per share
  Basic                                                $       (.15)   $       (.08)
                                                       ============    ============
  Diluted                                              $       (.15)   $       (.08)
                                                       ============    ============
Weighted-average common shares outstanding
  Basic                                                  34,823,124      34,761,965
                                                       ============    ============
  Diluted                                                34,823,124      34,761,965
                                                       ============    ============


The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                           Nine Months Ended
                                                                    -----------------------------
                                                                     February 28,    February 29,
                                                                         2001            2000
                                                                    -------------   -------------

Cash flows from operating activities:
    Net loss                                                        $ (3,798,598)   $ (1,309,386)
    Adjustments to reconcile net loss to
       net cash used in operating activities -
      Provision for credit card losses                                 7,063,454       4,815,469
      Amortization of receivable portfolios discount                 (14,567,567)       (969,743)
      Depreciation and amortization                                    1,454,894       1,930,680
      (Gain) loss from unconsolidated affiliates                         (29,873)        362,789
      Gain on sale of portfolios and retained interests               (1,146,367)     (5,260,358)
      Other                                                               25,534              --
      Deferred tax expense                                                    --       1,286,409
      Changes in operating assets and liabilities:
             Restricted cash                                            (224,369)        (75,029)
             Accounts and notes receivable                              (753,311)     (1,696,167)
             Prepaid expenses                                            166,052        (619,668)
             Receivable from unconsolidated affiliate                  8,663,769       1,230,700
             Accrued interest and fees receivable                     (1,015,947)     (1,314,620)
             Other assets                                                (67,123)         74,551
             Unearned fees                                              (150,886)        170,813
             Accounts payable and accrued expenses                     2,499,701        (895,114)
                                                                    ------------    ------------
                Net cash used in
                   operating activities                               (1,880,637)     (2,268,674)
                                                                    ------------    ------------
Cash flows from investing activities:
    Collection of investments in receivable portfolios                27,246,904      16,864,934
    Funds advanced on securitized credit card receivables               (960,206)     (2,036,060)
    Funds advanced on credit cards                                   (21,343,444)    (21,999,736)
    Purchase of consumer debt portfolios                              (4,055,708)    (12,120,658)
    Proceeds from sale of portfolios and retained interests            1,146,367       8,643,233
    Acquisition of property and equipment                             (2,462,486)       (267,395)
                                                                    ------------    ------------
             Net cash used in
                investing activities                                    (428,573)    (10,915,682)
                                                                    ------------    ------------
Cash flows from financing activities:
    Net proceeds (payments) from debt                                  2,246,678      13,745,342
    Borrowings from sale/leaseback transactions                        2,739,234         539,438
    Payments on capital lease obligations                             (1,245,556)     (1,604,606)
    Partner distributions from unconsolidated affiliates                 147,864              --
    Proceeds from exercises of stock options                             210,350              --
                                                                    ------------    ------------
             Net cash provided by
                financing activities                                   4,098,570      12,680,174
                                                                    ------------    ------------
             Net increase (decrease) in cash and cash equivalents      1,789,360        (504,182)
Cash and cash equivalents at beginning of period                       1,423,248       3,533,930
                                                                    ------------    ------------
Cash and cash equivalents at end of period                          $  3,212,608    $  3,029,748
                                                                    ============    ============


The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A - ORGANIZATION


      The Credit Store (the "Company") is a technology and information based financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. Unlike traditional credit card companies, the Company focuses on consumers who have previously defaulted on debt. The Company reaches these consumers by acquiring their defaulted debt. Through direct mail and telemarketing operations, these consumers are offered an opportunity to settle their debt, typically at a discount, transfer the agreed settlement amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card, and establish a positive credit history on their newly issued card by making timely and consistent payments. The Company accepts lump sum settlements or installment payment plans from those consumers who do not accept the credit card offer.

      After the consumers have made eight or more consecutive monthly payments on their outstanding credit card balance the Company considers the account seasoned and available to sell or securitize. Because the focus of the Company's business is to convert defaulted debt into seasoned credit cards, the Company periodically sells or securitizes portfolios of these seasoned accounts. The Company also periodically sells into the secondary market for non-performing consumer debt portfolios of accounts it acquired but was unable to convert.

      The Company has four subsidiaries, Credit Store Services, Credit Store Capital, American Credit Alliance and TCS Funding IV. All of these subsidiaries are wholly owned by the Company; however, only Credit Store Capital and American Credit Alliance are consolidated on the financial statements. Credit Store Services and TCS Funding IV are qualifying special purpose entities that are not required to be consolidated. Credit Store Services and Credit Store Capital acquire non-performing consumer receivables and contract with the Company to offer consumers a credit card or to accept settlements or payment plans. American Credit Alliance owns a 50% interest in Dakota Card Fund II, a limited liability company that contracts with the Company to service non-performing receivables and credit card receivables that it owns. TCS Funding IV was created in connection with securitizations for the purpose of purchasing performing credit card receivables from us. See Note E.


NOTE B - BASIS OF PRESENTATION


      The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. These financial statements and notes thereto should be read in conjunction with financial statements and notes thereto included in the Company's audited consolidated financial statements for the year ended May 31, 2000.


      Preparation of the Company's consolidated financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and related revenues and expenses. Actual results could differ from the estimates used by management.


      In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of February 28, 2001, the results of operations for the three months ended February 28, 2001 and February 29, 2000, and the results of operations and cash flows for the nine months ended

      February 28, 2001 and February 29, 2000. The results of operations for the nine months ended February 28, 2001 are not necessarily indicative of the results for the full year.

NOTE C - NET INCOME (LOSS) PER SHARE

      The Company's basic net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Net income
      (loss) applicable to common stockholders is computed by deducting dividends on preferred stock from net income or net loss. The Company's diluted net income (loss) per share is computed by dividing net income
      (loss) by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive.


NOTE D - ACCOUNTING METHODOLOGY CHANGE FOR INVESTMENTS IN RECEIVABLE PORTFOLIOS

      Effective June 1, 2000, the Company accounts for its investment in receivable portfolios on the accrual basis of accounting in accordance with the provisions of the AICPA's Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." Prior to June 1, 2000, the Company used the cost recovery method of accounting. Practice Bulletin 6 requires that the accrual basis of accounting be used at the time the amount and timing of portfolio projected cash flows can be reasonably estimated and collection is probable. The Company has established projection models from historical portfolio data that it believes provides appropriate information to reasonably estimate future cash flows.


      Under the accrual basis of accounting, static pools are established with accounts having similar attributes, based on the specific seller and the timing of the acquisition. Once a static pool is established, the receivables are permanently assigned to the pool. The discount (i.e., the difference between the cost of each static pool and the related aggregate contractual receivable balance) is not recorded because the Company expects to collect a relatively small percentage of each static pool's contractual receivable balance. The Company accounts for each static pool as a unit for the economic life of the pool for recognition of income from receivable portfolios, for collections applied to principal of receivable portfolios and for provision for loss or impairment. Income from receivable portfolios is accrued based on the effective interest rate determined for each pool applied to each pool's carrying value as of June 1, 2000 or its cost if purchased after June 1, 2000, adjusted for unpaid accrued income and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of actual cash received since the date of adoption or since inception if purchased after June 1, 2000 and anticipated future cash flow projections for each pool.

      The Company monitors impairment of non-performing receivable portfolios based on the current market environment and the discounted projected future cash flow of each portfolio compared to the portfolio's carrying amount. Provisions for losses are charged to earnings when the Company has determined that the investment in a non-performing receivable portfolio is greater than the present value of expected future cash flows. No such provision for losses was recorded in the nine months ended February 28, 2001.

      The change to the accrual method resulted in an increase of $10.6 million in income from credit card receivables during the first nine months of fiscal 2001, compared to the amount that would have been reported under the cost recovery method previously used, and an increase of $3.29 million in provision for losses on credit card receivables. Prior periods are not required to be restated.

NOTE E - SECURITIZATION OF RECEIVABLE PORTFOLIOS

      During the year ended May 31, 2000, the Company established a wholly-owned qualified special purpose entity, TCS Funding IV, Inc. ("TCS IV"), for the purpose of purchasing performing credit card receivables from the Company. TCS IV entered into a $40.0 million credit facility with a lending institution to finance the purchase of credit card receivables. The initial sale of credit card receivables to the SPE was for approximately $12.1 million. TCS IV provided $10.0 million of the purchase price and the remaining approximately $2.1 million was recorded as retained interest by the Company. The unrealized gain of approximately $638 thousand, included in the retained interest, was recorded net of tax as a separate component of stockholders equity.

      During October 2000, the Company established a new wholly-owned qualified special purpose entity, Credit Store Services, Inc. ("CSSI"), for the purpose of purchasing non-performing consumer debt portfolios from the Company. The Company contracts with CSSI to offer consumers credit cards under the Company's program or to accept settlements or payment plans. Non-performing consumer debt portfolios are sold to CSSI at a price equal to the Company's book value. CSSI entered into a $25.0 million credit facility with a lending institution to finance a portion of the purchase price of the acquired portfolios. The facility expires in October 2003. During the three months ended February 28, 2001, the Company sold approximately $396.5 million of face value at a sales price of $5.4 million to CSSI. As of February 28, 2001, the outstanding balance under CSSI's credit facility was $6.2 million, with $18.8 million available for future borrowings at the lender's discretion. The terms of the credit facility also provide that a percentage of the future cash flow generated by the purchased accounts be paid to the lender in addition to the payment of principal and interest on amounts borrowed.

      The following summarizes the changes in the balance of the Company's retained interest for the nine months ended February 28, 2001:

                                                              Gross      Estimated
                                               Amortized   unrealized      fair
                                                  cost        gains        value
                                              ----------   ----------   ----------

      Balance at beginning of period          $1,175,837   $  967,011   $2,142,848
      Retained interests in portfolios sold      684,217           --      684,217
      Interest accrued                           615,567           --      615,567
      Change in unrealized gain                       --    1,382,379    1,382,379
                                              ----------   ----------   ----------

      Balance at end of period                $2,475,621   $2,349,390   $4,825,011
                                              ==========   ==========   ==========

      As of February 28, 2001, retained interest with an amortized cost of $2,475,621 and an estimated fair value of $4,825,011 were "available-for-sale." This resulted in a net unrealized gain of $2,349,390, net of a deferred tax expense of $328,784.


NOTE F - COMMITMENTS AND CONTINGENCIES


      The Company, in the ordinary course of business, receives notices of consumer complaints from regulatory agencies and is named as a defendant in legal actions filed by those who have been solicited to participate in its credit card programs. Currently pending against the Company are: (i) two class actions alleging violation of the Fair Debt Collection Practices Act ("FDCPA") and/or state law in connection with mailers sent to prospective customers whose debt was out-of-statute, and (ii) one class action alleging RICO and FDCPA claims arising out of the reporting of credit information. The Company is defending itself vigorously in these lawsuits. The Company does not believe that pending litigation and consumer complaints involving the Company will have a material adverse effect on the consolidated financial position and results of operations. However, a significant judgment against the Company in one or more of the lawsuits could subject the Company to a monetary judgment and /or require the Company to modify its methods of operation, either of which could have a material adverse effect on the Company's results of operations or financial condition.

NOTE G - DEVELOPMENT AGREEMENTS

      In October 1996, the Company's predecessor entered into two Business Development Agreements (the "Development Agreements"). The party to one of the Development Agreements is a beneficial owner of 4 million shares of the Company's common stock and 400 thousand shares of the Company's Series

      B Preferred Stock. Both agreements are currently in dispute. The Company has questioned whether the Development Agreements provide adequately for consideration to the Company, and if so, whether such consideration has been provided to the Company. Payments of royalties under both Development Agreements were discontinued in February 2001. The issue of the Company's continuing obligation is under discussion among the contracting parties.

NOTE H - INVESTMENTS IN RECEIVABLE PORTFOLIOS

      The Company acquires portfolios of non-performing consumer debt. These debts are acquired at a substantial discount from the actual outstanding consumer balance. The remaining outstanding balance of the debt acquired by the Company at February 28, 2001 and May 31, 2000 was approximately $3.5 billion and $3.1 billion, respectively. The Company's objective is to offer the consumer an opportunity to settle these debts, typically at a discount, and transfer the settled amount to a newly issued credit card. Any debt that consumers do not settle remains uncollected by the Company and may be sold to a third party. The Company expenses origination costs, including direct mail and telemarketing costs, as incurred.

      The following summarizes the components in the balance of the investments in receivable portfolios for the following periods:

                                                                                  February 28,              May 31,
                                                                                      2001                   2000
                                                                                 -------------            ----------
                                                                                  (unaudited)

      Cost and amortization of receivable portfolios discount                     $12,866,828            $ 9,648,090
                                                                                  -----------            -----------

      Principal funded on new advances and purchases                              $31,661,047            $26,536,055
      Accrued interest on principal funded                                            389,016                420,383
      Accrued fees                                                                    342,274                429,727
                                                                                  -----------            -----------

                                                                                   32,392,337             27,386,165
                                                                                  -----------            -----------

      Less
      Provision for losses on credit card receivables                               4,534,330              2,475,838
      Unearned fees                                                                   515,241                666,127
                                                                                  -----------            -----------

                                                                                    5,049,571              3,141,965
                                                                                  -----------            -----------

      Investments in receivable portfolios                                        $40,209,594            $33,892,290
                                                                                  ===========            ===========

      Total credit card balances (1)                                              $88,717,391            $77,832,562
                                                                                  ===========            ===========

      Available credit (2)                                                        $ 9,616,502            $ 7,837,918
                                                                                  ===========            ===========

(1) Total credit card balances in the chart above represent the total amount owed to the Company by the cardholders through initial settlement, new charges, interest, fees and payments.

(2) Available credit represents the amount that the Company would be obligated to fund if the credit cards were fully utilized by the cardholders.

                                                                         Annex A

                           [The Credit Store and logo]

               Subordinated Renewable Note Subscription Agreement

--------------------------------------------------------------------------------

To purchase a Subordinated Renewable Note, please complete this form and write a check made payable to The Credit Store, Inc. Send the white copy of this form along with your check and any other documents requested below to [________________________________________]. Keep the yellow copy of this form for your records. If you have any questions, please call
[________________________________].

--------------------------------------------------------------------------------
Note Selection

I would like to purchase the following note(s) from The Credit Store. Enclosed is my check for $____________:

Investment Amount                                           Interest Payment Option (please check one per note)
($1,000 minimum per note)              Note Term      Monthly     Quarterly   Semiannually      Annually    At Maturity
$                                       3 Month
----------------------------------
$                                       6 Month
----------------------------------
$                                       1 Year
----------------------------------
$                                       2 Year
----------------------------------
$                                       3 Year
----------------------------------
$                                       4 Year
----------------------------------
$                                       5 Year
----------------------------------
$                                       10 Year
----------------------------------

If you choose the monthly payment option, you can also select the day on which you want your interest paid.

Please pay my monthly interest on the ____ day of each month.

--------------------------------------------------------------------------------
Note Ownership (Please select one)

A. I am purchasing my note(s) as an individual investor. (Naming a beneficiary is optional.)

--------------------------------------------------------------------------------
Individual Investor
--------------------------------------------------------------------------------
First Name   Middle Name   Last Name   Social Security Number   Date of Birth
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Optional Beneficiary
--------------------------------------------------------------------------------
First Name   Middle Name   Last Name   Social Security Number   Date of Birth
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

B. We are purchasing our note(s) as Joint Tenants with Right of Survivorship.

--------------------------------------------------------------------------------
First Joint Tenant
--------------------------------------------------------------------------------
First Name   Middle Name   Last Name   Social Security Number   Date of Birth
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Second Joint Tenant
--------------------------------------------------------------------------------
First Name   Middle Name   Last Name   Social Security Number   Date of Birth
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

C. I am purchasing the note(s) as a custodian for a minor under the Uniform Gifts to Minors Act.

--------------------------------------------------------------------------------
Minor
--------------------------------------------------------------------------------
First Name   Middle Name   Last Name   Social Security Number   Date of Birth
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Custodian
--------------------------------------------------------------------------------
First Name   Middle Name   Last Name
---------------------------------------

---------------------------------------

--------------------------------------------------------------------------------

D. I am purchasing the note(s) through another entity that I control, e.g. IRA, SEP, 401(k), 403(b), Keogh, trust account, corporation, partnership, etc. (If you are investing through a trust account, corporation or partnership, please include the appropriate documents that authorize you to control this entity with this form.)

--------------------------------------------------------------------------------
Legal Entity
--------------------------------------------------------------------------------
Name:                                          Tax ID Number:
--------------------------------------------------------------------------------
Attention:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               Address Information

Please send all official correspondence regarding the notes to the following address:

Primary Mailing Address (investor, IRA administrator, trustee, custodian, etc.)

Address: ________________________________________
City: ___________________________________________
State:___________________________________________
Zip Code: _______________________________________
Daytime Phone: __________________________________
Evening Phone:___________________________________

Please send copies of this correspondence to the following address (OPTIONAL)

Additional Mailing Address (IRA owner, second joint tenant, partner, etc.)
Address: ________________________________________
City: ___________________________________________
State:___________________________________________
Zip Code: _______________________________________
Daytime Phone: __________________________________
Evening Phone:___________________________________

--------------------------------------------------------------------------------
                                    Password

When you call [______________] to discuss your note, you will be asked the following question to help verify your identification. Please fill in the correct answer.

What is your mother's maiden name? ________________________________

--------------------------------------------------------------------------------
Interest and Principal Payments (Please select one)

______ Please deposit my principal and interest payments directly into the following bank account:

      ______ The same checking account that I used to purchase my note(s).

      ______ A different account that is listed below:

--------------------------------------------------------------------------------
Bank Name      Address .             ABA Routing Number           Account Number

______ Please send a check for my principal and interest payments to me at the address listed above for official correspondence.

--------------------------------------------------------------------------------
                                  Certification

I hereby certify that: (i) I am a bona fide resident of the state listed in the primary mailing address; (ii) I have received and read the prospectus provided by The Credit Store and understand the risks associated with this investment;
(iii) my aggregate investment in Subordinated Renewable Notes issued by The Credit Store represents less than 30% of my net worth; (iv) this investment is strictly an obligation of The Credit Store and is not insured or guaranteed by the FDIC or any other governmental agency; [(v)________________ is an agent of the issuer and is not responsible for making any interest or principal payments]; (vi) the social security number or tax identification number listed above is correct; and (vii) I am not subject to backup withholding, either because the Internal Revenue Service (IRS) has not notified me that I am subject to backup withholding as a result of a failure to report all interest or dividends or the IRS has notified me that I am no longer subject to backup withholding. I understand that my offer to purchase the note(s) may be rejected in whole or in part and that my purchase offer will not become effective until accepted by The Credit Store or its agent.

--------------------------------------------------------------------------------

___________________________________________________   Date:_____________________
Signature of owner, first joint tenant or custodian

___________________________________________________   Date:_____________________
Signature of second joint tenant, if applicable

--------------------------------------------------------------------------------

Office Use Only

ISDT_____ (investment date)
INTR_____ (applicable interest rate)
CBON_____ (cash bonus amount)
COMM_____ (commission earned)
ABAR_____ (ABA routing number for the bank on which the note purchase funds were drawn)
ACTN_____ (account number from which the note purchase funds were drawn) CHKN_____ (check number used to purchase the note)
ADVR_____ (advertising code)
BNUS_____ (bonus offer code)
[_______]_____ ([_______________] database number)
FAML_____ (family code)
TRAN_____ (transition note number)
PNLT_____ (penalty)
SALU_____ (salutation for correspondence)

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

                   Subject to Completion, Dated June 19, 2001

[COMPANY LOGO]

                                8,000,000 SHARES
                                  COMMON STOCK
                             The Credit Store, Inc.

      The selling stockholders identified in this prospectus are selling up to 8,000,000 shares of common stock.

      We issued the shares to the selling stockholders in a private transaction. The selling stockholders, Renaissance Trust I and Blum Family Trust, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, distribution or other non-sale related transfer after the date of this prospectus (collectively, the selling stockholders) may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the American Stock Exchange or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. See "Plan of Distribution."

      This prospectus also covers any additional shares of common stock which may be issued in connection with the shares registered for sale by reason of any stock dividend or stock split.

      We will not receive any proceeds from the sale of the shares by the selling stockholders.

      We have agreed to pay substantially all the expenses incidental to the registration, offering and sale of the shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

      The common stock is quoted on the American Stock Exchange under the symbol "CDS". The last reported sale price of the common stock on the American Stock
Exchange on         , 2001, was $     per share.

      You should consider carefully the risk factors and the other information in this prospectus before you decide to purchase our common stock. See "Risk Factors" beginning on page 10.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2001



                                       S-

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                   ----------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Summary.......................................................................1
Risk Factors.................................................................10
Cautionary Note Regarding Forward - Looking Statements.......................17
Use of Proceeds..............................................................17
Description of Subordinated Renewable Notes Offered in the Concurrent
  Offering...................................................................18
Capitalization...............................................................32
Selected Consolidated Financial and Other Data...............................33
Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................................37
Business.....................................................................51
Management...................................................................63
Security Ownership of Principal Stockholders and Management..................70
Certain Relationships and Related Transactions...............................72
Market Price of and Dividends on Our Common Stock
  and Related Stockholder Matters............................................74
Description of Capital Stock.................................................75
Plan of Distribution.........................................................80
Legal Matters................................................................81
Experts......................................................................81
Where You Can Find More Information..........................................81
Index to Consolidated Financial Statements...................................F-1



                                       S-

                             Summary of the Offering

Common stock offered by the
  selling stockholders......  8,000,000 shares
Common stock outstanding
  after this offering.......  34,851,465 shares (1)
Use of Proceeds.............  We will not receive any proceeds from the sale of the shares by the selling stockholders.
Symbol on the American
  Stock Exchange............  CDS
Concurrent Offering.........  Concurrently with this offering, and by a separate prospectus, we are offering up to $100,000,000 principal amount of subordinated renewable notes. This offering is not dependent on the completion of the concurrent offering.

----------
(1) Excludes: 6,650,000 shares of common stock which may be issued on conversion of our preferred stock, 6,581,000 shares of common stock which may be issued on the exercise of outstanding stock options, and 5,675,247 shares of common stock which may be issued on the exercise of outstanding warrants. See "Description of Capital Stock".

                                  Risk Factors

      You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 10, for a discussion of the risks involved in making an investment in our common stock.

                            Intentionally Left Blank



                               S-4, S-5, S-6, S-7

                                  RISK FACTORS

Risk Factors related to Us

      If we are unable to achieve positive cash flow from operations or maintain profitability, the price of our common stock may decline. We have incurred significant expenditures to build the infrastructure necessary to acquire charged-off portfolios, market and create new credit card accounts from these portfolios, and service the resulting base of credit card accounts. As a result, we have historically experienced negative cash flow from operations. We expect to continue to generate negative cash flow from operations for the foreseeable future while we expand our operations and develop our customer base. For the last two completed fiscal years our negative cash flow from operations has been offset by gains on sales of portfolios of receivable and securitizations. We expect our available credit facilities, together with the amount we expect to receive from securitizations and credit card portfolio sales, will be adequate to meet our working capital needs through February 2002. Until we generate sufficient cash flows from operations, we will need to use our available capital, including any proceeds from the sale or securitization of receivables and any issuances of debt or equity securities to fund our cash flow requirements.

      Because we are leveraged our ability to successfully operate our business may be limited. As of May 31, 2001, we had approximately $43.1 million of debt outstanding and we may incur substantial additional debt in the future. Our level of debt could have important consequences to you, including:

      o a substantial portion of our cash flow from operations will be dedicated to paying principal and interest on our debt, reducing funds available for expansion or other purposes;
      o our significant amount of debt could make us more vulnerable to changes in general economic conditions or increases in prevailing interest rates;
      o our failure to comply with the restrictions contained in any of our financing arrangements could lead to a default which could result in our being required to repay all of our outstanding debt; and
      o we may be more leveraged than some of our competitors, which may result in a competitive disadvantage.

      If we cannot obtain additional capital when needed to finance our operations and grow our business, we may need to limit our operations and restrict our growth which could hurt our profitability. We have a substantial ongoing need for capital to finance our operations. This need is expected to increase along with the growth of our business. We fund our cash requirements through a combination of:

      o     cash flow from operations;
      o     asset sales and securitizations; and
      o     loans and other financing transactions.

      If additional financing is unavailable and additional receivable sales and securitizations are not completed, our ability to operate and grow our business will be limited. If we fail to grow our business we may have difficulty maintaining profitability. We cannot assure you we will be successful in obtaining additional financing when needed.

      Because we have pledged all of our assets, we may have difficulty in securing future financings. Our principal lender has a security interest in all of our assets, including all receivables, inventory and equipment, to secure our payment and performance under our senior secured facility. Our controlling stockholder has a subordinated lien on our assets to secure payment of notes held by him. While both our senior secured lender and our controlling stockholder have in the past released their liens on assets we wanted to sell or securitize, we cannot assure you they will be willing to do so in the future. As a result, we may find it more difficult to secure additional financing in the future.

      If we are not successful in converting the defaulted debt we acquire to credit card accounts, we may not be able to generate sufficient cash flow to fund our operations. We are primarily in the business of providing credit card products to consumers who have previously defaulted on a debt. Before our acquisition of the receivables, the originating institutions and intermediary owners, if any, have generally made numerous attempts to collect on the non-performing accounts. Before buying receivables we project the amount we expect to collect on those receivables. If:

      o     we collect less on the receivables than expected;
      o we convert fewer of the non-performing accounts than expected into credit card accounts; or
      o the new credit card accounts have a higher default rate than we anticipated we may not be able to generate sufficient cash to cover the costs associated with purchasing receivables and operating our business.

      Lack of maturity of our credit card portfolio may result in increased delinquencies and defaults reducing our profit and adversely affecting the price of our common stock. A portfolio of older accounts generally behaves more predictably than a portfolio of newly originated accounts. As a result, the average age of a credit card issuer's portfolio is generally used as an indicator of the stability of the delinquency and default levels of that portfolio. As of May 31, 2001, the majority of the credit card accounts owned by us were less than three years old. As a result there can be no assurance as to the levels of delinquencies and defaults, which may result in charge-offs which would affect our earnings over time. Any material increase in delinquencies and defaults above management's expectations would decrease our cash inflows and could adversely affect the price of our common stock.

      Our failure to manage growth could result in increased costs and decreased profits and adversely affect the price of our common stock. We may be unable to manage our growth effectively and maintain our historical level of cash flows from the portfolios we purchase. This would increase the cost of expansion and impair our ability to fully implement our expansion plans. The development and expansion of our business will depend on, among other things, our ability to:

      o     maintain our relationships with third-party credit card issuers;
      o     acquire non-performing debt on favorable terms;
      o convert acquired non-performing debt to credit cards accounts and collect on these new credit card accounts;
      o     obtain adequate financing on favorable terms; and
      o     profitably securitize or sell our receivables on a regular basis.

      Our inability to achieve any or all of these factors could result in reduced income and adversely affect the price of our common stock.

      Because we have accumulated but not paid cash dividends on our preferred stock, if we were required to pay these dividends it would decrease our liquidity and could adversely affect the growth of our business. As of February 28, 2001, we had accumulated approximately $5.6 million in undeclared and unpaid dividends on our preferred stock. Although our board of directors has not declared, and therefore we have not paid, the accumulated dividends to date, we may be called on to pay the accumulated dividends in the future. To the extent the preferred stock remains outstanding, additional cash dividends will accumulate. If we are required to pay the dividends, the payments would limit the amount of cash available to use for operations which could adversely affect the growth of our business.

      Since we are dependent on the continued contributions of our key personnel, the loss of the services of one or more of our key employees could disrupt our operations causing our income to decrease. We have entered into employment agreements with Kevin T. Riordan, our President and Chief Operating Officer, and Michael J. Philippe, our Executive Vice President and Chief Financial Officer. Although our written agreement with Richard Angel, our Executive Vice President and General Counsel, has expired, we have an oral employment agreement with Mr. Angel with no fixed term. The loss of the services of any of these individuals or the services of other officers or key employees could cause us to incur costs for recruiting replacements, result in the loss of the valuable expertise and business relationships, and affect our business and prospects.

      Labor shortages and high employee turnover rates could increase costs significantly and adversely impact revenue. The credit card industry is labor intensive and generally experiences a high rate of turnover in personnel. Growth in our business will also require us to continue to recruit and train significant numbers of additional qualified personnel. A high turnover rate among our employees would increase our recruiting and training costs and could adversely impact the overall recovery of our receivables. In addition, Sioux Falls, South Dakota experiences a low incidence of unemployment. There can be no assurance we will be able to hire, train and retain a sufficient number of qualified employees. If we were unable to recruit and retain a sufficient number of employees, we would be forced to limit our growth or possibly curtail our operations. If we were required to take these actions it would likely reduce our ability to operate profitably.

      Because we cannot issue our own credit cards, the failure of our third-party credit card issuers to continue to provide credit cards to our accounts could severely disrupt our business. We are not licensed to nor do we currently have the ability to independently issue credit cards. As a result, we are dependent on the two banks we use to issue credit cards to our customers. These banks operate under extensive governmental regulation. If additional regulations or restrictions were imposed on issuing credit cards, the new regulations or restrictions could increase our costs or limit our operations. In addition, if our existing credit card issuers discontinue offering credit cards to our accounts and we cannot find a new credit card issuer willing to issue cards to consumers with impaired credit history, we would be unable to operate our business as it is currently conducted. We cannot assure you we could find an alternate provider willing to issue credit cards to our accounts on terms we consider favorable in a timely manner without disruption of our business.

      Because we do not have backup arrangements for all of our operations, we may incur significant losses if an outage occurs. Through the issuing bank's arrangement with First Data Resources, we use First Data Resources for third-party processing of credit card data and services. We provide credit card data to First Data Resources on a daily basis and this data is backed up and stored by First Data Resources. While we are currently evaluating a back-up servicer for our portfolio of credit cards, to date we have not arranged for a back-up. In addition, we do not have a back-up telemarketer for our marketing programs. If a disaster or other event closed our main facility or shut down our primary and redundant data connections to First Data Resources our business would be interrupted until we could repair our data lines and/or facilities or relocate to temporary facilities. Any interruption in our operations could have a material adverse impact on our business and revenues.

      If we cannot protect our proprietary information, we may lose a competitive advantage and suffer decreased receivables. We are dependent, in part, on proprietary data, analytical computer programs and methods and related know-how for our day-to-day operations. We rely on a combination of confidentiality agreements, contract provisions and trade secret laws to protect our proprietary rights. Although we intend to protect our rights vigorously, there can be no assurance we will be successful in protecting our proprietary rights. If we are not able to protect our proprietary rights, or if the proprietary information and methods become widely available, we may lose a competitive advantage within our market niche. The loss of this competitive advantage could result in decreased revenues.

      If we fail to successfully anticipate, invest in or adopt technological advances within our industry, we may lose market share which could adversely affect our ability to operate profitably. Our success is dependent in large part on our continued investment in sophisticated telecommunications and computer systems, including predictive dialers, automated call distribution systems and digital switching equipment. We have invested significantly in technology in an effort to remain competitive and anticipate it will be necessary to continue to do so. Moreover, computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate and stay current with technological developments. There can be no assurance we will be successful in anticipating, managing or adopting technological changes on a timely basis or that we will have the capital resources available to invest in new technologies. Our failure to anticipate or adopt technological changes may affect our ability to maintain our customers and operate profitably.

      We are developing new products and services which may not be successful. While we may, from time to time, develop additional products and services, there can be no assurance the development of these products and services will be completed or that any new products or services will be successfully marketed and implemented. Consumer preferences for credit card and credit related products are difficult to predict, especially where consumers have experienced past credit difficulties. Failure to obtain significant customer satisfaction or market share for our products and services would impact our ability to attract new customers and adversely affect our growth potential.

      Pending and future litigation may interrupt our business operations and adversely affect our liquidity or profitability and the price of our common stock. From time to time we have been named as a defendant in class action lawsuits. Two class action lawsuits are pending against us. If we were required to pay a significant judgment in one or more of the lawsuits, or in a future lawsuit, it would affect our liquidity. In addition, a loss might also require us to change how we conduct our business if our operations were found to not comply with applicable legal standards. Any required changes might affect our ability to operate the business profitably and the price of our common stock. See "Business - Legal Proceedings."

      Because we use estimates in our accounting, differences between actual and expected performance may cause fluctuations in our reported revenue and reported income. Income from credit card receivables and securitization income and asset sales have constituted, and are likely to continue to constitute, a significant portion of our revenue. Portions of this revenue are reported based on the cash flow we expect to receive from the credit cards we originate or own and from the credit cards that have been securitized and in which we hold a retained interest. The expected cash flows are based on our estimates of interest rates, default rates, new account origination rates, repayment rates, and new charges made by cardholders. These estimates are based on a variety of factors, many of which are not within our control. Differences between actual and expected performance of the receivables may cause us to adjust our estimates and result in fluctuations in our reported revenue and reported income.

Risk Factors related to the Non-Performing Debt and Sub-Prime Credit Card Industries

      Because the market for our credit card receivables is limited, we may be unable to sell or securitize our portfolios to generate the cash required to operate our business. Our future is highly dependent on our ability to sell or securitize the portfolios of credit cards we generate from the non-performing debt we acquire. Although we have sold several portfolios and completed several securitizations, no assurance can be given we will be able to sell or securitize future portfolios. Our ability to complete securitizations or asset sales depends on several factors including interest rates, general market conditions and the quality of our portfolios. If we are unable to sell or securitize our credit card receivables it will be difficult for us to raise enough capital to operate our business and repay our outstanding debt.

      We may not be able to acquire enough receivables on favorable terms to operate profitably. To obtain additional credit card customers, we depend on the continued availability of non-performing portfolios that meet our requirements. The availability of portfolios of receivables for future purchase at prices favorable to us depends on a number of factors outside of our control. These factors include:

      o continuation of the current growth trend in credit card and consumer installment debt;
      o the ability of consumers to obtain credit, especially unsecured credit cards;
      o     the overall default rates on consumer debt;
      o the ability of traditional credit card lenders to rehabilitate their own non-performing credit card receivables;
      o overly aggressive pricing by competitors bidding on available non-performing receivables; and
      o     the entry of new competitors.

      If we cannot purchase a sufficient amount of non-performing receivables at favorable prices it will reduce our profitability.

      Fluctuations in economic conditions could increase payment delinquencies and defaults and reduce our cash flow from operations. During strong economic cycles, available credit, including consumer credit, generally increases and payment delinquencies and defaults generally decrease. During periods of economic slowdown and recession, delinquencies and defaults generally increase. No assurances can be given that our credit card losses and delinquencies would not worsen in a weak economic cycle. Significant increases in credit card losses would reduce our operating cash flow.

      Adverse publicity or increased regulation may impair acceptance of our products and our ability to operate profitably. Critics of the credit card industry have in the past focused on marketing practices they claim encourage consumers to borrow more money than they should and on pricing practices they claim are either confusing or result in prices that are too high. Increased criticism of the industry or us could hurt client acceptance of our products or lead to adverse changes in the law or regulatory environment. In addition, increased regulation of financial institutions that buy credit card receivables or invest in securitizations could affect the pricing or the size of the market for credit card sales or securitizations. These changes could adversely affect our ability to operate profitably.

      Failure to comply with consumer and debtor protection laws and regulations could adversely affect our business. Our collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. Our failure to comply with these statutes or regulations could cause adverse publicity which could make it more difficult to collect our receivables reducing the funds available to finance our operations. See "Business -- Government Regulation."

Risk Factors Relating to the Offering

      Because our stock price has been and may continue to be volatile, it is more difficult for you to evaluate our company or our prospects. The trading price of our common stock has been and is likely to be highly volatile. Our stock price could fluctuate widely in response to a variety of factors, including:

      o     actual or anticipated variations in quarterly operating results;
      o     new products or services offered by us or our competitors;
      o     changes in interest rates;
      o     changes in economic conditions;
      o     changes in financial estimates by securities analysts;
      o     additions or departures of key personnel;
      o     sales of common stock; and
      o     other events or factors that may be beyond our control.

      In addition, the American Stock Exchange has recently experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of the affected companies. Broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance.

      Fluctuations in our quarterly operating results may cause the market price of our common stock to fluctuate. The timing of portfolio acquisitions and credit card receivable sales and securitizations affects the timing of recorded income and results in periodic fluctuations in our quarterly operating results. The timing of any sale or securitization transaction is affected by a number of factors beyond our control including market conditions and the presence of investors and lenders interested in our credit card accounts. We may also experience seasonal fluctuations in operating results due to other factors beyond our control including the rate at which customers pay down their credit card balances, make new purchases and take cash advances. For example during the year-end holiday season customers make new credit card purchases at a faster rate than they pay their debts. For these and other reasons our operating results may fall below expectations of securities analysts or investors which may cause the market price of our common stock to fluctuate.

      Because we do not intend to pay dividends, your ability to make a profit from an investment in our common stock will depend solely on an increase in its market price. We have never paid any dividends on our common stock. We intend to retain our earnings, if any, to finance the development and expansion of our business. Payment of any future dividends on our common stock will depend on our earnings and capital requirements and other factors our board of directors considers appropriate. In addition, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our outstanding debt instruments and our outstanding preferred stock. As of February 28, 2001, we had accumulated approximately $5.6 million in undeclared and unpaid dividends on our preferred stock, all of which must be paid before we can pay any dividends on our common stock. To the extent the preferred stock remains outstanding, additional cash dividends will accumulate. Because we do not intend to pay dividends, your ability to make a profit from an investment in our stock will depend solely on an increase in its market price.

      Jay L. Botchman controls a majority of our voting power and his interests may conflict with your interests. Jay L. Botchman is the beneficial owner of 40.3% of our outstanding shares of common stock. In addition, Mr. Botchman, individually and through his control of Taxter One and J.L.B. of Nevada, beneficially owns all of our Series A, C, D and E Preferred Stock. The Series A Preferred Stock contains preferential voting rights. As a result, Mr. Botchman controls approximately 74% of all votes entitled to be voted at any meeting of our stockholders and is able to control our management and affairs and the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors, any merger, consolidation or sale of all or substantially all of our assets and any charter amendments.

      Our stock price will likely decline if our existing stockholders sell a significant number of shares on the public market. Our stock price will likely decline if the supply of our stock being sold in the open market exceeds the demand for our stock. Substantially all of our common stock, other than shares held by our "affiliates" as defined by the Securities Act, is currently eligible for sale in the open market without restriction or registration under the Securities Act. In addition, any shares of common stock which may be issued on exercise of stock options registered under our stock option plan will be freely tradable. See "Description of Capital Stock - Shares Eligible for Future Sale."

      The holders of some of our warrants and convertible securities have demand and/or piggyback registration rights which, if exercised, could result in the registration of the shares of common stock.

      The sale or potential sale of substantial amounts of our common stock in the open market could cause the price of our common stock to fall.

      The restrictions, additional costs, and burdens imposed by penny stock regulations may decrease the liquidity our common stock. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to penny stocks. Generally a penny stock is any equity security that has a market price of less than $5.00 a share. We currently must comply with regulations which require the delivery of a disclosure schedule explaining the penny stock market and the associated risks. In addition, broker/dealers who recommend our common stock to persons other than established customers and accredited investors must make a determination of the suitability of the purchaser and receive the purchaser's written agreement to the investment before a sale. Because the restrictions may limit the pool of purchasers for our common stock, you may have difficulty selling your shares.

      The greater voting power of our Series A Preferred Stock, our unissued, undesignated preferred stock, some provisions of the Delaware Law and our certificate of incorporation and bylaws could discourage a takeover of us and adversely affect the price of our common stock. As of the date of this prospectus, we had 965,000 shares, of unissued, undesignated preferred stock. If we issue preferred stock in the future, the preferred stock will have the rights, terms and preferences specified by our board of directors. The issuance of preferred stock by the board of directors in the future could adversely affect the rights of holders of common stock. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock. While we have no present plan to issue any additional series of preferred stock, no assurances can be given that we will not do so in the future. We are also subject to provisions of Delaware law which could have the effect of delaying, deterring or preventing a change of control of our company. In addition, our certificate of incorporation and bylaws contain provisions that, together with Jay L. Botchman's voting power and ownership of Series A Preferred Stock, could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. See "Description of Capital Stock - Anti-takeover Provisions," "--Stockholder Action and Special Meetings."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains "forward-looking statements" which you can generally identify by our use of forward-looking words including "believe," "expect," "may," "will," "could," "should," "seek," "look for," "project," "anticipate," or "plan" or the negative or other variations of these terms or similar expressions or by discussions of strategies that involve risk or uncertainty. Forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties. We caution you not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date of this prospectus. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified in the "Risk Factors" above or discussed elsewhere in this prospectus. Except as required by law, we undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

                                 USE OF PROCEEDS

      We will not receive any proceeds from this offering.

               DESCRIPTION OF SUBORDINATED RENEWABLE NOTES OFFERED
                           IN THE CONCURRENT OFFERING

      General. In the concurrent offering we are offering up to $100 million of subordinated renewable notes. The subordinated renewable notes will represent unsecured debt obligations. The subordinated renewable notes will be issued under an indenture between U.S. Bank Trust National Association, as trustee, and us. The terms of the subordinated renewable notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following discussion is a summary of the important terms of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the subordinated renewable notes. We will provide a copy of the indenture on request.

      Maturity. We are offering subordinated renewable notes with terms ranging from three to 120 months. You will select the term of each subordinated renewable note at the time of your subscription.

      If the subordinated renewable note is not automatically renewed as discussed below under the caption "Automatic Renewal," we will pay principal, together with accrued and unpaid interest through the maturity date:

      o within 5 days of the maturity date, if we receive notice on or before the maturity date of your intent not to renew the subordinated renewable note, or if we notify you that we will not renew the subordinated renewable note;
      o within 5 days of the date we receive notice of your intent not to renew the subordinated renewable note, if the notice is received within 15 days after the maturity date.

      Automatic Renewal. Each subordinated renewable note will be automatically renewed for a term identical to its original term unless:

      o we notify you at least seven days before the maturity date that a renewal will not be provided; or
      o you notify us in writing, before the 15th day following the maturity date, of your intention not to renew.

      The subordinated renewable notes will continue to renew in this manner until redemption. Interest will continue to accrue from the first day of each renewed term. The terms of the renewal note will be the same as the terms of the original subordinated renewable note except:

      o the interest rate payable during the renewal term will be the interest rate which is then being offered to holders with similar portfolios of similar subordinated renewable notes or, if none are then offered, the rate specified by us in the renewal notice described below;
      o if the subordinated renewable note pays interest only at maturity, unless you request to receive the accrued interest, the principal amount of the renewal note will be increased by the accrued interest; and
      o the renewal note will be bound by any amendment to the indenture adopted before the renewal date, with the consent of the holders of at least a majority of the principal amount of the subordinated renewable notes, whether or not the holder consented to the amendment.

                              SELLING STOCKHOLDERS

      The following table lists the number of shares of common stock held of record by each selling stock holder as of the date of this prospectus and the number of shares of common stock offered for sale under this prospectus. As of the date of this prospectus, each selling stockholder also holds 400,000 shares of Series B Preferred Stock. The shares of Series B Preferred Stock are not being registered for resale under this prospectus. See "Security Ownership of Principal Stockholders and Management" and "Description of Capital Stock - Series B Preferred."

      Unless otherwise disclosed in the footnotes to the table, no selling stockholder has held any position, office or had any other material relationship with us during the past three years.

Selling Stockholder       Shares of Common Stock      Maximum Number of Shares    Shares of  Common  Stock  Owned
                          Owned before the Offering   of Common Stock Offered     after the Offering.
Renaissance Trust I (1)   4,000,000                   4,000,000                   ------(3)
Blum Family Trust (2)     4,000,000                   4,000,000                   ------(3)

      (1) Renaissance Trust I acquired the shares of common stock in October 2000 when it exercised an option to purchase shares of our common stock granted by Taxter One. Renaissance Trust I is also a party to a business development agreement which is currently in dispute. See "Certain Relationships and Related Transactions."

      (2) Blum Family Trust acquired the shares of common stock in October 2000 when it exercised an option to purchase shares of our common stock granted by Taxter One. Blum Family Trust purchased the option from O. Pappolimberis Trust in December 1996. See "Certain Relationships and Related Transactions."

      (3) Because the selling stockholders may sell all or some of the shares they hold and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares of common stock to be held by each selling stockholder after completion of the offering. See "Plan of Distribution."



                                      S-71A

Shares Eligible for Future Sale

      We have outstanding an aggregate of 34,851,465 shares of common stock. Substantially all of our common stock and the 5,537,000 shares of common stock which may be issued on the exercise of options issued under our stock option plan, are freely tradable without restriction or further registration under the Securities Act unless those shares are held by our "affiliates" as defined by the Securities Act.

      The 6,650,000 shares of common stock which may be issued on conversion of our preferred stock, the 5,675,247 shares which may be issued on the exercise of outstanding warrants, and the 1,550,000 shares of common stock which may be issued on the exercise of options not issued under our stock option plan are "restricted securities" under the Securities Act because they were issued and sold by us in private transactions in reliance on exemptions from registration under the Securities Act. Restricted Securities may not be sold except in compliance with the registration requirements of the Securities Act or under an exemption from registration, such as the exemption provided by Rule 144 of the Securities Act. After sale under Rule 144 under the Securities Act, these shares will be freely tradable without restriction or registration under the Securities Act. Substantially all of our restricted securities currently qualify for sale under Rule 144.



                                      S-79A

                              PLAN OF DISTRIBUTION

      We are registering eight million shares of our common stock on behalf of the selling stockholders. The selling stockholders, Renaissance Trust I and Blum Family Trust, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, distribution or other non-sale related transfer after the date of this prospectus (collectively, the "selling stockholders") may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale.

      The sales may be made on the American Stock Exchange or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following methods:

      o a block trade in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;
      o an exchange distribution under the rules of the American Stock Exchange or any other exchange on which they may make a distribution;
      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
      o     in privately negotiated transactions.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out the short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares or, on a default, the pledged shares under this prospectus. Any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers, agents, any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

      We will make copies of this prospectus available to the selling stockholders. We have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

      The selling stockholders have advised us that as of the date of this prospectus they had not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a specified period of time before distribution begins. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

      The selling stockholders may sell all or part of the shares offered by this prospectus. We will not receive any proceeds from the sale of the shares offered by the selling stockholders.

      Under the terms of the registration rights agreement which defines our obligations relating to the registration of the shares of common stock covered by this prospectus, we are required to pay substantially all the expenses incidental to the registration, offering and sale of the shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The selling stockholders will pay all commissions, fees and discounts, if any, attributable to the sales of the shares.

      The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act.



                                      S-80A

                                  LEGAL MATTERS

      Certain legal matters regarding the validity of the common stock offered by this prospectus will be passed on for us by Kronish Lieb Weiner & Hellman LLP, New York, New York. Peter J. Mansbach, who is currently of counsel to Kronish Lieb Weiner & Hellman LLP, serves on our board of directors. Kronish Lieb Weiner & Hellman LLP will receive a portion of the compensation received by Mr. Mansbach.

                                     EXPERTS

      Our consolidated financial statements as of May 31, 2000, 1999, and 1998 and for the years then ended, included in this prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report thereon, and are included herein in reliance on the authority of such firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission covering the securities we offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We also file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

      You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Securities and Exchange Commission filings are also available at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution


      Expenses in connection with the issuance and distribution of the securities being registered hereunder are estimated below.

      SEC registration fee ........................................     $ 28,300


      Legal fees and expenses .....................................       75,000

      Accounting fees and expenses ................................       50,000

      Printing expenses ...........................................       20,000

      Miscellaneous expenses ......................................       10,000
                                                                        --------

            Total .................................................     $183,300
                                                                        ========


Item 14. Indemnification of Directors and Officers

Limitation on Director's Liability


      In accordance with the DGCL, the Company's Certificate of Incorporation provides that the directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty as a director except (i) for any breach of the director's duty of loyalty to the Company and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.


Indemnification


      The Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable to derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and such expenses.

Item 15. Recent Sales of Unregistered Securities

      The Company issued the following securities during the past three years without registering the securities under the Securities Act:

Issuance of Capital Stock:


      1. On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to J.L.B. of Nevada, Inc. in exchange for J.L.B. of Nevada, Inc. agreeing to cancel $10.0 million of the principal outstanding under the $10.0 million Subordinated Promissory Note dated August 1, 1997. Each share of Series D Preferred Stock may be exchanged for 380 shares of Common Stock.

      2. On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock to J.L.B. of Nevada, Inc. in exchange for J.L.B. of Nevada, Inc. agreeing to cancel $10.0 million of the principal outstanding under the $20.0 million Subordinated Promissory Note dated August 1, 1997. Each share of Series E Preferred Stock may be exchanged for 285 shares of Common Stock.


Grant of Stock Options and Warrants:

      1. On April 30, 1998, the Company issued to Coast Business Credit, a division of Southern Pacific Bank, a warrant to purchase 650,247 shares of the Common Stock at an exercise price of $2.50. The warrant was issued in connection with a loan from Coast Business Credit to the Company.

      2. On August 3, 1998, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.00 per share to employees.

      3. On August 10, 1998, the Company granted options to purchase 300,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.70 per share to employees.

      4. On September 15, 1998, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees.

      5. On November 23, 1998, the Company granted options to purchase a total of 150,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to two directors of the Company.

      6. On February 15, 1999, the Company granted options to purchase 13,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.38 per share to employees.

      7. On March 17, 1999, the Company granted options to purchase 200,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees.

      8. On March 18, 1999, the Company issued a warrant to purchase 1,000,000 shares of Common Stock to Business Transactions Express, Inc. at an exercise price of $2.00 per share. The warrant was issued in connection with the execution of a strategic modeling services agreement between the Company and Business Transactions Express, Inc.

      9. On March 22, 1999, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.30 per share to employees.

      10. On March 29, 1999, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.30 per share to employees.

      11. On April 15, 1999, the Company granted options to purchase 75,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.19 per share to a director of the Company.


      12. On May 29, 1999, the Company issued a warrant to purchase 4,000,000 shares of Common Stock to J.L.B. of Nevada, Inc. at an exercise price of $3.25 per share. This warrant was issued as partial consideration for J.L.B. of Nevada, Inc.'s forgiveness of certain interest owed to J.L.B. of Nevada, Inc. by the Company.

      13. On June 1, 1999, the Company granted options to purchase 503,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.40 per share to employees.

      14. On July 26, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.88 per share to employees.


      15. On August 1, 1999, the Company granted options to purchase 22,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.00 per share to employees.

      16. On August 3, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.97 per share to employees.

      17. On August 27, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.69 per share to a consultant.

      18. On September 1, 1999, the Company granted options to purchase 1,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

      19. On September 10, 1999, the Company issued a warrant to purchase 25,000 shares of Common Stock to Cappello Capital Corp. at an exercise price of $2.56 per share. The warrant was issued in connection with Cappello Capital Corp. providing financial advisory services to the Company.

      20. On September 16, 1999, the Company granted options to purchase 8,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

      21. On October 18, 1999, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

      22. On October 25, 1999, the Company granted options to purchase 5,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.13 per share to employees.

      23. On November 8, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.88 per share to employees.

      24. On November 19, 1999, the Company granted options to purchase 310,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.44 per share to employees and a consultant.

      25. On November 29, 1999, the Company granted options to purchase 15,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $5.00 per share to employees.

      26. On December 1, 1999, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.69 per share to employees.

      27. On January 10, 2000, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.03 per share to employees.

      28. On March 1, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.00 per share to employees.

      29. On March 20, 2000, the Company granted options to purchase 5,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.00 per share to employees.

      30. On April 3, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.00 per share to employees.

      31. On April 17, 2000, the Company granted options to purchase 7,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.00 per share to employees.

      32. On April 24, 2000, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.88 per share to employees.

      33. On May 1, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.88 per share to employees.

      34. On May 15, 2000, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.50 per share to employees.

      35. On June 1, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.50 per share to employees.

      36. On June 26, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.38 per share to employees.

      37. On July 10, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.31 per share to employees.

      38. On July 17, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.31 per share to employees.

      39. On July 19, 2000, the Company granted options to purchase 1,016,900 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.31 per share to certain employees and at an exercise price of $6.47 to certain officers and employees of the Company.

      40. On July 24, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.28 per share to employees.


      The sales and issuances described in paragraphs 1 and 2 under "Issuances of Capital Stock" and in paragraphs 1, 8, 12 and 19 under "Grant of Stock Options and Warrants" above were exempt from registration under the Securities Act by virtue of Rule 4(2) and Regulation D promulgated thereunder. The remaining issuances were exempt from registration under the Securities Act by virtue of Rule 701.

The sales and issuances under Rule 4(2) and Regulation D were conducted in a manner to avoid a public offering, were made to a limited number of financially sophisticated persons or entities with a high net worth and were not made pursuant to any general advertising or general solicitation. The sales and issuances under Rule 701 were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation.

      Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any of these securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a)   Index to Financial Statements

      The Financial Statements required by this item are submitted in a separate section beginning on page F-1 of this registration statement

                                                                            PAGE

            Report of Independent Certified Public Accountants               F-2


            Consolidated Balance Sheets (audited) as of May 31, 1999         F-3
            and 2000

            Consolidated Statements of Operations (audited) for the          F-4
            years ended May 31, 1998, 1999 and 2000

            Consolidated Statements of Stockholders' Equity (audited)        F-5
            for the years ended May 31, 1998, 1999 and 2000

            Consolidated Statements of Cash Flows (audited) for the          F-7
            years ended May 31, 1998, 1999 and 2000


            Notes to Consolidated Financial Statements (audited)             F-9


            Condensed Consolidated Balance Sheets as of February 28,        F-25
            2001 (unaudited) and May 31, 2000

            Condensed Consolidated Statement of Operations (unaudited)      F-26
            for the nine months ended February 28, 2001 and February
            29, 2000

            Condensed Consolidated Statements of Cash Flows (unaudited)     F-27
            for the nine months ended February 28, 2001 and February
            29, 2000

            Notes to Condensed Consolidated Financial Statements            F-28
            (unaudited)

(b)   Index to Exhibits

      EXHIBIT
      NUMBER                          DESCRIPTION OF DOCUMENT
      ------                          -----------------------

            3.1(1)      Amended and Restated Certificate of Incorporation

            3.2(4)      Amended and Restated By-Laws

            4.1(1)      Specimen certificate representing shares of Common Stock

            4.2*        Form of Indenture

            4.3*        Form of Renewable Note


            4.4 Agreement, dated May 4, 2001, between the Company and J.L.B. of Nevada, Inc.

            4.5 Agreement, dated May 4, 2001, between the Company and J.L.B. of Nevada, Inc.


            5*          Opinion and Consent of Legal Counsel to the Company


            10.1(1) Amended and Restated Lease Agreement dated December 12, 1996 between Service One International Corporation and Donald A. Dunham, Jr.

            10.2(1) Amendment No. One to the Amended and Restated Lease Agreement dated June 11, 1997 between Service One International Corporation and Donald A. Dunham, Jr.


            10.3(1) Amendment No. Two to the Amended and Restated Lease Agreement dated July 31, 1997 between Service One International Corporation and Donald A. Dunham, Jr.

            10.4(1) Lease Agreement dated February 28, 1997 between Service One International Corporation and Eagle Properties, L.L.C.

            10.5(1) Addendum to Lease Agreement dated November 18, 1997 between Service One International Corporation and Eagle Properties, L.L.C.

            10.6(1) Mutual Business Development Agreement dated as of October 8, 1996, between Service One International Corporation and the O. Pappalimberis Trust

            10.7(1) Amendment dated as of December 16, 1997 to the Mutual Business Development Agreement dated as of October 8, 1996, such amendment among O. Pappalimberis Trust, Taxter One LLC, Service One International Corporation, Eikos Management, LLC and Thesseus International Asset Fund

            10.8(1) Amendment dated September 1, 1998 to the Mutual Business Development Agreement dated as of October 8, 1996, as amended, between the Company and Eikos Management LLC

            10.9(1) Mutual Business Development Agreement dated as of October 8, 1996, between Service One International Corporation and Renaissance Trust I

            10.10(1) Strategic Modeling Agreement dated March 18, 1999, between the Company and Business Transactions Express, Inc.

            10.11(1) Warrant to purchase Common Stock of the Company issued to J.L.B. of Nevada, Inc. on June 22, 1999

            10.12(1) Loan and Security Agreement, dated as of April 30, 1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank


            10.13(1) First Amendment to Loan and Security Agreement, dated as of September 30, 1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.14(1) Second Amendment to Loan and Security Agreement, dated as of December 1, 1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.15(1) Amendment Number Two to Loan and Security Agreement, dated as of April 27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank


            10.16(1) Fourth Amendment to Loan and Security Agreement, dated as of May 27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank


            10.17(1) Amendment Number Five to Loan and Security Agreement, dated as of June 25, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank



            10.18.1(1)  Amendment Number Six to Loan and Security Agreement
                        Dated as of December 6, 1999 between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.2 Seventh Amendment to Loan and Security Agreement, dated as of May 31, 2000, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.3 Eighth Amendment to Loan and Security Agreement, dated as of October 31, 2000, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.4(4)  Amendment Number Nine to Loan and Security Agreement,
                        dated as of April 16, 2001, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.5 Tenth Amendment to Loan and Security Agreement, dated as of May 1, 2001, between the Company and Coast Business Credit, a division of Southern Pacific Bank


            10.19(1) Security Agreement dated as of August 1, 1997, between J.L.B. of Nevada, Inc., Credit Store Mortgage, Inc., New Beginnings Corp., Consumer Debt Acquisitions, Inc., Sleepy Hollow Associates, Inc., Service One Holdings Inc., Service One International Corporation, American Credit Alliance, Inc., Service One Receivables Acquisition Corporation, the Company, Service One Commercial Corporation and Soiland Company

            10.20(1) First Amendment to Security Agreement, dated as of October 23, 1997 between J.L.B. of Nevada, Inc., the Company and Credit Store Mortgage, Inc., New Beginnings Corp., Consumer Debt Acquisitions, Inc., Sleepy Hollow Associates, Inc., Service One Holdings, Inc., Service One International Corporation, Service One Receivables Acquisition Corporation, the Company, Service One Commercial Corporation and Soiland Company

            10.21(1) Second Amendment to Security Agreement, dated as of November 21, 1997 between J.L.B. of Nevada, Inc., the Company, Sleepy Hollow Associates, Inc., Service One International Corporation, American Credit Alliance, Inc. and Service One Receivables Acquisition Corporation

            10.22(1) Credit Agreement Dated as of October 15, 1999 among Credit Store Capital Corp., the Company, The Lenders Signatory thereto from time to time, and General Electric Capital Corporation

            10.23(2)    Amended 1997 Stock Option Plan of the Company

            10.24(1) Employment Agreement dated March 27, 1997, between the Company and Martin Burke

            10.25(1) Letter from Martin Burke dated March 27, 1997, regarding credit card repayment terms

            10.26(1) Employment Agreement dated April 1, 1997, between the Company and Kevin Riordan

            10.27(1) Employment Agreement dated June 17, 1997, between the Company and Michael Philippe


            10.28(1) Amendment to Employment Agreement between the Company and Michael Philippe dated December 15, 1999


            10.29(1) Employment Agreement dated August 1, 1997, between the Company and Richard Angel


            10.30(1) Amendment to Employment Agreement between the Company and Richard Angel dated December 15, 1999


            10.31(1) Employment Agreement dated October 15, 1997, between the Company and Cynthia Hassoun

            10.32(1) Bankcard Marketing Agreement between the Company and Bank of Hoven dated February 9, 1999

            10.33(1) Purchase Agreement between Bank of Hoven and the Company dated February 9, 1999

            10.34(1) Bankcard Marketing Agreement between Service One International Corporation and First National Bank in Brookings dated October 2, 1997

            10.35(1) Purchase Agreement between First National Bank in Brookings and Service One International Corporation doing business as TCS Services, Inc. dated October 2, 1997

            10.36(1) Amendment to Purchase Agreement by First National Bank in Brookings and the Company dated August 31, 1998

            10.37(1) Letter Agreement Regarding Bankcard Marketing Agreement and Purchasing Agreement between the Company and First National Bank in Brookings dated August 17, 1999

            10.38(1) Agreement Regarding Transfer of Accounts between the Company and First National Bank in Brookings dated December 14, 1998

            10.39(1) Subordinated Grid Promissory Note of the Company in favor of J.L.B. of Nevada, Inc. dated August 1, 1997 in the amount of $20,000,000

            10.40(1) Subordinated Grid Promissory Note of the Company in favor of J.L.B. of Nevada, Inc. dated October 23, 1997 in the amount of $5,000,000

            10.41(1) Subordinated Grid Promissory Note of the Company in favor of J.L.B. of Nevada, Inc. dated November 21, 1997 in the amount of $5,000,000

            10.42(4) Receivables Purchase Agreement, dated as of May 31, 2000, by and between The Credit Store, Inc. and TCS Funding IV, Inc.


            10.43.1(4)  Master Credit and Security Agreement, dated as of May
                        31, 2000, by and among TCS Funding IV, Inc., The Credit Store, Inc., and Miller & Schroeder Investments Corporation.

            10.43.2 Credit and Security Agreement, dated as of May 1, 2001, by and among TCS Funding V, Inc., The Credit Store, Inc., and Miller & Schroeder Investments Corporation.

            10.43.3 Receivables Purchase Agreement dated May 1, 2001, by and between The Credit Store, Inc. and TCS Funding V, Inc.


            10.44(4) Account Purchase Agreement, dated as of October 31, 2000, by and among The Credit Store, Inc. and Credit Services, Inc.

            10.45(4) Converted Accounts/Receivables Sale Agreement, dated as of October 31, 2000, by and among Credit Store Services, Inc. and The Credit Store, Inc.


            10.46(4) Master Loan and Servicing Agreement, dated October 31, 2000, by and among Credit Store Services, Inc., The Credit Store, Inc., and The Varde Fund IV-A.**


            10.47(4) Repurchase Agreement, dated November 22, 2000, by and between Bank of Hoven and The Credit Store, Inc.


            10.47.1 Amendment dated February 27, 2001 to the Repurchase Agreement dated November 22, 2000, by and between Bank of Hoven and The Credit Store, Inc.

            10.47.2 Amendment dated May 31, 2001 to the Repurchase Agreement dated November 22, 2000, by and between Bank of Hoven and The Credit Store, Inc.

            10.48(5) Separation Agreement and Release by and between The Credit Store, Inc. and Martin Burke dated December 11, 2000.

            10.49(5) Secured Promissory Note of American Credit Alliance, Inc. in favor of J.L.B. of Nevada, Inc. dated August 16, 1996 in the amount of $880,000.

            10.50 Amendment to Subordinated Grid Promissory Notes, dated May 4, 2001, made by The Credit Store, Inc., to the order of J.L.B. Nevada, Inc. in the respective original principal amounts of $20,000,000, $5,000,000 and
                        $5,000,000 dated respectively August 1, 1997, October 23, 1997 and November 21, 1997 and Secured Promissory Note made by American Credit Alliance, Inc., to the order of J.L.B. of Nevada, Inc. in the original principal amount of $880,000 dated August 16, 1996.

            12          Computation of Ratios of Earnings to Fixed Charges


            21          List of Subsidiaries


            23.1        Consent of Grant Thornton LLP

            23.2*       Consent of Legal Counsel to the Company (contained in
                        Exhibit 5)


            24(5)       Powers of Attorney

            25* Form T-1, Statement of Eligibility and Qualification of U.S. Bank Trust National Association, as Trustee

----------
(1) Filed with the Securities and Exchange Commission as an exhibit to the issuer's registration statement on Form 10 filed February 24, 2000 (File No. 000-28709) and incorporated herein by reference.
(2) Filed with the Securities and Exchange Commission as an exhibit to the issuer's registration statement on Form S-8 filed July 26, 2000 (File No. 333-42278) and incorporated herein by reference.
(3) Filed with the Securities and Exchange Commission as an exhibit to the issuer's annual report on Form 10-K for the period ended May 31, 2000 (File No. 001-16083) and incorporated herein by reference.
(4) Filed with the Securities and Exchange Commission as an exhibit to the issuer's quarterly report on Form 10-Q for the period ended November 30, 2000 (File No. 001-16083) and incorporated herein by reference.
(5) Filed with the Securities and Exchange Commission as an exhibit to the issuer's registration statement on Form S-1 filed March 2, 2001 (File No. 333-56456) and incorporated herein by reference.
** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.
* To be filed by amendment.


Item 17. Undertakings


      (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 14 above or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on June 18, 2001.


                                        THE CREDIT STORE INC.


                                        By s/ Kevin T. Riordan
                                           -------------------------------------
                                           Kevin T. Riordan
                                           President


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities indicated on June 18, 2001.


           Signature                          Capacity



s/ Kevin T. Riordan                 President and Diretor
------------------------------      (Principal Executive Officer)
           Kevin T. Riordan


s/ Michael J. Philippe                       Executive Vice President,
------------------------------         Chief Financial Officer and Treasurer
           Michael J. Philippe.     (Principal Financial and Accounting Officer)


              *                     Director
------------------------------
           Barry E. Breeman


              *                     Director
------------------------------
           J. Richard Budd, III


                                    Director
------------------------------
           Peter J. Mansbach


              *                     Interim Chairman of the Board of Directors
------------------------------
           Geoffrey A. Thompson


                                    Director
------------------------------
           Salvatore J. Zizza


*Michael J. Philippe, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.



                                    By: s/ Michael J. Philippe
                                        ----------------------------------------
                                        Michael J. Philippe, Attorney-in-Fact

      EXHIBIT
      NUMBER                          DESCRIPTION OF DOCUMENT
      ------                          -----------------------



            3.1(1)      Amended and Restated Certificate of Incorporation

            3.2(4)      Amended and Restated By-Laws


            4.1(1)      Specimen certificate representing shares of Common Stock

            4.2*        Form of Indenture


            4.3*        Form of Renewable Note

            4.4 Agreement, dated May 4, 2001, between the Company and J.L.B. of Nevada, Inc.

            4.5 Agreement, dated May 4, 2001, between the Company and J.L.B. of Nevada, Inc.

            5*          Opinion and Consent of Legal Counsel to the Company

            10.1(1) Amended and Restated Lease Agreement dated December 12, 1996 between Service One International Corporation and Donald A. Dunham, Jr.

            10.2(1) Amendment No. One to the Amended and Restated Lease Agreement dated June 11, 1997 between Service One International Corporation and Donald A. Dunham, Jr.

            10.3(1) Amendment No. Two to the Amended and Restated Lease Agreement dated July 31, 1997 between Service One International Corporation and Donald A. Dunham, Jr.

            10.4(1) Lease Agreement dated February 28, 1997 between Service One International Corporation and Eagle Properties, L.L.C.

            10.5(1) Addendum to Lease Agreement dated November 18, 1997 between Service One International Corporation and Eagle Properties, L.L.C.

            10.6(1) Mutual Business Development Agreement dated as of October 8, 1996, between Service One International Corporation and the O. Pappalimberis Trust

            10.7(1) Amendment dated as of December 16, 1997 to the Mutual Business Development Agreement dated as of October 8, 1996, such amendment among O. Pappalimberis Trust, Taxter One LLC, Service One International Corporation, Eikos Management, LLC and Thesseus International Asset Fund

            10.8(1) Amendment dated September 1, 1998 to the Mutual Business Development Agreement dated as of October 8, 1996, as amended, between the Company and Eikos Management LLC

            10.9(1) Mutual Business Development Agreement dated as of October 8, 1996, between Service One International Corporation and Renaissance Trust I

            10.10(1) Strategic Modeling Agreement dated March 18, 1999, between the Company and Business Transactions Express, Inc.

            10.11(1) Warrant to purchase Common Stock of the Company issued to J.L.B. of Nevada, Inc. on June 22, 1999

            10.12(1) Loan and Security Agreement, dated as of April 30, 1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.13(1) First Amendment to Loan and Security Agreement, dated as of September 30, 1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.14(1) Second Amendment to Loan and Security Agreement, dated as of December 1, 1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.15(1) Amendment Number Two to Loan and Security Agreement, dated as of April 27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.16(1) Fourth Amendment to Loan and Security Agreement, dated as of May 27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.17(1) Amendment Number Five to Loan and Security Agreement, dated as of June 25, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.1(1)  Amendment Number Six to Loan and Security Agreement
                        Dated as of December 6, 1999 between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.2 Seventh Amendment to Loan and Security Agreement, dated as of May 31, 2000, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.3 Eighth Amendment to Loan and Security Agreement, dated as of October 31, 2000, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.4(4)  Amendment Number Nine to Loan and Security Agreement,
                        dated as of April 16, 2001, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.18.5 Tenth Amendment to Loan and Security Agreement, dated as of May 1, 2001, between the Company and Coast Business Credit, a division of Southern Pacific Bank

            10.19(1) Security Agreement dated as of August 1, 1997, between J.L.B. of Nevada, Inc., Credit Store Mortgage, Inc., New Beginnings Corp., Consumer Debt Acquisitions, Inc., Sleepy Hollow Associates, Inc., Service One Holdings Inc., Service One International Corporation, American Credit Alliance, Inc., Service One Receivables Acquisition Corporation, the Company, Service One Commercial Corporation and Soiland Company

            10.20(1) First Amendment to Security Agreement, dated as of October 23, 1997 between J.L.B. of Nevada, Inc., the Company and Credit Store Mortgage, Inc., New Beginnings Corp., Consumer Debt Acquisitions, Inc., Sleepy Hollow Associates, Inc., Service One Holdings, Inc., Service One International Corporation, Service One Receivables Acquisition Corporation, the Company, Service One Commercial Corporation and Soiland Company

            10.21(1) Second Amendment to Security Agreement, dated as of November 21, 1997 between J.L.B. of Nevada, Inc., the Company, Sleepy Hollow Associates, Inc., Service One International Corporation, American Credit Alliance, Inc. and Service One Receivables Acquisition Corporation

            10.22(1) Credit Agreement Dated as of October 15, 1999 among Credit Store Capital Corp., the Company, The Lenders Signatory thereto from time to time, and General Electric Capital Corporation

            10.23(2)    Amended 1997 Stock Option Plan of the Company

            10.24(1) Employment Agreement dated March 27, 1997, between the Company and Martin Burke

            10.25(1) Letter from Martin Burke dated March 27, 1997, regarding credit card repayment terms

            10.26(1) Employment Agreement dated April 1, 1997, between the Company and Kevin Riordan

            10.27(1) Employment Agreement dated June 17, 1997, between the Company and Michael Philippe

            10.28(1) Amendment to Employment Agreement between the Company and Michael Philippe dated December 15, 1999

            10.29(1) Employment Agreement dated August 1, 1997, between the Company and Richard Angel

            10.30(1) Amendment to Employment Agreement between the Company and Richard Angel dated December 15, 1999

            10.31(1) Employment Agreement dated October 15, 1997, between the Company and Cynthia Hassoun

            10.32(1) Bankcard Marketing Agreement between the Company and Bank of Hoven dated February 9, 1999

            10.33(1) Purchase Agreement between Bank of Hoven and the Company dated February 9, 1999

            10.34(1) Bankcard Marketing Agreement between Service One International Corporation and First National Bank in Brookings dated October 2, 1997

            10.35(1) Purchase Agreement between First National Bank in Brookings and Service One International Corporation doing business as TCS Services, Inc. dated October 2, 1997

            10.36(1) Amendment to Purchase Agreement by First National Bank in Brookings and the Company dated August 31, 1998

            10.37(1) Letter Agreement Regarding Bankcard Marketing Agreement and Purchasing Agreement between the Company and First National Bank in Brookings dated August 17, 1999

            10.38(1) Agreement Regarding Transfer of Accounts between the Company and First National Bank in Brookings dated December 14, 1998

            10.39(1) Subordinated Grid Promissory Note of the Company in favor of J.L.B. of Nevada, Inc. dated August 1, 1997 in the amount of $20,000,000

            10.40(1) Subordinated Grid Promissory Note of the Company in favor of J.L.B. of Nevada, Inc. dated October 23, 1997 in the amount of $5,000,000

            10.41(1) Subordinated Grid Promissory Note of the Company in favor of J.L.B. of Nevada, Inc. dated November 21, 1997 in the amount of $5,000,000

            10.42(4) Receivables Purchase Agreement, dated as of May 31, 2000, by and between The Credit Store, Inc. and TCS Funding IV, Inc.

            10.43.1(4)  Master Credit and Security Agreement, dated as of May
                        31, 2000, by and among TCS Funding IV, Inc., The Credit Store, Inc., and Miller & Schroeder Investments Corporation.

            10.43.2 Credit and Security Agreement, dated as of May 1, 2001, by and among TCS Funding V, Inc., The Credit Store, Inc., and Miller & Schroeder Investments Corporation.

            10.43.3 Receivables Purchase Agreement dated May 1, 2001, by and between The Credit Store, Inc. and TCS Funding V, Inc.

            10.44(4) Account Purchase Agreement, dated as of October 31, 2000, by and among The Credit Store, Inc. and Credit Services, Inc.

            10.45(4) Converted Accounts/Receivables Sale Agreement, dated as of October 31, 2000, by and among Credit Store Services, Inc. and The Credit Store, Inc.

            10.46(4) Master Loan and Servicing Agreement, dated October 31, 2000, by and among Credit Store Services, Inc., The Credit Store, Inc., and The Varde Fund IV-A.**

            10.47(4) Repurchase Agreement, dated November 22, 2000, by and between Bank of Hoven and The Credit Store, Inc.

            10.47.1 Amendment dated February 27, 2001 to the Repurchase Agreement dated November 22, 2000, by and between Bank of Hoven and The Credit Store, Inc.

            10.47.2 Amendment dated May 31, 2001 to the Repurchase Agreement dated November 22, 2000, by and between Bank of Hoven and The Credit Store, Inc.

            10.48(5) Separation Agreement and Release by and between The Credit Store, Inc. and Martin Burke dated December 11, 2000.

            10.49(5) Secured Promissory Note of American Credit Alliance, Inc. in favor of J.L.B. of Nevada, Inc. dated August 16, 1996 in the amount of $880,000.

            10.50 Amendment to Subordinated Grid Promissory Notes, dated May 4, 2001, made by The Credit Store, Inc., to the order of J.L.B. Nevada, Inc. in the respective original principal amounts of $20,000,000, $5,000,000 and
                        $5,000,000 dated respectively August 1, 1997, October 23, 1997 and November 21, 1997 and Secured Promissory Note made by American Credit Alliance, Inc., to the order of J.L.B. of Nevada, Inc. in the original principal amount of $880,000 dated August 16, 1996.

            12          Computation of Ratios of Earnings to Fixed Charges

            21          List of Subsidiaries

            23.1        Consent of Grant Thornton LLP

            23.2*       Consent of Legal Counsel to the Company (contained in
                        Exhibit 5)

            24(5)       Powers of Attorney

            25* Form T-1, Statement of Eligibility and Qualification of U.S. Bank Trust National Association, as Trustee

----------
(1) Filed with the Securities and Exchange Commission as an exhibit to the issuer's registration statement on Form 10 filed February 24, 2000 (File No. 000-28709) and incorporated herein by reference.
(2) Filed with the Securities and Exchange Commission as an exhibit to the issuer's registration statement on Form S-8 filed July 26, 2000 (File No. 333-42278) and incorporated herein by reference.
(3) Filed with the Securities and Exchange Commission as an exhibit to the issuer's annual report on Form 10-K for the period ended May 31, 2000 (File No. 001-16083) and incorporated herein by reference.
(4) Filed with the Securities and Exchange Commission as an exhibit to the issuer's quarterly report on Form 10-Q for the period ended November 30, 2000 (File No. 001-16083) and incorporated herein by reference.
(5) Filed with the Securities and Exchange Commission as an exhibit to the issuer's registration statement on Form S-1 filed March 2, 2001 (File No. 333-56456) and incorporated herein by reference.

** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.
* To be filed by amendment.